As filed with the Securities and Exchange Commission on August 12, 2026.

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Betterware de México, S.A.P.I. de C.V.

(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of registrant’s name into English)

Mexico (State or other jurisdiction incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)

Cruce Carretera Gdl-Ameca Huaxtla Km 5
El Arenal, Jalisco
México
+52 (33) 3836-0500
(Address and telephone number of registrant’s principal executive offices)

Corporate Services Company
251 Little Falls Drive
Wilmington, DE 19808
(866) 403-5272
(Name, address and telephone number of agent for service)

Copies to:

Flora R. Perez, Esq.
Greenberg Traurig, P.A.
401 East Las Olas Boulevard,
Suite 2000
Fort Lauderdale, FL 33301
(954) 765-0500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information in this prospectus is not complete and may be changed. No securities may be sold pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 12, 2026

PROSPECTUS

Betterware de México, S.A.P.I. de C.V.

Up to 2,241,133 Ordinary Shares (for resale)

This prospectus relates to the offer and sale or other disposition, from time to time, by the selling security holder named herein (the “Selling Holder”) of an aggregate of up to 2,241,133 of our ordinary shares, no par value, issued to the Selling Holder in connection with the Tupperware Acquisition (as defined herein). We are registering the offer and sale of the securities described above to satisfy certain registration rights we have granted to the Selling Holder in connection with the Tupperware Acquisition. The Selling Holder may offer the securities from time to time as described in the section entitled “Plan of Distribution” at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices.

We will not receive any proceeds from the sale of the ordinary shares by the Selling Holder pursuant to this prospectus. We will pay the expenses in connection with the preparation of this prospectus and associated with the sale of securities pursuant to this prospectus. Our registration of the securities covered by this prospectus does not mean that either the Selling Holder will issue, offer or sell, as applicable, any of the securities.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

The ordinary shares are traded on the New York Stock Exchange (the “NYSE”) under the symbol “BWMX.” On August 11, 2026, the closing price of the ordinary shares was $16.30 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 7 and in any applicable prospectus supplement.

None of the U.S. Securities and Exchange Commission or any state securities commission has approved or disapproved of the securities or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______, 2026.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf’ registration process. Under this shelf registration process, the Selling Holder may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. The Selling Holder may use the shelf registration statement to sell or otherwise dispose of up to an aggregate of 2,241,133 of our ordinary shares from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Holder offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the ordinary shares being offered and the terms of the offering the Selling Holder may, from time to time, issue, offer and sell or otherwise dispose of, as applicable, any combination of the securities described in this prospectus in one or more offerings.

Any document incorporated by reference in this prospectus and any prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or incorporated by reference modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Holder have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Holder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described or incorporated by reference herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Unless otherwise stated or unless the context otherwise requires, the terms (i) “we,” “us,” “our,” “Company,” the “Group”, “the Group BeFra” or “BeFra” refer to Betterware de México, S.A.P.I. de C.V., and its subsidiaries on a consolidated basis, (ii) “Betterware,” “BTW,” “BWM” and “BW” refer to Betterware de México, S.A.P.I. de C.V. on a standalone basis, (iii) “JAFRA” or “Jafra” refers to Jafra Cosmetics International, Inc., Jafra Mexico Holding Company, B.V., Distribuidora Comercial Jafra, S.A. de C.V., Jafra Cosmetics International, S.A. de C.V., Jafra Cosmetics, S.A. de C.V., Serviday, S.A. de C.V., Jafrafin, S.A. de C.V. and Distribuidora Venus, S.A. de C.V., on a consolidated basis and (iv) “Tupperware Latin America” refers to the Tupperware brand’s operating assets in Latin America, primarily in Mexico and Brazil, including Dart, S.A. de C.V. (“Dart Mexico”), Dart do Brasil Industria e Comercio Ltda. (“Dart Brazil”) and Cav Sul Centro de Apoio de Vendas de Produtos Pessoais e Artigos para Lar Ltda. (“Cav Sul”) acquired by the Company on June 2, 2026.

Unless otherwise indicated, references in this prospectus to “dollars” and “$” are to U.S. Dollars, references in this prospectus to “Ps.” and “MXN” are to Mexican Pesos, references in this prospectus to “R$” and “BRL” are to Brazilian Reais and financial information presented in this prospectus is prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, or IASB or “IFRS.”

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TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

MARKET AND INDUSTRY DATA

This prospectus contains industry, market and competitive position data that are based on general and industry publications, surveys and studies conducted by third parties, some of which may not be publicly available, and our own internal estimates and research. Third-party publications, surveys and studies generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. These data involve a number of assumptions and limitations and contain projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. We caution you not to give undue weight to such projections, assumptions and estimates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made in this prospectus and the documents incorporated by reference into this prospectus may constitute forward-looking statements within the meaning of the United States federal securities laws. Forward-looking statements provide our current expectations or forecasts of future events, including our financial condition, results of operations, earnings outlook and prospects. Forward-looking statements include statements about our expectations, beliefs, plans, goals, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “guideline,” “project,” “target,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters.

The forward-looking statements are based on the current expectations of the management and are inherently subject to uncertainties and changes in circumstance and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Given these uncertainties, you should not rely upon forward looking statements as predictions of future events. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the Securities and Exchange Commission (“SEC”) by Betterware and the following:

•	the inability to profitably expand into new markets;

•	the possibility that the Group may be adversely affected by external economic, business and/or competitive factors;

•	operational risk;

•	financial performance;

•	litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on the Group’s resources;

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•	changes in our investment commitments or our ability to meet our obligations thereunder;

•	natural disaster-related losses which may not be fully insurable;

•	epidemics, pandemics and other public health crises;

•	geopolitical risk;

•	changes in applicable laws or regulations; and

•	changes in interest rates or foreign exchange rates.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of the Company prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

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PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus or incorporated by reference in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus and the information incorporated by reference in this prospectus carefully, including our financial statements and the related notes included in this prospectus, the information incorporated by reference in this prospectus and the information set forth under the heading “Risk Factors,” before deciding to invest in our ordinary shares.

The Company

We are a company in the consumer product goods industry, focused on building meaningful brands that the consumer appreciates. We commercialize directly to the customer through a modern form of person to person selling. We operate and report three segments – Betterware, Jafra and Tupperware:

•	Betterware (BWM) is our home organization segment, which is comprised of seven different categories: kitchen and food preservation, home solutions, bathroom, laundry & cleaning, tech and mobility, bedroom and wellness. For the years 2025, 2024 and 2023, this segment represented 39.9%, 42.5% and 44.0%, respectively, of our net revenue on a consolidated basis.

•	Jafra (JAFRA) is our beauty and personal care segment, which is comprised of four main categories: fragrance, color, skin care and toiletries. For the years 2025, 2024 and 2023, this segment represented 60.1%, 57.5% and 56.0% of our net revenue on a consolidated basis.

•	Tupperware (TW) is our food storage and drinkware segment, which is comprised of four categories: food containment, drinkware, kitchen and kids products. We acquired Tupperware Latin America’s operating assets, located primarily in Mexico and Brazil, on June 2, 2026.

Our business model is tailored mainly to Mexico’s geographic, demographic and economic dynamics, where communities are small and scattered across the country, with very low retail penetration and difficult to fulfill last mile logistics. Management is working to extend its business model to the other countries in the Americas where we have started operations such as Guatemala, the United States and Andean Region (Ecuador, Peru and Colombia).

Home Organization Segment (BWM)

We believe Betterware is a leading direct-to-customer company in Mexico. Our home organization segment is focused on creating innovative products that solve specific needs regarding organization, practicality, space-saving and hygiene within the household, with a wide product portfolio including home solutions, kitchen and food preservation, technology and mobility, bedroom, bathroom, laundry and cleaning, well-being and other categories that include products and solutions for every corner of the household. All of our home organization products are manufactured by more than 350 certified manufacturers in China and Mexico and then delivered to BWM’s warehouse in El Arenal, Jalisco where we process and pack the products.

Beauty and Personal Care Segment (JAFRA)

Our beauty and personal care segment has a portfolio of products within four main categories: fragrances, color, skin care and toiletries. We believe JAFRA is a leader in the Mexican fragrance market and in 2025, our beauty and personal care segment’s products were sold through 12 promotional catalogues published monthly. Almost all of our beauty and personal care segment’s products are produced in our facility located in Queretaro, México and distributed across Mexico and in some cities of the United States through our distribution center located in Lerma, Mexico. Our beauty and personal care segment has one of the biggest distribution networks of leaders and consultants in Mexico reaching more than 9,600 cities in 2025 and 2024.

Food Storage and Drinkware Segment (TW)

Tupperware is a global consumer products brand, known for its premium food storage, kitchen preparation and household organization products. In Latin America, particularly Mexico and Brazil, Tupperware has established profitable operating platforms, supported by its brand recognition, vertically integrated manufacturing facilities, distribution infrastructure and network of independent sales representatives.

Tupperware Acquisition

On June 2, 2026, we acquired Tupperware Latin America’s operating assets, located primarily in Mexico and Brazil, the region’s core markets (the “Tupperware Acquisition”), following receipt of all required regulatory approvals, including clearance from Mexico’s antitrust authority, approval of our shareholders, and satisfaction of all other applicable closing conditions. As part of the Tupperware Acquisition, we also acquired a perpetual, royalty-free, and exclusive license for the “Tupperware” brand for the entire LatAm region (subject only to a license previously granted in Argentina and that expires per its own terms on the third quarter of 2026). The transaction was announced on January 19, 2026 and closed on June 2, 2026.

The total consideration for the Tupperware Acquisition was US$250 million, paid on a debt-free, excess-cash-free basis, consisting of (i) US$215 million in cash and (ii) US$35 million in the form of 2,241,133 newly issued ordinary shares. The cash portion of the consideration was financed through a syndicated term loan with Betterware as the borrower, maturing in April 2031, with proceeds used primarily to finance the acquisition and related transaction costs. The loan is secured by a cross-border collateral package, including pledges over the shares of Dart Mexico, Dart Brazil and Cav Sul and guarantees governed by Mexican and Brazilian law, and is subject to customary financial covenants, affirmative and negative covenants, and events of default.

At closing, we granted certain registration rights with respect to the ordinary shares issued in the transaction. Additionally, the issued ordinary shares are subject to lock-up for up to nine months after the closing of the transaction, except for certain exempt transfers.

Tupperware Latin America has historically been a profitable regional business within the global Tupperware organization. Backed by more than 140 distributors and more than 200,000 independent sales representatives, its vertically integrated operations with world-class manufacturing plants in Mexico (65% utilization) and Brazil (50% utilization) have driven consistently high EBITDA margins and strong free cash flow generation. We hope to renew Tupperware’s previous focus on consumer-driven product innovation and an elevated value proposition, supported by the deep industry experience of our executives.

The Tupperware Acquisition is intended to further our strategy of building the leading direct-selling consumer products platform in Latin America. With the addition of Tupperware Latin America, our portfolio now comprises three iconic brands — Betterware, Jafra, and Tupperware — operating across product categories including innovative home solutions, beauty, and personal care. Tupperware Latin America will operate as an independent business unit within our platform, preserving its distinctive consumer value proposition while benefiting from our proven commercial growth model, which includes product innovation, distributor productivity enhancement, technology and business intelligence capabilities, and operational excellence.

Immediately following the Tupperware Acquisition, the total number of outstanding shares of the Company was 39,485,053.

Corporate Information

Betterware de México, S.A.P.I. de C.V. (formerly Betterware de México, S.A.B. de C.V.), is a Mexican sociedad anónima promotora de inversión de capital variable that was incorporated under the laws of Mexico in 1995. The company’s headquarters are located in the city of Jalisco, Mexico, and its main registered office is located at Gdl-Ameca-Huaxtla km-5, El Arenal Jalisco, 45350, México, and the telephone number is +52 (33) 3836-0500. Our ordinary shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “BWMX.” Our website address is https://www.befra.com. Our website and the information contained on, or that can be accessed through, our website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus.

Foreign Private Issuer

We qualify as a “foreign private issuer” under U.S. securities laws. As long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from compliance with certain laws and regulations of the Exchange Act including, but not limited to, those related to the solicitations of proxies, consents or authorizations, those related to certain executive compensation disclosure rules, and those requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K.

We intend to take all actions necessary for us to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and the NYSE corporate governance rules and listing standards. Because we are a foreign private issuer, our officers, directors and principal shareholders are not subject to the short-swing profit rules under Section 16 of the Exchange Act. They are, however, subject to the obligations to report changes in share ownership under Section 13 and Section 16 of the Exchange Act and related SEC rules.

We may utilize these exemptions until such time as we are longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

Controlled Company

As of the date of this prospectus, Campalier S.A. de C.V. directly holds approximately 51.4% of our outstanding ordinary shares. As a result, we are a “controlled company” under the NYSE rules and are permitted to rely on certain corporate governance exemptions.

THE OFFERING

We are registering the resale by the Selling Holder or their permitted transferees of up to 2,241,133 ordinary shares. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 7 of this prospectus.

The following information is as of August 12, 2026 and does not give effect to issuances of ordinary shares after such date.

Resale of Ordinary Shares

Ordinary shares offered by the Selling Holder	Up to 2,241,133 ordinary shares issued in connection with the Tupperware Acquisition

Use of proceeds	We will not receive any proceeds from the sale of the ordinary shares to be offered by the Selling Holder

Risk factors	See the section titled “Risk Factors” beginning on page 7 of this prospectus and other information included in this prospectus for a discussion of factors that you should consider carefully before deciding to invest in our ordinary shares

NYSE symbol	“BWMX”

RISK FACTORS

An investment in our ordinary shares involves a high degree of risk. Before making an investment decision, you should carefully review the risks and uncertainties under the heading “Risk Factors” contained in our most recent annual report on Form 20-F, and in our updates, if any, to those risk factors in our reports of foreign private issuer on Form 6-K, and the specific additional risk factors included below, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks discussed below are not the only risks we face.

Additional risks or uncertainties not currently known to us, or that we currently deem immaterial, may also have a material adverse effect on our business, financial condition and operating results. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

Our revenue and profitability may be affected if we fail to acquire new companies or integrate those that we have already acquired, such as Jafra and Tupperware.

We consider acquisitions a useful instrument to complement our organic growth. We opportunistically explore acquiring other businesses and assets, such as Jafra and Tupperware Latin America.

However, we may face financial, managerial and operational challenges, including diversion of management attention and resources needed for existing operations, difficulties with integrating acquired businesses, integration of different corporate cultures, increased expenses, potential dilution of our brand, assumption of unknown liabilities, potential disputes with the sellers and the need to evaluate the financial systems of and establish internal controls for acquired entities. Further, we seek out acquisitions of companies that maintain the same high quality standards that we maintain, and if we misjudge or overestimate products quality standards, we may not be able to use these products or implement the strategies that were the primary reason for the corresponding acquisition, which would lead to a significant loss both financially and in time spent by our teams trying to integrate the products or implement the strategy.

In addition, our ability to realize the benefits we anticipate from our acquisition activities, including any anticipated sales growth, cost synergies and other anticipated benefits, will depend in large part upon whether we are able to integrate such businesses efficiently and effectively. Integration is an ongoing process, and we may not be able to fully integrate such businesses smoothly or successfully, and the process may take longer than expected. Further, the integration of certain operations and the differences in operational culture following such activity will continue to require the dedication of significant management resources, which may distract management’s attention from day-to-day business operations.

There may also be unasserted claims or assessments that we failed or were unable to discover or identify in the course of performing due diligence investigations of target businesses. While we normally negotiate representation and warranties and related indemnification in relation to such acquisitions, these may not be enough to cover our exposure if a significant liability arises in connection with any acquisition agreement. We cannot assure you that these indemnification provisions will protect us fully or at all, and as a result we may face unexpected liabilities that could adversely affect our business, financial condition and results of operations.

If we are unable to successfully integrate the operations of Jafra, Tupperware Latin America or any other acquired business into our business, we may be unable to realize the sales growth, cost synergies and other anticipated benefits of such transactions, and our business, results of operations and cash flow could be materially adversely affected.

Our indebtedness and any future inability to meet any of our obligations under our indebtedness could adversely affect us by reducing our flexibility to respond to changing business and economic conditions.

As of June 30, 2026, we had $423.6 million in outstanding indebtedness (current and non-current borrowings). Our total indebtedness increased materially as a result of the debt financing we incurred in connection with the Tupperware Acquisition, which closed on June 2, 2026. We funded $215 million of the $250 million total consideration for the Tupperware Acquisition with debt, which increased our leverage from approximately 1.5x to approximately 2.6x. The debt is in the form of a syndicated term loan maturing in April 2031. The loan is secured by a cross-border collateral package, including pledges over the shares of Dart Mexico, Dart Brazil and Cav Sul and guarantees governed by Mexican and Brazilian law, and is subject to customary financial covenants, affirmative and negative covenants, and events of default. These provisions may, among other things, restrict the Company’s operational flexibility, require the maintenance of certain financial ratios, and limit its ability to take certain actions, which could adversely affect its business, financial condition, and results of operations. There can be no assurance that the assets acquired in the Tupperware Acquisition will generate sufficient cash flows to service this additional indebtedness, that anticipated synergies will be realized on the expected timeline or at all, or that our leverage will not increase beyond current levels as a result of deterioration in the performance of the acquired business or the broader macroeconomic environment.

We rely on obtaining financing and refinancing of existing indebtedness to operate our business, implement our strategy and grow our business. Disruptions in the global credit markets and their effect on the global and Mexican economies could materially adversely affect our business. We may also incur additional working capital lines of credit to meet future financing needs, subject to certain restrictions under our indebtedness, which would increase our total indebtedness. We may be unable to generate sufficient cash flow from operations and future borrowings, and other financing may be unavailable in an amount sufficient to enable us to fund our current and future financial obligations or our other liquidity needs, which would have a material adverse effect on our business, prospects, financial condition, liquidity and results of operations as well as reduce the availability of our cash flow to fund working capital, operations, capital expenditures, dividend payments, strategic acquisitions, expansion of our operations and other business activities.

Our indebtedness could have material negative consequences on our business, prospects, financial condition, liquidity, results of operations and cash flows, including the following:

•	limitations on our ability to obtain additional debt financing sufficient to fund growth, such as working capital and capital expenditures requirements or to meet other cash requirements, in particular during periods in which credit markets are weak;

•	a downgrade in our credit ratings;

•	a limitation on our flexibility to plan for, or react to, competitive challenges in our business and industry;

•	the possibility that we are put at a competitive disadvantage relative to competitors with less debt or debt with more favorable terms than us, and competitors that may be in a more favorable position to access additional capital resources and withstand economic downturns;

•	limitations on our ability to execute business development activities to support our strategies or ability to execute restructuring as necessary; and

•	limitations on our ability to invest in recruiting, retaining, and servicing our distributors, leaders and consultants.

Certain of our indebtedness contains customary covenants, including, among other things, limits on the ability of the company and any restricted subsidiary to, subject to certain exceptions, incur liens, incur debt, merge, consolidate or dispose of all or substantially all of its assets. A breach of any of these covenants could result in a default under the applicable indebtedness, which could trigger cross-default or cross-acceleration provisions under our other debt instruments, any of which could have a material adverse effect on our business, financial condition, and results of operations.

Risks Related to Ownership of our Ordinary Shares

The trading price of ordinary shares could be volatile, and the value of our ordinary shares may decline.

We cannot predict the prices at which our ordinary shares will trade. The price of our ordinary shares is likely to be volatile and could be subject to fluctuations in response to various factors, some of which are beyond our control.

These fluctuations could cause you to lose all or part of your investment in our ordinary shares as you might be unable to sell your shares at or above the price you paid. Factors that could cause fluctuations in the trading price of our ordinary shares include the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	changes in operating performance and stock market valuations of other companies generally, or those in our industry in particular;

•	sales of our ordinary shares by shareholders;

•	failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by securities analysts who follow us, or our failure to meet these estimates or the expectations of investors;

•	the financial projections we may provide to the public, any changes in those projections, or our failure to meet those projections;

•	announcements by us or our competitors of new offerings or contracts;

•	the public’s reaction to our press releases, other public announcements, and filings with the SEC;

•	changes in how customers perceive the benefits of our products and services, and future products and services;

•	rumors and market speculation involving us or other companies in our industry;

•	actual or anticipated changes in our results of operations or fluctuations in our results of operations;

•	actual or anticipated developments in our business, our competitors’ businesses, or the competitive landscape generally;

•	litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	any security breach or incident involving data stored or processed by us or on our behalf;

•	announced or completed acquisitions of businesses, commercial relationships, offerings, services, or products by us or our competitors;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidelines, interpretations, or principles;

•	any significant change in our management;

•	war or other hostilities; and

•	general economic conditions and slow or negative growth of our markets.

In addition, the trading price of our ordinary shares could decline for reasons unrelated to our business, financial condition or results of operations. The trading price of our ordinary shares might decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, following periods of volatility in the trading price of a company’s securities, securities class action litigation has often been brought against that company. If our share price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources from our business.

This could have an adverse effect on our business, financial condition and results of operations.

Sales of our ordinary shares, or the perception of such sales, including by the Selling Holder pursuant to this prospectus, in the public market or otherwise could cause the market price for our ordinary shares to decline.

The sale of our ordinary shares in the public market or otherwise, including sales pursuant to this prospectus, or the perception that such sales could occur, could harm the prevailing market price of our ordinary shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that it deems appropriate. Resales of our ordinary shares may cause the market price of our securities to drop significantly, regardless of the performance of our business.

The ordinary shares being offered for resale under this prospectus represent approximately 5.7% of the outstanding ordinary shares as of the date of this prospectus. Such shares are subject to lock-up restrictions pursuant to which the Selling Holder has agreed not to transfer, assign or sell such shares until February 27, 2027, subject to certain exceptions. Given the substantial number of ordinary shares being registered for potential resale by the Selling Holder pursuant to this prospectus, the sale of ordinary shares, or the perception in the market that the Selling Holder intends to sell the ordinary shares it holds, could increase the volatility of the market price of our ordinary shares or result in a significant decline in the public trading price of our ordinary shares.

Our issuance of additional ordinary shares in connection with financings, acquisitions or otherwise may dilute all other shareholders.

We may raise capital through equity financings in the future or we may acquire or make investments in complementary companies, offerings or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause shareholders to experience significant dilution of their ownership interests and the per share value of our ordinary shares to decline.

Our status as a controlled company exempts us from certain of the corporate governance standards of the NYSE, limiting the protections afforded to investors.

We are a “controlled company” within the meaning of the NYSE corporate governance standards because Campalier S.A. de C.V. directly holds approximately 51.4% of our outstanding ordinary shares. Under the NYSE rules, a controlled company is exempt from certain NYSE corporate governance requirements. From time to time, we may rely on the exemptions available to controlled companies. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all NYSE corporate governance requirements.

USE OF PROCEEDS

All of the securities offered by the Selling Holder pursuant to this prospectus will be sold by the Selling Holder for their account. We will not receive any of the proceeds from these sales.

The Selling Holder will pay any underwriting commissions and discounts, and expenses incurred by the Selling Holder for brokerage, marketing costs, or legal services (other than those detailed below). We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, securities or blue sky law compliance fees, the NYSE listing fees and expenses of our counsel and our independent registered public accounting firm, and fees and expenses of one legal counsel.

DIVIDEND POLICY

We have created an Investment Committee which evaluates and recommends to the Board of Directors whether or not to pay dividends. For a history of dividends paid by us over the prior three years, refer to “Note 21 – Stockholders’ equity - Dividends” in the Notes to the Consolidated Financial Statements in our Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on April 30, 2026 and incorporated by reference herein. For information regarding Mexican law dividend restrictions, including legal reserve requirements, refer to “Note 21 – Stockholders’ equity - Legal Reserve” in the Notes to the Consolidated Financial Statements in our Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on April 30, 2026 and incorporated by reference herein.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2026.

The following table should be read in conjunction our financial statements and related notes that are incorporated by reference into this prospectus and the other financial information included or incorporated by reference into this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

As of June 30, 2026 (in Thousands of Mexican Pesos)	Actual (Unaudited)
Cash and cash equivalents	521,072
Debt[1]	7,400,145
Stockholders’ Equity:
Ordinary shares, no par value per share, 39,485,053 shares issued and outstanding as of June 30, 2026; The variable capital stock of the Company is unlimited.	928,580
Share premium account	(25,264)
Retained earnings	1,380,110
Other comprehensive income	(7,686)
Non-controlling interest	(1,790)
Total shareholders’ (deficit) equity	2,273,950
Total capitalization	9,674,095

1.	Consists of (a) Ps.886,742,000 of short-term debt and borrowings and (b) Ps.6,513,403,000 of long-term debt and borrowings and (c) excludes lease liabilities.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On June 2, 2026, BeFra acquired 100% of the equity interests in Dart Mexico, Dart Brazil and CAV Sul (collectively, the “Acquired Entities”) which represents Tupperware’s principal operating assets in Latin America together with a perpetual, royalty-free and exclusive license to use the “Tupperware” brand throughout Latin America (the “Tupperware Acquisition”). The Tupperware Acquisition was completed on June 2, 2026. The aggregate purchase price was US$250 million, on a debt-free, excess-cash-free basis, consisting of US$215 million in cash funded with debt and 2,241,133 newly issued ordinary shares (the “Acquisition Shares”) of Betterware de México, S.A.P.I. de C.V. (“BeFra” or the “Company”).

The following unaudited pro forma condensed combined statement of operations and balance sheet (the “pro forma statement of operations” and “pro forma balance sheet”) present the historical consolidated financial information of BeFra, adjusted to give effect to the Tupperware Acquisition, including a new syndicated term loan with Betterware as the borrower, maturing in April 2031 and the issuance of the Acquisition Shares, as if it had been consummated on January 1, 2025 for purposes of the pro forma statement of operations and December 31, 2025 for purpose of the proforma balance sheet. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X Pro Forma Financial Information using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information.

The acquired Mexico operations (the “Tupperware Mexico Business”) were historically conducted through Dart, the manufacturing entity; and other affiliate companies through which finished products were sold to customers and which provided administrative and sales-personnel services.

The acquired Brazil operations (the “Tupperware Brazil Business”) were historically conducted through two operating entities: Dart Brasil, the manufacturing entity, and CAV Sul, the entity through which finished products were sold to customers.

The accompanying unaudited pro forma condensed combined statement of operations and balance sheet combine the historical audited consolidated financial statements of BeFra (derived from its Annual Report on Form 20-F) with the historical audited financial statements of each of the Acquired Entities included in this prospectus.

The pro forma statement of operations and balance sheet are presented for illustrative and informational purposes only. It does not purport to represent what the actual combined results of operations would have been had the Tupperware Acquisition occurred on the date indicated, nor is it necessarily indicative of future results of operations. It does not reflect any cost savings, operating synergies or revenue enhancements that may be realized, or any costs that may be incurred to achieve them.

The pro forma statement of operations and balance sheet should be read together with:

•	BeFra’s consolidated financial statements and related notes filed with, or furnished to, the U.S. Securities and Exchange Commission on Form 20-F.

•	Dart Mexico’s historical audited financial statements and related notes for the twelve months ended December 31, 2024 and 2025 included in this prospectus.

•	Dart Brazil’s historical audited financial statements and related notes for the twelve months ended December 31, 2024 and 2025 included in this prospectus.

•	CAV Sul’s historical audited financial statements and related notes for the twelve months ended December 31, 2024 and 2025 included in this prospectus.

Betterware de México, S.A.P.I. de C.V.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2025

BeFra (per 20-F)	Dart M éxico	Dart do Brasil	CAV sul	Eliminations	Combined	Pro Forma Adjustments	Pro Forma Combined
(In thousands of Mexican pesos)	A	B	C	D	E	F = A+B+C+D+E	G	H = F+G
Revenue	14,243,015	1,737,935	1,230,319	953,384	(536,179)	17,628,474	—	17,628,474
Cost of sales	(4,762,760)	(1,476,145)	(844,559)	(480,018)	643,683	(6,919,799)	(16,488)	(6,936,287)
Gross profit	9,480,255	261,790	385,760	473,366	107,504	10,708,675	(16,488)	10,692,187
Administrative expenses	(2,446,350)	—	(403,101)	(72,068)	—	(2,921,519)	—	(2,921,519)
Selling expenses	(4,079,141)	—	(178,893)	(256,739)	(4,514,773)	(56,848)	(4,571,621)
Distribution expenses	(697,251)	—	—	—	—	(697,251)	—	—	(697,251)
Operating expenses	—	(168,920)	—	—	—	(168,920)	—	(168,920)
Other operating expenses	—	(26,452)	(7,786)	(2,263)	—	(36,501)	—	(36,501)
Total operating expenses	(7,222,742)	(195,372)	(589,780)	(331,070)	(8,338,964)	(56,848)	(8,395,812)
Other expenses	—	—	—	—	—	—	—	—
Other income	—	100,038	—	—	—	100,038	—	100,038
Operating income	2,257,513	166,456	(204,020)	142,296	107,504	2,469,749	(73,336)	2,396,413
Financing income (cost):
Interest expense	(541,045)	(14,623)	(8,335)	—	—	(564,003)	(297,096)	(861,099)
Interest income	34,090	—	3,496	34,912	—	72,498	—	72,498
Gain (loss) in valuation of derivative financial instruments	(108,846)	—	—	—	—	(108,846)	—	(108,846)
Foreign exchange gain	226,451	—	256	—	—	226,707	—	226,707
Foreign exchange loss	(146,378)	(26,834)	(3,997)	(14,794)	—	(192,003)	—	(192,003)
Financing income (cost), net	(535,728)	(41,457)	(8,580)	20,118	(565,647)	(297,096)	(862,743)
Income before income taxes	1,721,785	124,999	(212,600)	162,414	107,504	1,904,102	(370,432)	1,533,670
Income taxes:
Current	(587,114)	(56,094)	—	(54,435)	—	(697,643)	89,129	(608,514)
Deferred	(73,867)	14,419	(19,344)	(2,078)	—	(80,870)	17,054	(63,816)
Total income taxes	(660,981)	(41,675)	(19,344)	(56,513)	(778,513)	106,183	(672,330)
Net income for the year	1,060,804	83,324	(231,944)	105,901	107,504	1,125,589	(264,249)	861,340

See the accompanying notes to the unaudited pro forma condensed combined Statement of operations

Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations

Note 1 — Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information. The historical information of the Company and the Acquired Entities is presented in accordance with IFRS and rules of the Securities and Exchange Commission (the “SEC”).

The Tupperware Acquisition will be accounted for as a business combination using the acquisition method in accordance with IFRS 3, Business Combination.

The unaudited pro forma condensed combined Statement of Operations has been prepared by presenting the historical financial information of Betterware de México, S.A.P.I. de C.V. (BeFra) together with the historical financial information of the acquired entities, consisting of Dart Mexico, Dart Brazil and Cav Sul. Historical transactions among the acquired entities have been eliminated to present the historical financial information of the acquired business on a combined basis.

The resulting historical combined financial information has then been adjusted to reflect the transaction accounting adjustments required by IFRS 3, Business Combinations, including the preliminary allocation of the purchase consideration, acquisition financing and other transaction-related adjustments directly attributable to the Tupperware Acquisition.

The transaction accounting adjustments are based on management's preliminary estimates and assumptions and are subject to change as additional information becomes available during the IFRS 3 measurement period. Accordingly, the unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not purport to represent what the combined company's financial position or results of operations would actually have been had the Tupperware Acquisition occurred on the dates assumed, nor is it necessarily indicative of the future financial position or results of operations of the combined company.

The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies, or cost savings that may result from the integration. The pro forma adjustments represent the Company’s best estimates and are based upon currently available information and certain assumptions that the Company believes are reasonable under the circumstances.

Note 2 — Tupperware Acquisition

On June 2, 2026, the Company acquired 100% of the equity interests in the Acquired Entities which represents Tupperware’s principal operating assets in Mexico and Brazil, the region’s core markets following receipt of all required regulatory approvals, including clearance from Mexico's antitrust authority, approval of the shareholders, and satisfaction of all other applicable closing conditions. As part of the Tupperware Acquisition, the Company also acquired a perpetual, royalty-free, and exclusive license for the “Tupperware” brand for the entire LatAm region.

The total consideration for the Tupperware Acquisition was US$250 million, paid on a debt-free, excess-cash-free basis, consisting of (i) US$215 million in cash and (ii) US$35 million in the form of 2,241,133 newly issued ordinary shares. Following the issuance, the total number of ordinary shares outstanding increased to 39,485,053 on a pro forma basis, from 37,243,920 shares outstanding immediately prior to the transaction. The cash portion of the consideration was financed through a syndicated term loan with BeFra as the borrower, maturing in April 2031, with proceeds used primarily to finance the acquisition and related transaction costs. The loan is secured by a cross-border collateral package, including pledges over the shares of the Acquired Entities and guarantees governed by Mexican and Brazilian law, and is subject to customary financial covenants, affirmative and negative covenants, and events of default.

The following table summarizes the components of the purchase consideration for the Tupperware Acquisition:

(in USD)	Amount
Cash consideration:	$215,000,000
Price consideration allocated in shares:	$35,000,000
Number of ordinary shares of BeFra issued:	2,241,133
Per share:	$15.6171
Total purchase price consideration:	$250,000,000

The following is a preliminary estimate of the assets acquired and the liabilities assumed by BeFra in the transaction, reconciled to estimated purchase consideration:

Net Assets Identified	Preliminary Estimate of Fair Value
(Thousand Mexican Pesos)
Cash and cash equivalents	52,161
Trade and other receivables	661,111
Inventories	345,024
Prepaid expenses	89,251
Income tax recoverable	100,434
Other current assets	2,277
Property, plant and equipment, net	638,427
Right-of-use assets, net	55,549
Deferred income tax	159,239
Intangible assets, net	3,589,660
Other non- current assets	37,717
Trade and other payables	829,209
Dividends payable	56,963
Labor obligations	63,662
Short-term lease liability	32,748
Statutory employee benefits	104,774
Long-term lease liability	42,298
Provision for contingencies	21,196
Total Net Assets Identified	4,580,000
Value Conveyed
Cash consideration:	3,938,800
Price consideration allocated in shares:	641,200
Total Preliminary Purchase Consideration	4,580,000

Note 3 — Pro Forma Adjustment (Statement of Operations)

The pro forma adjustment to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, is as follows:

(a) Cost of Sales — Reflects the incremental depreciation associated with the production molds acquired as part of the Tupperware Acquisition. Depreciation has been calculated based on the preliminary estimated fair value of the acquired molds and their estimated remaining useful lives.

(b) Selling, general and administrative expenses — Reflects MXN 56,848 thousand of non-recurring transaction costs (advisory, legal, labor, accounting and other) directly attributable to the Tupperware Acquisition. As these costs are non-recurring and are not expected to have a continuing impact on the results of operations of the combined company. The corresponding liability and the related charge to retained earnings are reflected in the unaudited pro forma condensed combined balance sheet (see balance sheet adjustment (d)).

(c) Interest expense — Reflects interest expense associated with the syndicated secured financing obtained to fund the cash portion of the consideration for the Tupperware Acquisition, including the amortization of capitalized debt issuance costs using the effective interest method.

Note 4 — Earnings per Share (EPS)

The unaudited pro forma basic earnings per share (“EPS”) has been calculated by dividing the pro forma net income attributable to common shareholders by the pro forma weighted-average number of common shares outstanding, giving effect to the issuance of 2,241,133 common shares as part of the consideration for the Tupperware Acquisition.

Pro forma net income attributable to common shareholders (MXN thousands)	$861,340
Pro forma weighted-average common shares outstanding	39,485,053
Pro forma basic earnings per share (MXN)	21.81

Betterware de México, S.A.P.I. de C.V.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2025

	BeFra (per 20-F)	Dart México	Dart do Brasil	CAV sul	Eliminations	Combined	Pro Forma Adjustments		Pro Forma Combined
(In thousands of Mexican pesos)	A	B	C	D	E	F = A+B+C+D+E	G		H = F+G
Assets
Current assets:
Cash and cash equivalents	328,344	4,859	1,172	46,130		380,505			380,505
Trade accounts receivable, net	1,181,447	16,373	60,890	27,019	-35,137	1,250,592			1,250,592
Accounts receivable from related parties	—	533,872	22,957	—	-18,714	538,115			538,115
Accounts receivable from property sales	78,862	—	—	—		78,862			78,862
Inventories	1,997,197	137,601	202,594	4,829		2,342,221			2,342,221
Prepaid expenses	91,678	69,712	18,495	1,044		180,929			180,929
Derivative financial instruments						—			—
Income tax recoverable	120,557	34,324	66,110	—		220,991			220,991
Other assets	105,770	—	1,920	357		108,047			108,047
Total current assets excluding assets held for sale	3,903,855	796,741	374,138	79,379	-53,851	5,100,262			5,100,262
Assets held for sale	40,000	—	—	—		40,000			40,000
Total current assets	3,943,855	796,741	374,138	79,379	-53,851	5,140,262			5,140,262
Non-current assets:
Accounts receivable from property sales	24,689	—	—	—		24,689			24,689
Property, plant and equipment, net	1,716,951	250,774	202,591	1,862		2,172,178	183,200	(a)	2,355,378
Right-of-use assets, net	336,588	17,063	33,569	4,917		392,137			392,137
Deferred income tax	452,979	112,755	29,632	—		595,366	17,054		612,420
Income tax recoverable	—	—	455	16,397		16,852			16,852
Compulsory loans	—	—	872	19,512		20,384			20,384
Court deposits	—	—	12,689	40		12,729			12,729
Intangible assets, net	1,503,887	—	13,679	—		1,517,566	3,575,981	(b)	5,093,547
Goodwill	1,599,718	—	—	—		1,599,718			1,599,718
Other assets	14,241	4,604	—	—		18,845			18,845
Total non-current assets	5,649,053	385,196	293,487	42,728		6,370,464			10,146,699
Total assets	9,592,908	1,181,937	667,625	122,107	-53,851	11,510,726	3,776,235		15,286,961
Liabilities and stockholders’ equity
Current liabilities:
Short term debt and borrowings	1,024,467	—	—	—		1,024,467			1,024,467
Accounts payable to suppliers	1,793,744	219,335	23,631	2,189		2,038,899	155,709	(c)	2,194,608
Accounts payable to related parties	—	351,600	86,222	3,741	-53,851	387,712			387,712
Accrued expenses	343,290	—	—	—		343,290			343,290
Provisions and others	722,237	—	—	—		722,237			722,237
Value added tax payable	93,917	—	—	—		93,917			93,917
Tax payable	—	—	—	19,034		19,034			19,034
Dividends payable	—	—	39,620	17,343		56,963			56,963
Labor obligations	—	—	60,816	2,846		63,662			63,662
Tax obligations to be collected	—	—	37,684	—		37,684			37,684
Employee profit sharing payable	146,528	12,242	—	—		158,770			158,770
Lease liability	134,730	17,752	10,066	4,930		167,478			167,478
Other accounts payable	—	—	63,285	5,708		68,993			68,993
Derivative financial instruments	26,238	4,538	—	—		30,776			30,776
Total current liabilities	4,285,151	605,467	321,324	55,791	-53,851	5,213,882	155,709		5,369,591
Non-current liabilities:
Statutory employee benefits	147,991	104,774	—	—		252,765			252,765
Deferred income tax	495,118	—	—	—		495,118			495,118
Lease liability	221,975	12,525	29,773	—		264,273			264,273
Long term debt and borrowings	3,083,187	—	—	—		3,083,187	3,839,939	(d)	6,923,126
Provision for contingencies	—	—	21,081	115		21,196			21,196
Total non-current liabilities	3,948,271	117,299	50,854	115		4,116,539	3,839,939		7,956,478
Total liabilities	8,233,422	722,766	372,178	55,906	-53,851	9,330,421	3,995,648		13,326,069
Stockholder’s equity
Common stock	321,312	235,193	330,467	168		887,140	75,372	(e)	962,512
Share premium account	-25,264	—	—	—		-25,264			-25,264
Retained earnings	1,102,255	205,833	-35,020	66,033		1,339,101	-276,640		1,062,461
Other comprehensive income	-36,990	18,145	—	—		-18,845	-18,145		-36,990
Equity attributable to owners of the Group	1,361,313	459,171	295,447	66,201		2,182,132	-219,413		1,962,719
Non-controlling interest	-1,827	—				-1,827			-1,827
Total stockholders’ equity	1,359,486	459,171	295,447	66,201		2,180,305	-219,413		1,960,892
Total liabilities and stockholders’ equity	9,592,908	1,181,937	667,625	122,107	-53,851	11,510,726	3,776,235		15,286,961

See the accompanying notes to the unaudited pro forma condensed combined balance sheet.

Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet

Note 1 — Basis of Presentation

The accompanying unaudited pro forma condensed combined balance sheet gives effect to the Tupperware Acquisition as if it had occurred on December 31, 2025, and combines the historical statements of financial position of BeFra and the acquired Tupperware Mexico and Brazil businesses as of that date, together with the transaction accounting adjustments described in Note 2. The historical amounts are presented in accordance with IFRS.

The “Combined” column (column D) represents the arithmetic aggregation of the historical balances (columns A, B and C) before giving effect to the acquisition. Because the historical stockholders’ equity of the acquired businesses is eliminated under the acquisition method of accounting, the aggregation is completed through the transaction accounting adjustments (column E); accordingly, the “Combined” column is not intended to balance on a stand-alone basis, whereas the “Pro Forma Combined” column (column F = D + E) presents the combined financial position after giving effect to the acquisition and does balance.

Note 2 — Pro Forma Balance Sheet Adjustments

The accompanying unaudited pro forma condensed combined balance sheet reflects the following transaction accounting adjustments, giving effect to the Tupperware Acquisition as if it had been completed on December 31, 2025. The adjustments are based on management’s preliminary estimates and assumptions and are subject to change upon completion of the purchase price allocation and the final determination of the fair values of the assets acquired and liabilities assumed in accordance with IFRS 3, Business Combinations. The measurement period remains open and any adjustments arising during that period could be material.

(a)	Production molds — Reflects the recognition of MXN 183,200 thousand corresponding to plastic injection production molds acquired in connection with the Tupperware Acquisition. The molds are recognized within property, plant and equipment and are depreciated over their estimated useful lives.

(b)	Perpetual trademark license — Reflects the recognition of an identifiable intangible asset arising from the perpetual, royalty-free and exclusive license to use the “Tupperware” brand throughout Latin America. The carrying amount reflects management’s preliminary purchase price allocation and remains subject to refinement during the IFRS 3 measurement period. The license is considered to have an indefinite useful life and, accordingly, is not amortized but is tested for impairment at least annually; no amortization has therefore been reflected in the pro forma statement of operations.

(c)	Transaction and financing costs — Reflects MXN 56,848 thousand of non-recurring acquisition-related transaction costs (advisory, legal, labor, accounting and other) incurred in connection with the Tupperware Acquisition. The adjustment also reflects MXN 98,861 thousand of capitalized debt issuance costs associated with the syndicated secured loan, presented as a reduction of the carrying amount of the related debt and amortized over the term of the facility using the effective interest method, and MXN 297,096 thousand of interest expense associated with the acquisition financing. Any remaining balance reflected within this adjustment corresponds to the applicable income tax effects of the other transaction accounting adjustments.

(d)	Syndicated secured loan — Reflects MXN 3,839,939 thousand of syndicated secured financing incurred to fund the cash portion of the consideration for the Tupperware Acquisition, recognized within long-term debt and borrowings. The carrying amount is presented net of capitalized debt issuance costs, which amounted to MXN 98,861 thousand and will be amortized over the term of the facility using the effective interest method. The loan matures in April 2031 and is secured by a cross-border collateral package, as described in Note 2 to the pro forma statement of operations.

(e)	Issuance of common stock — Reflects MXN 641,200 thousand common stock issued as part of the consideration transferred, corresponding to 2,241,133 newly issued ordinary shares of the Company.

Other Relevant Information

In connection with the Tupperware Acquisition, and as contemplated by the SPA, the Company did not acquire the commercial agreements that had historically been maintained by another Tupperware entity in Mexico. Rather, prior to the closing of the Tupperware Acquisition, Dart Mexico entered into new commercial agreements, including distribution arrangements, in most cases on terms substantially similar to the prior arrangements, with certain independent distributors whose commercial relationships had historically been maintained by that other Tupperware entity; These new agreements were entered into directly by Dart Mexico to facilitate continuity of certain commercial relationships following the Acquisition and did not constitute assignments or transfers of the historical agreements.

Because the new commercial arrangements, taken as a whole, are different from the historical arrangements, the Company has determined that there is not sufficient continuity of those assets under Rule 11-01(d) and, therefore, the historical financial information relating to the prior commercial agreements does not form part of the historical financial information used to prepare the unaudited pro forma condensed combined financial information included elsewhere in this registration statement. During the year ended December 31, 2025, the sales and related commercial activities associated with these relationships were conducted and recorded by the other Tupperware entity in Mexico and, accordingly, are not reflected in Dart Mexico's historical financial statements. Net sales associated with these relationships were approximately MXN 1,665 million for the year ended December 31, 2025 (net of intercompany elimination). The effect to cost of sales and administrative and selling expenses from the related commercial activities were a reduction of MXN 359 million and an increase of MXN 749 million, respectively.

These effects are unaudited and do not form part of, and should not be read together with, the unaudited pro forma condensed combined financial information. It does not represent, and should not be construed as, the historical financial statements or results of operations of Dart Mexico or of any other legal entity or Tupperware business, and it does not modify the scope of the entities, business or assets acquired in the Tupperware Acquisition. This information is provided solely to give additional context regarding the historical scale and operating performance of the relevant activities and should not be considered a forecast, projection or estimate of future results, nor is it necessarily indicative of results that would have been achieved had these activities been conducted by Dart Mexico during the periods presented. There can be no assurance that Dart Mexico, Tupperware businesses or the Company will achieve comparable levels of net sales, profitability or margins following the Acquisition.

DESCRIPTION OF SECURITIES

Type and Class of Securities

Our ordinary shares are listed on the NYSE under the symbol “BWMX.” Our authorized share capital consists of 39,485,053 ordinary shares. No preference, restricted, non-voting, or special series of shares exist or are authorized. All of our ordinary shares have been validly issued and are fully paid and non-assessable. Our ordinary shares are issued in registered form only and no certificates will be issued. Our ordinary shares are freely transferable, subject to compliance with transfer formalities under our articles of association, as amended, our bylaws and applicable law.

We are entitled to treat the registered holder of any share as the absolute owner thereof and are not bound to recognize any equitable claim or other claim or interest in such share on the part of any other person. Our by-laws require our shareholders to authorize any share issuance.

We are organized as a Sociedad Anonima Promotora de Inversion de Capital Variable (S.A.P.I. de C.V.) under the laws of Mexico. We are a variable capital publicly traded stock corporation, and, in accordance with Mexican law, our capital stock is divided into a fixed portion and a variable portion, both of which are represented by common shares of a single class of capital stock, with no par value. . The minimum fixed portion of the capital stock, without right of withdrawal, is MXN $50,000 (Fifty Thousand Pesos), represented by 10,000 shares. The total amount of shares may be freely subscribed in accordance with the Foreign Investment Law (Ley de Inversion Extranjera) and other applicable law. Within each series, each share grants equal rights and obligations to its holders, and all shares participate equally, without distinction, in every dividend, reimbursement, amortization, or distribution of any nature.

We may increase or decrease the fixed portion of our capital stock through a resolution adopted by an extraordinary general shareholders’ meeting and upon amendment of our bylaws. We may increase the variable portion of our capital stock through a resolution adopted by our general ordinary shareholders’ meeting, and this process does not require amending our bylaws. Increases or reductions of our capital stock cannot result in the circumvention of the shareholding and voting limitation provided for in our bylaws. We must record increases and reductions in the fixed or variable portion of the capital stock in our capital variations registry.

Preemptive Rights

Any issuance of our ordinary shares is subject to mandatory preemptive rights, except in the event of a public offering and other limited circumstances. Ordinary shares issued that have cleared preemptive rights or that are the subject of public offerings, may be allocated as a result of a resolution from our directors. Ordinary shares repurchased by us in the open market may be placed again based upon resolutions by our directors.

In the event of capital increases through payment in cash or in kind, or by capitalization of our liabilities, existing shareholders have a preemptive right to subscribe for new shares in proportion to their existing holdings, within a period of fifteen calendar days from the date of publication of the relevant notice in the electronic system established by the Ministry of Economy (Secretaria de Economia), or from the date of the shareholders’ meeting at which the capital increase was approved if all shares were represented thereat. Such preemptive rights do not apply to capital increases carried out through public offerings pursuant to Article 53 of the Securities Market Law (Ley del Mercado de Valores).

Voting Rights

Each ordinary share entitles its holder to one vote at our general shareholders’ meetings. We may, upon prior authorization from the National Banking and Securities Commission (Comision Nacional Bancaria y de Valores, or CNBV), issue shares with limited, restricted, or no voting rights, provided that such shares do not exceed 25% of the paid-in capital stock deemed by the CNBV to be traded among the investing public at the time of the relevant public offering. Non-voting shares are not counted for purposes of establishing quorum at general shareholders’ meetings, while shares with limited or restricted voting rights are only counted with respect to matters on which they are entitled to vote.

Shareholders’ meetings may be ordinary or extraordinary. An ordinary general shareholders’ meeting requires, on first call, a quorum of shareholders representing at least 50% plus one of the outstanding voting shares, and resolutions are adopted by a majority of the voting shares present. On second or subsequent call, an ordinary general shareholders’ meeting may be validly held regardless of the number of shares represented, and resolutions are adopted by a majority of the shares present. An extraordinary general shareholders’ meeting requires, on first call, a quorum of at least 75% of the outstanding voting shares, with resolutions requiring the affirmative vote of shares representing at least 50% of the outstanding voting shares. On second or subsequent call, an extraordinary general shareholders’ meeting may be validly held with 50% of the outstanding voting shares represented, with resolutions requiring the affirmative vote of shares representing at least 50% of the outstanding voting shares. Notwithstanding the foregoing, certain matters require higher voting thresholds, including: (i) amendments to our by-laws, which require the affirmative vote of shares representing at least 75% of the outstanding capital stock; and (ii) cancellation of the registration of our ordinary shares in the National Securities Registry (Registro Nacional de Valores), which requires the affirmative vote of shares representing at least 95% of the outstanding capital stock.

Shareholders holding at least 10% of the shares with voting rights (including limited or restricted voting rights) may request that the Chairman of the Board of Directors or the Chairman of the Corporate Practices and Audit Committee convene a general shareholders’ meeting to discuss specified matters. Shareholders holding at least 20% of the capital stock may judicially contest resolutions adopted at general shareholders’ meetings with respect to matters on which they are entitled to vote.

Our articles of association, as amended, specify how we will determine the shareholders of record entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof.

Pursuant to Mexican law, a shareholder must abstain from being present for the deliberation and voting in a matter in which they have a conflict of interest. If, however, the shareholder votes, that shareholder will be liable for damages, but only if the corresponding transaction would not have been approved without that shareholder’s vote. The determination of a conflict of interest will initially be made by the shareholder, and otherwise subject to legal determination.

Dividend Rights

The declaration, amount and payment terms of any dividends must be approved by a majority of our shareholders acting at a general ordinary shareholders’ meeting at which a quorum, on first call, of shareholders representing at least half plus one our capital stock are present, based upon the prior recommendation of our Board of Directors. Under Mexican law, dividends may only be paid (i) from retained earnings as set forth in financial statements previously approved by shareholders, (ii) if we have no prior fiscal year losses (unless such losses have been repaid or absorbed) and (iii) if a legal reserve has been created or is maintained by annually setting aside at least 5.0% of net income until the legal reserve equals at least 20% of our capital stock. Dividends may be paid in U.S. dollars, Euro or any other currency chosen by the shareholders meeting and dividends may be paid at such places and times as may be determined by the shareholders meeting within the limits of any decision made at such general shareholders meeting. Dividends may also be paid in kind in assets of any nature, and the valuation of those assets shall be established by the shareholders meeting according to valuation methods determined in its discretion.

The net profits of each fiscal year, after deduction of income taxes, profit sharing, and amortization of prior year losses, are distributed as follows: (i) 5% is allocated to constitute or reconstitute the legal reserve fund until it equals at least 20% of the capital stock; (ii) the general ordinary shareholders’ meeting may create a reserve for the acquisition of our own ordinary shares; (iii) the general shareholders’ meeting may create, increase, modify, or eliminate other capital reserves; and (iv) any residual amounts are distributed as determined by the general ordinary shareholders’ meeting, including as dividends to all shareholders in proportion to their participation. Any dividends not collected within five years from the date on which they became due and payable shall be deemed waived in favor of us. All outstanding ordinary shares, as of the record date of a dividend payment or other distribution, have the right to receive dividends or any other distribution in equal parts.

Repurchase Rights

Pursuant to our articles of association, our Board of Directors may redeem our own ordinary shares in accordance with Mexican Law on such terms and in such manner as may be authorized by the general meeting of shareholders in an ordinary resolution, subject to the rules of any stock exchange on which our ordinary shares are traded.

We may acquire our ordinary shares through the NYSE, at market prices, or through public offerings or auctions authorized by the CNBV, in accordance with Article 56 of the Securities Market Law. The general shareholders’ meeting must expressly authorize, for each fiscal year, the total amount of proceeds that may be allocated for the acquisition of our own shares, with the only limitation being that such proceeds may not exceed the total balance of our net profits, including profits retained from prior fiscal years. Shares held by us carry no voting or economic rights while so held. Subsidiaries and entities controlled by us may not acquire, directly or indirectly, shares representing our capital stock, except for: (i) acquisitions made through investment funds; and (ii) acquisitions made to implement or comply with employee stock option plans or pension, retirement, or seniority premium funds created directly or indirectly by us, provided that shares acquired for such purposes do not exceed 5% of our total outstanding shares.

Restrictions on Acquisition of Shares and Change of Control

Our by-laws contain provisions restricting the acquisition of shares and changes of control. Any direct or indirect acquisition of shares, under any legal title or scheme, that would result in the acquirer (together with related parties) holding a percentage of our capital stock equal to or greater than 9.9% requires the prior written consent of the Board of Directors. Once the 9.9% threshold is reached, any subsequent acquisition of shares representing an additional 2% or more of the capital stock must be notified to the Board of Directors, though no additional authorization is required for acquisitions up to 20% of the capital stock. Any acquisition of shares resulting in a holding of 20% or more of the capital stock, or any change of control, requires both the prior written consent of the Board of Directors and the launching of a tender offer for 100% of the outstanding shares at a price that is the highest of: (i) book value per share based on the latest quarterly financial statements; (ii) the highest closing price per share during the 365 days prior to the application or authorization; or (iii) the highest price paid for any shares during the 365 days prior to the application or authorization, in each case plus a premium of at least 15% (which may be adjusted by the Board of Directors based on the opinion of a reputable investment bank). Any acquisition of shares or entry into voting agreements made without the required prior written consent of the Board of Directors (or, in applicable cases, the general ordinary shareholders’ meeting) will result in the subject shares having no voting rights, and will not be recorded in our share registry.

The change of control provisions of our by-laws may only be amended or removed by the affirmative vote of shareholders representing: (i) at least 95% of the outstanding shares, until March 13, 2023; and (ii) at least 66% of the outstanding shares, at any time after March 13, 2023.

Board of Directors

Our Board of Directors consists of between 9 and 21 members, as determined by the general ordinary shareholders’ meeting, subject to the provisions in our articles of association regarding the appointment of a minority appointed director, whereby our shareholders that hold at least 10% or more of our capital stock, whether individually or jointly, have the right to appoint and revoke at a general shareholders’ meeting one member of the Board of Directors. At least 25% of the members of the Board of Directors must qualify as independent under the Securities Market Law. Shareholders holding, individually or jointly, at least 10% of our capital stock (including shares with limited or restricted voting rights) have the right to appoint and revoke one member of the Board of Directors and his or her alternate. Directors serve one-year terms. Any director whose interests in a given transaction are in conflict with the Company’s must disclose such conflict and refrain from any deliberation or vote in connection therewith. Any director who breaches of this duty of loyalty may be liable for any damages or loss of profits suffered by the Company as a result. Under no circumstances may the Company indemnify Board members for breaches of the duty of loyalty.

Liquidation Rights

The Company may be dissolved upon occurrence of any of the events described in Article 229 of the Mexican Corporations Law, any other provision replacing it from time to time and other applicable law, namely: (i) the expiration of its term; (ii) if the Company’s purpose may no longer be satisfied; (iii) by resolution of the extraordinary shareholders’ meeting; (iv) if the Company loses 2/3 of its paid in capital; or (v) as a result of the resolution of an administrative or judicial authority. Once the Company has been dissolved under any of the circumstances described above, it shall be placed in liquidation, which would be administered by one or more liquidators, who in such case shall act together as determined by resolution at a general shareholders’ meeting. The liquidator or liquidators will proceed with the liquidation and the pro rata distribution of the proceeds of the remaining assets of the Company, if any, to shareholders.

Transfer Agent and Registrar

We have appointed Continental Stock Transfer & Trust Company (“CST”) as our U.S. registrar and transfer agent, and all ordinary shares and shareholders are transferred from the register held at our registered office to the register held by our U.S. registrar and transfer agent. Pursuant to Mexican law, any transfer of shares must be registered in our stock registry or through book entries that may be traced back from our stock registry to the records of CST. Our ordinary shares are issued and registered in book-entry form only. CST maintains our stock registry and only persons listed in such stock registry as registered holders or persons holding our ordinary shares through institutions that maintain a registered account with CST will be recognized as our shareholders.

Jurisdiction

In the event of any controversy between us and our shareholders, or between two or more shareholders or groups of shareholders regarding any matters relating to the Company, all shareholders and we have expressly and irrevocably submitted to the jurisdiction of the competent federal courts in Mexico City, Mexico, expressly and irrevocably waiving any other jurisdiction that may correspond to them by virtue of their present or future domicile or for any other reason. Notwithstanding the foregoing, our shareholders will not be deemed to have waived our compliance with U.S. federal securities laws and the rules and regulations thereunder applicable to foreign private issuers. If a court were to find the exclusive jurisdiction provision contained in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition, results of operations and prospects. The exclusive jurisdiction provision would not prevent derivative shareholder actions based on claims arising under U.S. federal securities laws from being raised in a U.S. court and would not prevent a U.S. court from asserting jurisdiction over such claims. However, there is uncertainty whether a U.S. court would enforce the exclusive jurisdiction provision for actions for breach of fiduciary duty and other claims.

SELLING HOLDER

In accordance with the terms of a registration rights agreement with the Selling Holder, among other parties, this prospectus relates to the resale by the Selling Holder of up to 2,241,133 ordinary shares issued in connection with the Tupperware Acquisition. For additional information regarding the issuance of those ordinary shares, see “Prospectus Summary-Tupperware Acquisition”. We are registering the ordinary shares in order to permit the Selling Holder to dispose of, or offer the shares for resale, from time to time. Except for the ownership of the ordinary shares, the Selling Holder has not had any material relationship with the Company within the past three years.

The ordinary shares being offered by the Selling Holder are those previously issued to the Selling Holder. When we refer to the “Selling Holder” in this prospectus, we mean the person listed in the table and in the footnote to the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus is a part or by supplement to this prospectus), and any pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Holder’s interest in the ordinary shares after the date of this prospectus such that registration rights shall apply to those securities.

Following the expiration of the lock-up restrictions described herein, the sale of all of the ordinary shares registered for resale hereunder or the perception that such sales may occur, may cause the market prices of our securities to decline significantly. See “Risk Factors- Sales of our ordinary shares, or the perception of such sales, including by the Selling Holder pursuant to this prospectus, in the public market or otherwise could cause the market price for our ordinary shares to decline.”

The table below lists the Selling Holder and other information regarding the beneficial ownership of the ordinary shares and is based on information provided to us by the Selling Holder. The second column provides the number of ordinary shares beneficially owned by the Selling Holder, based on its ownership of the ordinary shares as of August 4, 2026. The third column provides the ordinary shares being offered by this prospectus by the Selling Holder. Unless otherwise indicated in the table below, the Selling Holder is not a broker-dealer or an affiliate of a broker-dealer.

The fourth column assumes the sale of all of the ordinary shares offered by the Selling Holder pursuant to this prospectus. The fifth column provides the percentage of ordinary shares to be beneficially owned after completion of this offering, calculated on the basis of 39,485,053 ordinary shares outstanding as of August 4, 2026.

We cannot advise you as to whether the Selling Holder will in fact sell any or all of such ordinary shares. In addition, the Selling Holder may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Holder will have sold all of the securities covered by this prospectus upon the completion of the offering.

	Ordinary Shares
Name	Number Beneficially Owned Prior to Offering	Maximum Number Registered for Sale Hereby	Number Beneficially Owned After the Offered Shares are Sold	Percent Owned After the Offered Shares are Sold
Tupperware Services México, S. de R.L. de C.V.(1)	2,241,133	2,241,133	0	--

(1)	The ordinary shares registered hereby were issued in connection with the Tupperware Acquisition. By virtue of their direct or indirect ownership of Tupperware Services México, S. de R.L. de C.V. (“TSM”), each of Party Products Holdings LLC, Premiere Brands International Holdings B.V., Premiere Brands International Cooperatief.

U.A. and Premiere Brands LLC may be deemed to have beneficial ownership of such ordinary shares held directly by TSM. Steven Ramos is the sole administrator of TSM and may be deemed to have beneficial ownership of such ordinary shares held directly by TSM. The address of TSM is Paseo de los Laureles 458, Piso 1, Oficina 101 Bis, Bosques de las Lomas, C.P. 05120, Ciudad de México, Mexico.

PLAN OF DISTRIBUTION

We are registering the resale, from time to time, by the Selling Holder or their permitted transferees of up to 2,241,133 ordinary shares issued to the Selling Holder in connection with the Tupperware Acquisition.

The Selling Holder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the NYSE or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Holder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in market transactions, including transactions on a national securities exchange;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	distribution to members, limited partners or stockholders of a Selling Holder;

•	in transactions through broker-dealers that agree with a Selling Holder to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Holder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

A Selling Holder that is an entity may elect to make an in-kind distribution of shares to its members, partners, stockholders or other equity holders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equity holders are not affiliates of ours, such members, partners, stockholders or other equity holders would thereby receive freely tradable shares pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.

Broker-dealers engaged by the Selling Holder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Holder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Holder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Holder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Holder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Holder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Holder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Holder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Holder without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ordinary shares by the Selling Holder or any other person. We will make copies of this prospectus available to the Selling Holder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPENSES

The following table sets forth an estimate of the fees and expenses payable by us in connection with the sale and distribution of the securities being registered hereby. With the exception of the SEC registration fee, all amounts are estimates and may change.

Expenses	Amount ($)
SEC registration fee	5,215.09
Legal fees and expenses	130,000
Accounting fees and expenses	650,000
Transfer agent fees and expenses	4,500
Printing fees and expenses	4,000
Miscellaneous	-
Total	793,715.09

ENFORCEABILITY OF CIVIL LIABILITY

We are a company incorporated under the laws of Mexico. A substantial portion of our assets and most of our directors and executive officers are located and reside, respectively, outside the United States. Because of the location of our assets and members of our board of directors, it may not be possible for investors to serve process within the United States upon us or such persons with respect to matters arising under the United States federal securities laws or to enforce against us or our directors and executive officers judgments obtained in United States courts, including judgments predicated upon civil liability provisions of the U.S. federal securities laws or state securities laws.

There is also doubt as to the enforceability, in original actions in Mexican courts, of liabilities including those predicated solely on U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions, including those predicated upon the civil liability provisions of U.S. federal securities laws. There is no bilateral treaty currently in effect between the United States and Mexico that covers the reciprocal enforcement of civil foreign judgments. In the past, Mexican courts have enforced judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, consisting of the review in Mexico of the United States judgment, in order to ascertain, among other matters, whether Mexican legal principles of due process and public policy (orden público) have been complied with, without reviewing the merits of the subject matter of the case.

Our agent for service of process in the United States is Corporate Services Company, located at 251 Little Falls Drive, Wilmington, Delaware 19808.

LEGAL MATTERS

Greenberg Traurig, S.C., have passed upon the validity of the issue of our securities which are offered by this prospectus.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Company’s Annual Report on Form 20-F for the year ended December 31, 2025 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of the Company’s internal control over financial reporting) of PricewaterhouseCoopers S.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Dart, S.A. de C.V., included herein, as of and for the years ended December 31, 2025 and 2024, included in this prospectus have been so included in reliance on the report of Orbe BPO, S. de R.L. de C.V., independent auditors, as set forth in their report thereon, and are included in reliance on such report given on the authority of said firm as experts in auditing and accounting.

The financial statements of Dart do Brasil Industria e Comercio Ltda., included herein, as of and for the year ended December 31, 2025, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Auditores Independentes Ltda., independent auditors, as set forth in their report thereon, and are included in reliance on such report given on the authority of said firm as experts in auditing and accounting.

The financial statements of Dart do Brasil Industria e Comercio Ltda. as of December 31, 2024 and for the year then ended, have been included herein in reliance upon the report of KPMG Auditores Independentes Ltda., independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Cav Sul Centro de Apoio de Vendas de Produtos Pessoais e Artigos para Lar Ltda., included herein, as of and for the year ended December 31, 2025, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers Auditores Independentes Ltda., independent auditors, as set forth in their report thereon, and are included in reliance on such report given on the authority of said firm as experts in auditing and accounting.

The financial statements of Cav Sul Centro de Apoio de Vendas de Produtos Pessoais e Artigos para Lar Ltda. as of December 31, 2024 and for the year then ended, have been included herein in reliance upon the report of KPMG Auditores Independentes Ltda., independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-3, including exhibits, under the Securities Act of 1933 with respect to the ordinary shares offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

In addition, we file annual reports, current reports and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at https://www.befra.com/. Through our website, we make available, free of charge, annual reports, current reports and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual and special reports and other information with the SEC. These filings contain important information that does not appear in this prospectus. The SEC allows us to incorporate by reference information into this prospectus, which means that we can disclose important information to you by referring you to other documents, or portions thereof, which we have filed or will file with the SEC and which we have, or will, specifically include in the prospectus.

This prospectus incorporates by reference the documents listed below and any future filings or portions thereof we make with the SEC that we specifically incorporate by reference therein:

•	our Annual Report on Form 20-F for the year ended December 31, 2025 filed with the SEC on April 30, 2026;

•	Exhibit 99.1 to the Report on Form 6-K filed with the SEC on April 23, 2026 (limited to the consolidated financial statements for the period ended March 31, 2026 included in the Appendix therein);

•	Exhibit 99.1 to the Report on Form 6-K filed with the SEC on July 23, 2026 (limited to the consolidated financial statements for the period ended June 30, 2026 included in the Appendix therein); and

•	the description of our ordinary shares contained in our Registration Statement on Form 8-A, filed with the SEC on May 28, 2024, and any amendment or report filed for the purpose of updating such description.

Certain statements in and portions of this prospectus update and replace information in the above-listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above-listed documents.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Betterware de México, S.A.P.I. de C.V.
Cruce Carretera Gdl-Ameca Huaxtla Km 5
El Arenal, Jalisco, México
Attn: Investor Relations
+52 (33) 3836-0500

INDEX TO FINANCIAL STATEMENTS

Financial Statements

Dart do Brasil Industria e Comercio Ltda. and subsidiaries

Cav Sul Centro de Apoio de Vendas de Produtos Pessoais e Artigos para Lar Ltda. and subsidiaries

Independent Auditors' Report

To the stockholders’ assembly of DART, S.A de C.V

(A subsidiary of Tupperware Services México, S. de R. L. de C. V., which in turn is a subsidiary of Party Products Holdings, LLC)

Opinion

We have audited the accompanying financial statements of DART, S.A. de C.V. (the "Company"), which comprise the statements of financial position as of December 31, 2025 and 2024, and the related statements of comprehensive income, changes in stockholders' equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board ("IASB").

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America ("U.S. GAAS"). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report.

We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRS Accounting Standards as issued by the IASB, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for one year after the date the financial statements are available to be issued.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion.

Av. Paseo de la Reforma 333 Piso 6 Col. Cuauhtémoc, 06500, CDMX, México

www.obpo.com.mx

Reasonable assurance is a high level of assurance but is not absolute assurance and, therefore, is not a guarantee that an audit conducted in accordance with U.S. GAAS will always detect a material misstatement when it exists.

The risk of not detecting a material misstatement resulting from fraud is higher than the risk of not detecting one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with U.S. GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of the accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Orbe BPO, S de RL de CV

/s/ Orbe BPO, S de RL de CV

C.P.A. Miriam Rojas Jiménez

Auditor

Mexico City, June 30, 2026

Av. Paseo de la Reforma 333 Piso 6 Col. Cuauhtémoc, 06500, CDMX, México

 www.obpo.com.mx

Dart, S. A. de C. V.

(A subsidiary of Tupperware Services México, S. de R. L. de C. V., which in turn is a subsidiary of Party Products Holdings, LLC)

Statements of Financial Position

As of December 31, 2025 and 2024

(Expressed in Mexican Pesos)

	Note	2025 MXN	2024 MXN
ASSETS
Current Assets:
Cash and cash equivalents	6	$4,859,291	$15,618,257
Due from related parties	7	533,872,114	90,808,441
Taxes receivable		34,323,796	85,745,644
Accounts receivable		16,372,771	4,186,121
Advance payments		69,712,152	26,978,465
Inventory	8	137,601,070	140,173,641
Total current assets		$796,741,194	$363,510,569
Non-current Assets:
Property, plant and equipment	9	250,774,323	281,690,666
Right of use asset	10	17,062,960	2,994,387
Security deposits		4,604,303	8,450,488
Deferred tax assets	14	112,754,789	98,336,123
Total assets		$1,181,937,569	$754,982,233

LIABILITIES
Current Liabilities:
Accounts payable		$219,335,313	$137,483,058
Taxes payable		12,242,385	18,688,056
Due to related parties	7	351,600,052	120,919,910
Lease Liability	10	4,537,640	2,994,387
Profit sharing with employees	13	17,751,894	13,952,301
Total current liabilities		$605,467,284	$294,037,712
Non-current Liabilities:
Lease Liability	10	12,525,320	-
Employee benefits	12	104,773,611	86,002,653
Total liabilities		$722,766,215	$380,040,365

STOCKHOLDERS' EQUITY
Capital stock	11	$235,192,812	$235,192,812
Legal reserve		7,864,278	7,864,278
Retained earning / (losses)		114,645,363	407,056,514
Net income / (loss) for the year		83,323,519	(292,411,151)
Other comprehensive income		18,145,382	17,239,415
Total Stockholder's equity		$459,171,354	$374,941,868
Total liabilities and stockholder's equity		$1,181,937,569	$754,982,233

The accompanying notes form an integral part of these financial statements.

Dart, S. A. de C. V.

(A subsidiary of Tupperware Services México, S. de R. L. de C. V., which in turn is a subsidiary of Party Products Holdings, LLC)

Statements of Comprehensive Income

For the year ended December 31, 2025 and 2024

(Expressed in Mexican Pesos)

	Note	2025 MXN	2024 MXN
Income	15	$1,737,935,375	$1,002,276,839
Cost of sales	16	(1,476,145,051)	(869,875,839)
Gross Profit		$261,790,324	$132,401,000
Operating expenses	16	(168,920,022)	(484,537,472)
Other operating expenses		(26,451,505)	(801,615)
Operating profit / (loss)		$66,418,797	$(352,938,087)

Finance costs
Financial income (expenses), net		$(26,833,636)	$(1,430,599)
Interest income (expenses), net		(14,623,140)	6,799,364
Total finance costs		$(41,456,776)	$5,368,765

Other income		100,037,834	98,033,515

Net profit / (loss) before taxes		$124,999,855	$(249,535,807)

Income tax	14	(41,676,336)	(42,875,344)

Net income / (loss) for the year		$83,323,519	$(292,411,151)

Other comprehensive income
Other comprehensive income		-
Net comprehensive income / (loss) for the year		$83,323,519	$(292,411,151)

The accompanying notes form an integral part of these financial statements.

Dart, S. A. de C. V.

(A subsidiary of Tupperware Services México, S. de R. L. de C. V., which in turn is a subsidiary of Party Products Holdings, LLC)

Statements of Changes in Stockholders’ Equity

As of December 31, 2025 and 2024

(Expressed in Mexican Pesos)

	Capital stock	Legal reserve	Retained earnings / (losses)	Net income / (loss) for the year	Remeasurements of actuarial gains and losses	Total
Balances at January 1st, 2024	$235,192,812	$7,864,278	$252,942,725	$154,113,789	$17,239,415	$667,353,019
Net income (loss) for the previous year	-	-	154,113,789	(154,113,789)	-	-
Net income (loss) for the year	-	-	-	(292,411,151)	-	(292,411,151)
Balances at December 31st, 2024	235,192,812	7,864,278	407,056,514	(292,411,151)	17,239,415	374,941,868
Net income (loss) for the previous year	-	-	(292,411,151)	292,411,151	905,967	905,967
Net income (loss) for the year	-	-	-	83,323,519	-	83,323,519
Balances at December 31st, 2025	$235,192,812	$7,864,278	$114,645,363	$83,323,519	$18,145,382	$459,171,354

The accompanying notes form an integral part of these financial statements.

Dart, S. A. de C. V.

(A subsidiary of Tupperware Services México, S. de R. L. de C. V., which in turn is a subsidiary of Party Products Holdings, LLC)

Statements of Cash Flows

For the year ended December 31, 2025 and 2024

(Expressed in Mexican Pesos)

	2025	2024
	MXN	MXN
Operating Activities
Net profit / (loss) before taxes	$124,999,855	$(249,535,807)
Items related to operating activities:
Net periodic employee benefit cost	24,752,689	13,028,262
Items related to investing activities:
Depreciation and Amortization	58,556,451	63,835,981
Items related to financing activities
Finance cost	14,623,140	-
Interest income	-	(6,799,364)
	222,932,135	(179,470,928)
(Increase) decrease in:
Recoverable taxes, prepaid expenses and other receivables	347,696	(37,086,554)
Related Parties – Net	(193,587,146)	416,499,430
Inventories	2,572,571	(106,247,632)
(Decrease) increase in:
Trade and other payables and accrued expenses	90,703,359	(30,254,943)
Payments for employee benefits	(5,075,764)	(7,290,393)
Income tax	(57,075,378)	(46,872,076)
Taxes payable	(5,465,295)	13,433,050
Net cash flows from operating activities	55,352,178	22,709,954

Investing activities
Acquisition of Property, Plant and Equipment	(27,640,109)	(23,672,653)
Proceeds from cash pooling arrangements	-	14,959,478
Net cash flows from investing activities	(27,640,109)	(8,713,175)

Financing activities
Repayments of cash pooling arrangements	(18,796,385)	-
Lease payments	(5,051,510)	(8,176,820)
Interest income (loss)	(14,623,140)	6,799,364
Net cash flows from financing activities	(38,471,035)	(1,377,456)
Net increase (decrease) in cash and cash equivalents	(10,758,966)	12,619,323
Cash and cash equivalents at beginning of year	15,618,257	2,998,934
Cash and cash equivalents at end of year	$4,859,291	$15,618,257

The accompanying notes form an integral part of these financial statements.

Dart, S. A. de C. V.

(A subsidiary of Tupperware Services México, S. de R. L. de C. V., which in turn is a subsidiary of Party Products Holdings, LLC)

Notes to the Financial Statements

(Expressed in Mexican Pesos)

1.	General information

Dart, S.A. de C.V. ("Dart" and/or the "Company") was incorporated on September 14, 1964. Previously, the Company operated under the name Rexall Drug and Chemical Company, S. A. de C. V.; however, effective August 1, 1969, it changed its corporate name to Dart, S. A. de C. V.

The Company is a subsidiary of Tupperware Services México, S. de R. L. de C. V. ("TSM"), which is in turn a subsidiary of Party Products Holdings, LLC ("PPHLLC"). As discussed below, PPHLLC acquired, among other assets, the shares of TSM from Tupperware Brands Corporation ("TBC").

From January 1, 2010, through October 2024, the Company's principal activity consisted of providing contract manufacturing services to produce plastic products. The assembly of such products was performed for Tupperware Products, A.G. ("TPAG"), a company incorporated in Switzerland.

As a result of the acquisition by PPHLLC, beginning in November 2024, the Company modified its business model, focusing on the manufacturing and sale of products directly to Administradora Dart, S. de R. L. de C. V. ("ADA") and Party US Operations, LLC ("Party US"), affiliated companies established in Mexico and the United States of America ("U.S."), respectively.

For practical purposes, the Company has determined that its normal operating cycle extends from January 1 to December 31 of each year. Its registered office is in the State of Mexico.

Going Concern

On September 17, 2024, TBC and related entities domiciled in U.S. filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware.

As part of such process and in accordance with the proposed financial reorganization plan, on November 11, 2024, PPHLLC, an entity formed by a group of secured lenders, acquired certain assets of TBC, including the worldwide rights to the Tupperware brand, the related intellectual property, as well as operations in key geographic markets, including the shares of the group of companies in Mexico.

Based on the foregoing, Dart's Management believes that the Company's operations will not be adversely affected, as the direct sales business in Mexico remains stable and continues to operate normally. Furthermore, the Company's ability to use the Tupperware brand name will not be affected since, as mentioned above, PPHLLC acquired the worldwide rights to such brand.

Current Financial Condition and Liquidity

For the year ended December 31, 2025, the Company generated profit before income taxes of $124,999,855 Mexican Pesos (“MXN”), compared to a loss before income taxes of $(249,535,807) MXN for the year ended December 31, 2024. The loss incurred in 2024 was mainly attributable to the recognition of an allowance for doubtful accounts amounting to

$(378,943,154) MXN related to transactions with companies that were part of the TBC group and that filed for bankruptcy, as previously mentioned. Based on the foregoing, Management believes that the Company's operations are stable and sufficient to meet its obligations and, therefore, considers that the Company has the necessary capacity to continue operating as a going concern for at least the twelve months following the date of issuance of these financial statements.

2.	Basis of preparation and recently issued accounting pronouncements

Basis of Preparation

The accompanying financial statements have been specifically prepared for presentation to the General Stockholders' Meeting and to comply with the legal requirements applicable to the Company as a separate legal entity.

The accompanying financial statements as of December 31, 2025 and 2024 have been prepared in accordance with International Financial Reporting Standards ("IFRS Accounting Standards") as issued by the International Accounting Standards Board ("IASB").

Dart, S. A. de C. V.

(A subsidiary of Tupperware Services México, S. de R. L. de C. V., which in turn is a subsidiary of Party Products Holdings, LLC)

Notes to the Financial Statements

(Expressed in Mexican Pesos)

The financial statements have been prepared on the historical cost basis, except for certain financial instruments that are measured at fair value at the end of each reporting period, as described in the accounting policies set forth in Note 3.

Historical cost is generally based on the fair value of the consideration transferred in exchange for goods and services.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique.

In estimating the fair value of an asset or liability, the Company takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date.

The preparation of financial statements in conformity with IFRS Accounting Standards requires Management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, income and expenses and the related disclosures. Actual results may differ from these estimates.

For transactions or circumstances not specifically addressed by IFRS Accounting Standards, and to the extent permitted by the applicable financial reporting framework, the Company may consider the Mexican Financial Reporting Standards ("NIF") issued by the Mexican Financial Reporting Standards Board (Consejo Mexicano de Normas de Información Financiera, A.C. or "CINIF"), provided that such standards do not conflict with IFRS Accounting Standards.

New Accounting Pronouncements

The Company adopted all new and amended IFRS Accounting Standards that became effective for annual periods beginning on or after January 1, 2025 and that are applicable to its operations. The adoption of these standards and amendments did not have a material impact on the Company's financial position, results of operations, cash flows or disclosures.

The following amendments to IFRS became effective during 2025:

•	Amendments to IFRS 16, Leases, related to lease liabilities arising from sale and leaseback transactions.

•	Amendments to IAS 7, Statement of Cash Flows, and IFRS 7, Financial Instruments: Disclosures regarding supplier finance arrangements.

Management assessed the impact of these amendments and concluded that their adoption did not have a material effect on the accompanying financial statements.

Standards and amendments issued but not yet effective

The following new IFRS Accounting Standards and amendments have been issued by the International Accounting Standards Board ("IASB") but were not yet effective as of December 31, 2025. The Company has not early adopted these pronouncements.

Management has performed a preliminary assessment of the expected effects of these new standards and amendments based on the Company's current operations and accounting policies. The expected impact of each pronouncement is summarized below.

Effective for annual reporting periods beginning on or after January 1, 2026:

Classification and Measurement of Financial Instruments — Amendments to IFRS 9, Financial Instruments, and IFRS 7, Financial Instruments: Disclosures. These amendments clarify certain requirements related to the classification and measurement of financial assets and liabilities and introduce additional disclosure requirements.

These amendments clarify certain requirements related to the classification and measurement of financial assets and financial liabilities and introduce additional disclosure requirements.

Dart, S. A. de C. V.

(A subsidiary of Tupperware Services México, S. de R. L. de C. V., which in turn is a subsidiary of Party Products Holdings, LLC)

Notes to the Financial Statements

(Expressed in Mexican Pesos)

Based on the Company's current financial instruments and business model, Management does not expect the amendments to have a material impact on the recognition or measurement of financial assets and liabilities. Additional disclosures may be required upon adoption.

Annual Improvements to IFRS Accounting Standards — Volume 11. These amendments include limited clarifications and improvements to various IFRS Accounting Standards.

These amendments include limited clarifications to several IFRS Accounting Standards.

Management expects these amendments to have no material impact on the Company's financial position, results of operations or cash flows.

Effective for annual reporting periods beginning on or after January 1, 2027:

IFRS 18, Presentation and Disclosure in Financial Statements. IFRS 18 introduces new presentation and disclosure requirements, particularly in the statement of profit or loss, including defined subtotals and disclosures related to Management-defined performance measures. IFRS 18 will replace IAS 1, Presentation of Financial Statements, while retaining certain requirements previously included in IAS 1.

Management has performed a preliminary assessment and expects that the adoption of IFRS 18 will primarily affect the presentation and disclosure of the Company's financial statements, particularly the structure of the statement of profit or loss and certain note disclosures. Based on the assessment performed to date, no material impact is expected on the Company's recognition or measurement of assets, liabilities, income or expenses. Management will continue to evaluate the presentation requirements prior to the mandatory adoption date.

IFRS 19, Subsidiaries without Public Accountability: Disclosures. IFRS 19 permits eligible subsidiaries to apply reduced disclosure requirements while continuing to apply the recognition, measurement and presentation requirements of other IFRS Accounting Standards.

IFRS 19 permits eligible subsidiaries to apply reduced disclosure requirements while continuing to apply the recognition, measurement and presentation requirements of other IFRS Accounting Standards.

Management has performed a preliminary assessment and concluded that the Company does not currently expect to apply IFRS 19, as its future applicability will depend on the reporting framework adopted by its ultimate parent and the Company's reporting requirements following the acquisition completed in 2026. Accordingly, no impact on the accompanying financial statements is currently expected.

Available for optional adoption, with the effective date deferred indefinitely:

Sale or Contribution of Assets between an Investor and its Associate or Joint Venture — Amendments to IFRS 10 and IAS 28

The effective date of these amendments has been deferred indefinitely by the IASB.

Based on the Company's current operations, Management does not expect these amendments to have an impact on the accompanying financial statements.

3.	Comparative financial information and material accounting policies

The financial statements for the year ended December 31, 2025 have been prepared using accounting policies consistent with those applied in the preparation of the comparative financial information for the year ended December 31, 2024.

Management believes that the consistent application of IFRS Accounting Standards across the periods presented enhances the comparability, reliability and understandability of the accompanying financial statements and facilitates the analysis of the Company’s financial position, results of operations, changes in stockholders’ equity and cash flows Material accounting policies

Dart, S. A. de C. V.

(A subsidiary of Tupperware Services México, S. de R. L. de C. V., which in turn is a subsidiary of Party Products Holdings, LLC)

Notes to the Financial Statements

(Expressed in Mexican Pesos)

The most significant accounting policies are summarized below. These policies have been applied consistently throughout the years presented, unless otherwise indicated.

The International Financial Reporting Standards (collectively “IFRS”) require the use of certain accounting estimates in the preparation of financial statements. They also require Management to exercise judgment in defining the accounting policies to be applied by the Company. The areas involving a higher degree of judgment or complexity, and those in which assumptions and estimates are significant to the financial statements, are described in sections i, j, k and l of this Note and in Note 4.

Recording, Functional and Reporting Currencies

Since the Company's recording, functional and reporting currencies are all the Mexican Pesos, no translation process was required.

Effects of Inflation on Financial Information

The Company's functional and presentation currency is the Mexican Peso ("MXN").

Management has concluded that Mexico is not considered a hyperinflationary economy under IAS 29 – Financial Reporting in Hyperinflationary Economies. Accordingly, the accompanying financial statements have been prepared using the historical cost basis of accounting, except for those assets and liabilities that are required or permitted by IFRS to be measured using another measurement basis.

Upon the Company's first-time adoption of IFRS, the Company elected to apply certain optional exemptions available under IFRS 1. Accordingly, the carrying amounts of certain non-monetary assets determined under Mexican Financial Reporting Standards were retained as their deemed cost at the date of transition.

The inflation rates are presented below:

		Inflation
December 31st	NCPI	Of the year	Accumulated
2025	143.042	3.69%	13.09%
2024	137.949	4.21%	17.60%

a.	Cash and cash equivalents

Cash and cash equivalents include cash, bank deposits, and other highly liquid financial instruments that are subject to insignificant risk of changes in value. See Note 6.

Cash and cash equivalents are initially recognized at fair value.

Highly liquid financial instruments are measured based on the applicable business model for each type of instrument, whether held for trading, held to collect contractual principal and interest cash flows, or held both to collect contractual cash flows and for sale.

Changes in fair value are recognized Statements of Comprehensive Income as they accrue.

Cash equivalents denominated in another unit of account, such as Investment Units (UDIs), are translated into the reporting currency at the reporting date. The resulting translation effects are recognized in the Statements of Comprehensive Income as they accrue.

b.	Derivative financial instruments

Derivative financial instruments are initially recognized at fair value on the date the derivative contract is entered into and are subsequently measured at fair value at each reporting date.

Changes in fair value are recognized in profit or loss unless the derivative qualifies for hedge accounting in accordance with IFRS Accounting Standards.

Dart, S. A. de C. V.

(A subsidiary of Tupperware Services México, S. de R. L. de C. V., which in turn is a subsidiary of Party Products Holdings, LLC)

Notes to the Financial Statements

(Expressed in Mexican Pesos)

The Company may use derivative financial instruments to manage exposures to foreign exchange, interest rate or other market risks. As of December 31, 2025 and 2024, the Company had not entered into derivative financial instruments nor designated any hedging relationships.

c.	Accounts receivable and other receivables

Accounts receivable are recognized when the related services have been rendered, that is, when control has been transferred to the customer in accordance with the terms of the respective contracts. Accounts receivable are initially measured at the transaction price determined under contracts with customers and are subsequently measured at the outstanding transaction price less than any allowances for rebates, discounts or returns, and the allowance for expected credit losses, when applicable.

Accounts receivable expected to be collected within one year from the reporting date (or within the entity’s normal operating cycle if such cycle exceeds one year) are classified as current assets. Otherwise, they are presented as non-current assets.

Credit balances arising from accounts receivable and other receivables are presented as liabilities. Where the Company intends to settle, and has the legal right to offset, an account receivable against an account payable, the net balance is presented in the Statement of Financial Position.

Bonuses and discounts are recognized as part of accounts receivable when, contractually, either at the time of sale or upon the occurrence of certain subsequent events, the Company has the right to claim such amounts. When the occurrence of such subsequent events is considered probable, an estimate is recognized and presented as part of net income in the Statement of Comprehensive Income.

Expected credit losses, as well as the differences arising from the write-off of such expected credit losses, are presented as part of operating expenses. Such losses are determined on an individual basis, considering the following characteristics:

The allowance for expected credit losses is determined by considering the probability of default and the loss severity of accounts receivable based on historical experience, current conditions and reasonable and supportable forecasts reflected in their expected behavior.

Accounts considered uncollectible are written off when all legal collection efforts have been exhausted and/or when there is no reasonable expectation of recovery.

Losses arising from other accounts receivable, as well as reversals thereof, are presented within the line item to which the related accounts receivable pertain.

d.	Inventories

As of December 31, 2025 and 2024, inventories and costs of sales are stated at historical cost determined using the standard cost method, which is periodically reviewed and adjusted to approximate actual cost. The resulting carrying amounts do not exceed their net realizable value. See Note 8.

Costs incurred to obtain or fulfill a contract with a customer that is expected to generate future revenues are recognized as inventories. Such costs do not include profit margins or indirect costs that are not directly attributable to the related services and that are normally reflected in the transaction price. Based on the timing of their recognition in profit or loss, these costs are classified as either current or non-current assets, as appropriate.

Inventories are tested for impairment at each reporting date to identify obsolescence, physical damage or declines in market value. When the estimated net realizable value of inventories, representing the expected future economic benefits, is lower than their carrying amount, an impairment loss is recognized and recorded in cost of sales for the period in which it arises.

The allowance for obsolete and/or slow-moving inventories is determined based on studies performed by the Company's Management and is considered adequate to absorb any losses arising from such circumstances.

Dart, S. A. de C. V.

(A subsidiary of Tupperware Services México, S. de R. L. de C. V., which in turn is a subsidiary of Party Products Holdings, LLC)

Notes to the Financial Statements

(Expressed in Mexican Pesos)

e.	Property, plant and equipment

Property, plant and equipment are measured using the cost model in accordance with IAS 16 – Property, Plant and Equipment, less accumulated depreciation and accumulated impairment losses, when applicable.

Property, plant and equipment are initially recognized at cost. Cost includes expenditures directly attributable to the acquisition or construction of the asset and any costs necessary to bring the asset to the location and condition required for its intended use.

Subsequent expenditures are capitalized only when it is probable that future economic benefits associated with the expenditure will flow to the Company and the cost can be measured reliably. Ordinary maintenance and repair costs are recognized in profit or loss as incurred.

Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets.

Further information regarding the Company's first-time adoption of IFRS, including the optional exemption applied to property, plant and equipment under IFRS 1. See Note 9.

Leases of property, plant and equipment are recognized as a right-of-use asset and a lease liability. The right-of-use asset is initially measured at cost, which includes the initial measurement of the asset and any initial direct costs incurred.

The right-of-use asset represents the Company's right to use the underlying leased asset.

Short-term leases (with a lease term of less than 12 months) and leases of low-value assets are recognized in profit or loss as lease payments are incurred.

After the commencement date, the Company measures right-of-use assets at cost less accumulated depreciation or amortization and accumulated impairment losses.

Right-of-use assets are presented separately in the Statement of Financial Position under the caption Leased Assets.

The lease liability is initially recognized at the present value of future lease payments, discounted using the interest rate implicit in the lease. The initial measurement of the lease liability is subsequently adjusted for lease payments made, interest accrued and any remeasurements of the liability.

Property, plant and equipment are tested for impairment only when indicators of impairment exist. Accordingly, they are carried at historical cost, as adjusted, less accumulated depreciation and, where applicable, accumulated impairment losses.

Property, plant and equipment classified as held for sale are measured at the lower of their carrying amount and net realizable value. Such long-lived assets are not depreciated.

As of December 31, 2025 and 2024, no indicators of impairment were identified for tangible long-lived assets with finite useful lives; therefore, no annual impairment testing was required.

f.	Advance payments

Advance payments represent expenditures made by the Company for which the risks and rewards inherent in the goods to be acquired or the services to be received have not yet been transferred. Advance payments are recorded at cost and presented in the Statement of Financial Position as either current or non-current assets, depending on the nature of the related underlying item. Advance payments denominated in foreign currencies are recognized using the exchange rate in effect on the transaction date and are not subsequently adjusted for exchange rate fluctuations.

Upon receipt of the related goods and/or services, prepayments are recognized either as an asset or as an expense in the income statement for the period, depending on their nature.

Dart, S. A. de C. V.

(A subsidiary of Tupperware Services México, S. de R. L. de C. V., which in turn is a subsidiary of Party Products Holdings, LLC)

Notes to the Financial Statements

(Expressed in Mexican Pesos)

g.	Accounts payables and other payables

This caption includes obligations to suppliers and other payables arising from the purchase of goods and services in the ordinary course of the Company's operations. These liabilities are initially recognized at the transaction price of the goods and services received and include taxes and any other amounts charged by the supplier on behalf of third parties. Subsequent measurement is at amortized cost, which includes, among other items, increases resulting from the accrual of the effective interest method and decreases resulting from principal and interest payments and, where applicable, the effect of any debt forgiveness obtained. When the payment term does not exceed one year, amortized cost is not determined.

Trade payables and other payables expected to be settled within one year from the reporting date (or within the Company's normal operating cycle if such cycle exceeds one year) are classified as current liabilities. Otherwise, they are presented as non-current liabilities.

h.	Provisions

Provisions represent present obligations arising from past events for which an outflow of economic resources is probable (i.e., more likely than not). Such provisions are recognized based on Management's best estimate of the expenditure required to settle the present obligation.

i.	Current and deferred Income Tax

Current and deferred income tax is recognized as an expense in profit or loss for the period, except when it arises from a transaction or event that is recognized outside profit or loss, either in other comprehensive income or directly in stockholders' equity. Interest, penalties and surcharges related to current income tax are recognized within the income tax expense line item.

Deferred income tax is recognized using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for all temporary differences between the carrying amounts of assets and liabilities and their respective tax bases that are expected to reverse in the future, using the enacted tax rates in effect at the reporting date. See Note 14.

Deferred income tax related to items recognized in other comprehensive income that have not yet been realized continues to be presented within stockholders' equity and is reclassified to profit or loss in the period in which the related item is realized. See Note 14.

The Company recognizes the effects of uncertainty over income tax treatments in both current and deferred income tax when such uncertainty affects the determination of taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates, under the following circumstances:

a)	If the Company concludes that it is not probable that the tax authority will accept an uncertain tax treatment, it reflects the effect of the uncertainty in determining taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates.

Under these circumstances, the Company measures the effect of the uncertainty for each uncertain tax position using the method that best predicts its resolution: (i) the most likely amount, representing the single most likely outcome within a range of possible outcomes, or (ii) the expected value, representing the probability-weighted average of a range of possible outcomes.

b)	If the Company concludes that it is probable that the tax authority will accept an uncertain tax treatment, it determines taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates consistently with the treatment contemplated under the applicable tax legislation.

As of the reporting date, the Company had not identified any uncertain tax positions affecting the determination of taxable profit (tax loss), tax bases, unused tax losses, unused tax credits or applicable tax rates.

Dart, S. A. de C. V.

(A subsidiary of Tupperware Services México, S. de R. L. de C. V., which in turn is a subsidiary of Party Products Holdings, LLC)

Notes to the Financial Statements

(Expressed in Mexican Pesos)

j.	Statutory Employee Profit Sharing current

Current PTU is presented within Operating expenses in the Statement of Comprehensive Income. See Notes 13 and 16.

k.	Employee benefits

Employee benefits provided by the Company, including defined benefit plans, are described below.

Short-term employee benefits, including salaries, overtime, vacation pay, statutory holidays and paid leave, among others, are recognized in profit or loss as the related services are rendered. The related liabilities are measured at the undiscounted amounts expected to be paid, as they are short-term in nature. Paid absences granted in accordance with legal or contractual provisions are non-accumulating.

Post-employment benefits are classified as follows:

I.	Defined contribution plans: These are post-employment benefit plans under which the Company pays fixed contributions to a separate entity and has no legal or constructive obligation to make additional contributions if the fund does not hold sufficient assets to pay all employee benefits relating to employee service in the current and prior periods. Contributions are recognized as employee benefit expense when the obligation to contribute arises.

II.	Defined benefit plans: These are post-employment benefit plans other than defined contribution plans. Under these plans, the Company’s obligation is to provide the agreed benefits, which are determined in accordance with the applicable legal provisions or benefit arrangements, such as statutory seniority premiums, retirement pensions and similar benefits. The amount of the benefits generally depends on factors such as the employee’s age, years of service and compensation.

The Company does not sponsor defined contribution employee benefit plans other than those required by the Mexican Federal Labor Law and social security legislation.

The liability recognized in the Statement of Financial Position in respect of defined benefit plans represents the present value of the Defined Benefit Obligation (“DBO”) at the reporting date, less the fair value of plan assets, if any. The DBO is calculated annually by independent actuarial specialists using the projected unit credit method.

The present value of the defined benefit obligation is determined by discounting the estimated future cash flows using market yields at the reporting date on high-quality corporate bonds denominated in the currency in which the benefits are expected to be paid and with maturities that approximate the terms of the related obligations. In countries where there is no deep market in such corporate bonds, market yields on government bonds are used.

Remeasurements of the net defined benefit liability (asset), which comprise actuarial gains and losses, the return on plan assets (excluding amounts included in net interest) and any change in the effect of the asset ceiling, are recognized immediately in Other Comprehensive Income (“OCI”) in the period in which they arise. Remeasurements recognized in OCI are reflected immediately in retained earnings and are not subsequently reclassified to profit or loss.

Termination benefits have been evaluated in accordance with the Company's accounting policies and the nature of the related payments. Management concluded that, pursuant to applicable law, such payments arise from pre-existing conditions and constitute accumulated benefits; accordingly, they are recognized as post-employment benefits.

Termination benefits are payable when employment is terminated by the Company before the normal retirement date or when an employee accepts voluntary termination in exchange for such benefits. The Company recognizes termination benefits at the earlier of: (a) the date on which the Company can no longer withdraw the offer of those benefits, or (b) the date on which the Company recognizes restructuring costs involving the payment of termination benefits.

The Company determines net interest cost (income) by applying the discount rate to the net defined benefit liability (asset).

Past service costs are recognized immediately in profit or loss at the earlier of the date when the plan amendment or curtailment occurs and the date when the Company recognizes related restructuring costs or termination benefits.

Dart, S. A. de C. V.

(A subsidiary of Tupperware Services México, S. de R. L. de C. V., which in turn is a subsidiary of Party Products Holdings, LLC)

Notes to the Financial Statements

(Expressed in Mexican Pesos)

Actuarial valuations of employee benefits incorporate assumptions regarding future salary progression. See Note 12.

The principal employee benefits provided by the Company are as follows:

•	A statutory seniority premium equivalent to twelve days of salary for each year of service, payable upon termination of employment due to death, total disability, justified or unjustified dismissal, voluntary resignation and/or retirement.

•	Severance benefits consisting of three months' salary plus twenty days' salary for each year of service.

l.	Stockholders' equity

Share capital, legal reserve, retained earnings, other comprehensive income ("OCI") and the other components of equity are recognized and presented in accordance with International Financial Reporting Standards ("IFRS").

Share capital is presented at the amount contributed by the shareholders, as adjusted, where applicable, in accordance with IFRS. The legal reserve is established in accordance with the Mexican General Corporations Law, which requires that at least 5% of each year's net income be appropriated until the reserve equals 20% of the paid-in share capital.

Retained earnings represent accumulated profits or losses recognized in accordance with IFRS, net of dividends declared and other equity transactions recognized directly in shareholders' equity.

Contributions in kind are recognized at the fair value of the assets contributed or the liabilities assumed by the shareholders.

Contributions for future capital increases are recognized as a separate component of contributed equity only when all of the following conditions are met:

•	a resolution of the shareholders' meeting specifies a fixed number of shares to be issued in exchange for a fixed amount of consideration;
•	the contributions do not bear a fixed return prior to their capitalization; and
•	the contributions are non-refundable.

Contributions for future capital increases that do not meet these conditions are recognized as financial liabilities in accordance with IAS 32 – Financial Instruments: Presentation.

m.	Other Comprehensive Income

OCI comprises items of income and expense that are recognized outside profit or loss as required or permitted by IFRS Accounting Standards.

For the Company, OCI primarily includes remeasurements of defined benefit obligations and the related income tax effects. Such amounts are recognized directly in stockholders’ equity and, in accordance with IAS 19 Employee Benefits, are not subsequently reclassified to profit or loss.

n.	Comprehensive income

Comprehensive income comprises profit or loss for the period and OCI. OCI includes actuarial gains and losses arising from the remeasurement of defined benefit obligations and any other items required by IFRS Accounting Standards to be recognized outside profit or loss.

The amounts comprising comprehensive income for 2025 and 2024 are stated in historical Mexican Pesos.

o.	Revenue recognition

Revenue is recognized when (or as) the Company satisfies a performance obligation by transferring control of promised goods or services to a customer. Revenue is measured based on the amount of consideration to which the Company expects to be entitled in exchange for transferring the promised goods or services, excluding amounts collected on behalf of third parties, such as value-added tax.

Dart, S. A. de C. V.

(A subsidiary of Tupperware Services México, S. de R. L. de C. V., which in turn is a subsidiary of Party Products Holdings, LLC)

Notes to the Financial Statements

(Expressed in Mexican Pesos)

The Company recognizes revenue from the sale of products at the point in time when control of the goods is transferred to the customer, which generally occurs upon delivery of the products in accordance with the contractual terms. Revenue from services is recognized over time or at a point in time, depending on when the related performance obligation is satisfied, in accordance with the terms of the respective contracts.

The transaction price reflects the consideration specified in the contract with the customer and is presented net of rebates, discounts and other variable consideration, when applicable.

Service revenue

Through October 2024, revenue from toll manufacturing services was recognized as the services were rendered, provided that: (a) the amount of revenue and the costs incurred in rendering the services could be measured reliably, and (b) it was probable that the Company would receive the economic benefits associated with the rendering of such services.

Revenue from toll manufacturing services represented the total toll manufacturing costs incurred in the production of plastic products plus a 6.5% markup, in accordance with the agreement entered into between Dart and TPAG.

Revenue from the sale of products

Beginning in November 2024, revenue from the sale of finished goods has been recognized when control of the products is transferred to the customer, provided that: (a) the amount of revenue and the costs incurred can be measured reliably, and (b) it is probable that the Company will receive the economic benefits associated with the sale.

Revenue from product sales represents the total manufacturing and operating costs incurred in the production and distribution of plastic products plus a 5.2% markup.

p.	Presentation of costs, expenses and additional items in the Statement of Comprehensive Income

The Company presents costs and expenses in the Statement of Comprehensive Income using a classification based on function. Under this presentation method, cost of sales is presented separately from other operating costs and expenses, reflecting the specific function of each category of cost and expense within the Company's operations.

In addition, for purposes of enhancing the analysis of its financial performance, the Company presents operating profit as a separate line item in the Statement of Comprehensive Income, as such presentation is common practice within the industry in which the Company operates.

q.	Foreign Currency Translation

Transactions denominated in foreign currencies are initially recorded in the functional currency using the exchange rates in effect on the transaction date. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rates prevailing at the reporting date. Exchange gains and losses arising from fluctuations in exchange rates between the transaction date and the settlement date, or from the translation of monetary items at the reporting date, are recognized in the Statement of Comprehensive Income as part of net finance costs (finance income and finance costs, net). See Note 5.

r.	Leases

The Company recognizes a right-of-use asset and a lease liability for all leases with a lease term of more than 12 months, unless the underlying asset is of low value. The right-of-use asset represents the Company's right to use the leased underlying asset, and the lease liability represents its obligation to make lease payments. A lease liability is initially recognized at the present value of the future lease payments to be made, with a corresponding right-of-use asset recognized for the same amount. Future lease payments are discounted using the interest rate implicit in the lease.

Subsequent to the commencement date, the Company measures the right-of-use asset at cost less accumulated depreciation or amortization and any accumulated impairment losses.

Dart, S. A. de C. V.

(A subsidiary of Tupperware Services México, S. de R. L. de C. V., which in turn is a subsidiary of Party Products Holdings, LLC)

Notes to the Financial Statements

(Expressed in Mexican Pesos)

The lease liability is subsequently measured by increasing the carrying amount to reflect interest accrued on the lease liability and reducing it to reflect lease payments made.

For leases with a lease term of 12 months or less and leases for which the underlying asset is of low value, the Company recognizes the associated lease payments as an expense on a straight-line basis over the lease term. See Note 10.

4.	Accounting estimates

The Company makes estimates and assumptions regarding future events for the purpose of recognizing and measuring certain items in the financial statements. Actual results may differ from those accounting estimates. The estimates and assumptions that have a significant risk of resulting in material adjustments to the carrying amounts of recognized assets and liabilities within the next financial year are described below:

Income Taxes

The Company is subject to income taxes. Significant judgment is required in determining current and deferred income tax. There are numerous transactions and calculations for which the ultimate tax determination is uncertain.

The Company recognizes a liability for tax positions identified during tax audits when it considers it probable that additional taxes will be assessed beyond those originally recognized. When the final outcome of these matters differs from the amounts initially estimated, the resulting differences are recognized in current and/or deferred income tax in the period in which such determination is made.

Employee benefits

At the end of each reporting period, the Company estimates the discount rate used to determine the present value of the estimated future cash flows required to settle its pension obligations based on market yields of Mexican government bonds denominated in the same currency in which the pension benefits are expected to be paid and with maturities approximating the terms of the related obligations.

5.	Financial risk Management

As of December 31, 2025 and 2024, the Company is exposed to the following financial risks arising from its operations:

The Company is exposed to financial risks arising in the normal course of business, including foreign exchange risk, credit risk, concentration risk and liquidity risk. Management monitors these risks on an ongoing basis and implements measures designed to mitigate their potential impact on the Company’s financial position and results of operations.

The principal financial risks to which the Company is exposed and the manner in which they are managed are described below:

Risk	Risk Exposure Arising From	Risk Measurement	Risk Management
Foreign exchange risk	Future commercial transactions and recognized financial assets and liabilities not denominated in the Company's functional currency.	Cash flow forecasting and sensitivity analysis	Monitoring of the natural hedge between foreign currency assets and liabilities
Interest rate risk	Long-term variable-rate borrowings.	Sensitivity analysis.	Appropriate management of credit facility drawdowns and financing arrangements
Concentration risk	Exposure to individual customers and suppliers.	Sensitivity analysis.	Customer and supplier contractual arrangement
Liquidity risk	Borrowings and other financial liabilities.	Cash flow forecasting.	Maintenance of available credit facilities and borrowing arrangement

Dart, S. A. de C. V.

(A subsidiary of Tupperware Services México, S. de R. L. de C. V., which in turn is a subsidiary of Party Products Holdings, LLC)

Notes to the Financial Statements

(Expressed in Mexican Pesos)

Market Risk

i.	Foreign exchange risk

Exposure

The Company's exposure to foreign exchange risk at the end of the reporting period is as follows.

	December 31, 2025 USD	December 31, 2024 USD
Cash and cash equivalents	$100,010	$192,949
Accounts payable	(1,856,422)	(467,152)

As of December 31, 2025 and 2024, the exchange rates were $17.9667 MXN and $ 20.2683 MXN per U.S. dollar (“USD”), respectively. As of June 30, 2026, the date of issuance of these financial statements, the exchange rate was $17.4700 MXN per USD.

The Company uses a corporate exchange rate for internal reporting purposes, which as of December 31, 2025 was $17.9953 MXN per USD.

Instruments Used by the Company

The Company is exposed to foreign exchange risk arising from transactions and balances denominated in currencies other than its functional currency, primarily the USD. Such exposure is mainly related to purchases of raw materials, intercompany transactions and certain monetary assets and liabilities denominated in foreign currency.

ii.	Interest rate risk

Exposure

As of December 31, 2025 and 2024, the Company had no outstanding borrowings or other material variable-rate financial instruments. Accordingly, the Company was not exposed to material interest rate risk.

iii.	Concentration risk

Exposure

The Company maintains significant commercial and financial relationships with related parties. Accordingly, a substantial portion of its revenues, purchases and balances receivable and payable arise from transactions with entities within the group.

Management periodically evaluates the creditworthiness and financial condition of these entities and considers that the associated concentration risk is appropriately managed under the current circumstances.

iv.	Liquidity risk

Prudent liquidity risk management implies maintaining sufficient cash and readily realizable securities, the availability of funding through an adequate amount of committed credit facilities, and the ability to close out market positions.

Due to the dynamic nature of the underlying businesses, the Company's treasury function maintains flexibility in funding by keeping credit facilities available.

Dart, S. A. de C. V.

(A subsidiary of Tupperware Services México, S. de R. L. de C. V., which in turn is a subsidiary of Party Products Holdings, LLC)

Notes to the Financial Statements

(Expressed in Mexican Pesos)

The Company continuously monitors cash flow projections and liquidity requirements, ensuring that sufficient cash and highly liquid investments are maintained to meet operational needs. This is generally carried out at the local level within the operating entities and in accordance with the limits established by the corporate group to which the Company belongs.

These limits vary depending on the jurisdiction and take into consideration the liquidity of the markets in which the entity operates.

In addition, the Company's liquidity management policy includes projecting cash flows in the major currencies in which it operates and considering the level of liquid assets necessary to meet such projections; monitoring Statement of Financial Position liquidity ratios against internal and external regulatory requirements; and maintaining debt financing plans.

As of December 31, 2025 and 2024, the Company had no outstanding bank debt and, therefore, Management considers that its exposure to liquidity risk is not significant.

6.	Cash and cash equivalents

The balance of cash and cash equivalents as of December 31, 2025 and 2024 consists primarily of cash, bank deposits and foreign currency balances, all of which are highly liquid and are subject to an insignificant risk of changes in value.

The components of cash and cash equivalents are as follows:

	December 31, 2025	December 31, 2024
	MXN	MXN
Cash	$71,882	$78,276
Bank	4,787,409	15,539,981
Total cash and cash equivalents	$4,859,291	$15,618,257

7.	Related party transactions

As discussed in Note 1, the Company is a subsidiary of Tupperware Services México, S. de R. L. de C. V., which is, in turn, a subsidiary of Party Products Holdings, LLC.

a.	Balances with related parties as of December 31, 2025 and 2024.

Outstanding balances with related parties are unsecured and arise in the ordinary course of business from transactions including cash pooling arrangements, the purchase and sale of goods, contract manufacturing, packaging, distribution and management services. Except for balances arising from the corporate cash pooling arrangement, no interest is charged on outstanding balances, and no collateral has been granted or received.

Management expected these balances to be settled within twelve months after the reporting date. This expectation was confirmed by events occurring during 2026, when the outstanding balances with related parties were fully settled and/or offset as part of the acquisition of the Company, in accordance with the settlement mechanism established under the Share Purchase Agreement ("SPA"). Accordingly, no balances remained outstanding with related parties following completion of the transaction.

Management assessed the recoverability of the outstanding receivable balances as of December 31, 2025 and 2024 concluded that no impairment allowance was required. Likewise, no balances were past due as of the reporting date.

Dart, S. A. de C. V.

(A subsidiary of Tupperware Services México, S. de R. L. de C. V., which in turn is a subsidiary of Party Products Holdings, LLC)

Notes to the Financial Statements

(Expressed in Mexican Pesos)

		December 31, 2025	December 31, 2024
	Nature of balance	MXN	MXN
Receivable:

Party Us Operations Llc & Corp	Sale of Tupperware products	$505,507,106	$-

Dart Do Brasil Industria e Comercio LTDA	Sale of Tupperware products and Mold cost reimbursements	18,714,107	19,594,472

Tupperware Brands Korea Ltd	Sale of raw materials and sale of Tupperware products	2,291,497	1,885,699

Tupperware India Pvt Ltd	Sale of Tupperware products and Mold cost reimbursements	1,855,750	20,510

Tupperware (China) CO. LTD	Sale of Tupperware products and Mold cost reimbursements	1,835,748	671,531

Party Ip Holdings Llc	Sale of Tupperware products	1,529,774	-

Tupperware Brands México, S. de R. L. de C. V.	Cash pooling arrangements and Building lease	1,377,064	1,453,016

Tupperware Brands Malasya	Sale of Tupperware products	761,068	-

Administradora Dart, S. de R.L. de C.V.	Cash pooling arrangements, Contract manufacturing, Packaging and Distribution services and Building and warehouse lease	-	60,780,775

Dart Industries Inc	Mold repair and Cost reimbursements	-	6,402,438
	Total Due from related parties	$533,872,114	$90,808,441

Dart, S. A. de C. V.

(A subsidiary of Tupperware Services México, S. de R. L. de C. V., which in turn is a subsidiary of Party Products Holdings, LLC)

Notes to the Financial Statements

(Expressed in Mexican Pesos)

	Nature of balance	December 31, 2025 MXN	December 31, 2024 MXN
Payable:

Administradora Dart, S. de R.L. de C.V.	Cash pooling arrangements	$(325,724,922)	$(92,794,117)

Dart Do Brasil Industria e Comercio LTDA	Purchase of raw materials and Reimbursement of customs duties related to molds	(11,707,974)	(9,551,992)

Party Us Operations Llc & Corp	Purchase of packaging materials and Tigger fee expenses	(5,027,343)	-

Tupperware Brands México, S. de R. L. de C. V.	Management services	(3,098,690)	(6,675,583)

Party Ip Holdings Llc	Purchase of packaging materials	(2,171,301)	-

Tupperware (China) CO. LTD	Purchase of raw materials and Reimbursement of customs duties related to molds	(2,149,962)	(2,949,793)

Tupperware India Pvt Ltd	Purchase of raw materials and Reimbursement of customs duties related to molds	(678,418)	(1,668,595)

Tupperware Brands Korea Ltd	Purchase of raw materials and Reimbursement of customs duties related to molds	(585,756)	(1,000,617)

Tupperware Belgium N. V.	Reimbursement of customs duties	(326,799)	(395,268)

Dart Industries Inc	Mold Rental and Reimbursement of Expenses.	(42,900)	-
Tupperware Industria Lusitana Artigos Domesticos, Lda	Reimbursement of customs duties	(85,987)	(57,508)
Tupperware US Inc	Purchase of Packaging Materials	-	(5,638,429)
Tupperware Brands Argentina	Reimbursement of customs duties	-	(188,008)
	Total Due to related parties	$(351,600,052)	$(120,919,910)

The balance due from Administradora Dart, S. de R.L. de C.V. arises primarily from the Group's corporate cash pooling arrangement, which was established to centralize excess cash balances and optimize liquidity management among participating related parties. Under this arrangement, excess cash was transferred among participating entities, and interest accrued at a variable interest rate based on daily outstanding balances.

As part of the acquisition of the Company completed during 2026, the corporate cash pooling arrangement ceased to operate and the outstanding balance was fully settled in accordance with the settlement process established under the Share Purchase Agreement ("SPA"). Consequently, no balances remained outstanding under this arrangement following completion of the transaction.

Dart, S. A. de C. V.

(A subsidiary of Tupperware Services México, S. de R. L. de C. V., which in turn is a subsidiary of Party Products Holdings, LLC)

Notes to the Financial Statements

(Expressed in Mexican Pesos)

b.	The principal transactions with related parties, which were conducted on terms and conditions substantially equivalent to those that would have prevailed in transactions with unrelated parties, are as follows:

	Note	December 31, 2025 MXN	December 31, 2024 MXN
Income for:
Product sales	15	$1,737,935,375	$184,400,995
Maquila services	15	-	817,875,844
Other income		99,249,452	92,464,747
Interest income		4,020	14,960,139
		$1,837,188,847	$1,109,701,725
Costs and expenses:
Cost of maquila services	16	$(1,600,564,728)	$(1,301,108,720)
Administrative service fees	16	(32,455,993)	(38,138,401)
Other expenses		(26,451,505)	(801,615)
Interest expenses		(14,627,160)	(8,160,775)
Machinery and equipment	16	(12,550,848)	(14,805,503)
Expense reimbursements	16	(2,442,504)	(3,314,206)
Vehicle sublease expense	16	(35,391)	(30,871)
		$(1,689,128,129)	$(1,366,360,091)

c.	In the ordinary course of business, the Company is exposed to foreign exchange risk arising from fluctuations in exchange rates associated primarily with foreign currency denominated purchases of raw materials.

8.	Inventory analysis

The components of inventory as of December 31, 2025 and 2024 are presented below:

	December 31, 2025 MXN	December 31, 2024 MXN
Materials and supplies	$109,396,686	$76,099,501
Raw materials	76,218,725	63,748,277
Finished goods	18,231,648	8,601,754
Capitalized production variances	(18,791,314)	372,105
	185,055,745	148,821,637
Allowance for obsolete inventories	(47,454,675)	(8,647,996)
	$137,601,070	$140,173,641

The impairment and obsolescence of inventories are recognized within cost of sales.

Capitalized production variances correspond to manufacturing variances arising from differences between actual costs and standard costs, including purchase price, labor and manufacturing overhead variances, that are allocated to inventories at year-end. Such variances are recognized in cost of sales as the related inventories are sold.

Capitalized manufacturing variances are amortized over a three-month period, which reflects the Company's average inventory turnover. Management believes that this amortization period is appropriate as it approximates the period in which the related inventories are sold and recognized in cost of sales, thereby ensuring that inventories are carried at an amount that approximates actual production cost.

Dart, S. A. de C. V.

(A subsidiary of Tupperware Services México, S. de R. L. de C. V., which in turn is a subsidiary of Party Products Holdings, LLC)

Notes to the Financial Statements

(Expressed in Mexican Pesos)

9.	Analysis of property, plant and equipment

The balances of property, plant and equipment and accumulated depreciation are presented below:

	December 31, 2025 MXN	December 31, 2024 MXN
Depreciable assets:
Machinery and equipment	$927,685,326	$918,032,707
Buildings	351,392,713	351,392,713
Software	68,364,591	68,364,591
Computer equipment	18,477,395	19,267,899
Office equipment	13,042,367	13,369,991
Communication equipment	2,336,408	2,336,407
	$1,381,298,800	$1,372,764,308
Accumulated depreciation	(1,132,684,660)	(1,087,821,703)
Accumulated amortization	(61,193,089)	(51,087,850)
Non-depreciable assets:	187,421,051	233,854,755

Construction in progress	49,654,726	34,137,363
Land	13,698,546	13,698,546
	$250,774,323	$281,690,664

Depreciation expense recognized in profit or loss for the years ended December 31, 2025 and 2024 amounted to $49,270,896 MXN and $54,624,944 MXN, respectively, and is included within cost of sales and selling expenses. See Note 16.

The software is an integral and indispensable component of the related machinery and equipment, as the equipment cannot operate without that specific software. Accordingly, the software is accounted for as part of property, plant and equipment.

Amortization expense recognized in profit or loss for 2025 and 2024 amounted to $9,285,555 MXN and $9,211,037 MXN, respectively. These amounts are included within cost of services in the statement of profit or loss. See Note 16.

10.	Leases

The Company leases warehouse facilities, material handling equipment and information technology equipment under non-cancellable lease agreements. Lease terms generally range from 12 to 48 months.

At the commencement date of a lease, the Company recognizes a lease liability measured at the present value of the lease payments that are not paid at that date and a corresponding right-of-use asset. When the interest rate implicit in the lease cannot be readily determined, the Company measures the lease liability using its incremental borrowing rate.

Right-of-use assets are subsequently measured at cost less accumulated depreciation and impairment losses, if any, and are depreciated on a straight-line basis over the shorter of the lease term and the useful life of the underlying asset. Lease liabilities are subsequently measured using the effective interest method.

During 2025, the Company entered into new lease agreements primarily related to warehouse facilities, material handling equipment and information technology equipment.

Dart, S. A. de C. V.

(A subsidiary of Tupperware Services México, S. de R. L. de C. V., which in turn is a subsidiary of Party Products Holdings, LLC)

Notes to the Financial Statements

(Expressed in Mexican Pesos)

a)	Right-of-use assets

The movement in right-of-use assets during the year ended December 31, 2025 is as follows:

	December 31, 2025 MXN	December 31, 2024 MXN
Balance at January 1	$2,994,387	$24,794,045
Additions	22,114,470	-
Depreciation expense	(8,045,897)	(21,799,658)
Balance at December 31	$17,062,960	$2,994,387

Depreciation expense recognized during the year includes the depreciation of right-of-use assets recognized in previous years, as well as depreciation related to lease agreements entered into during 2025.

b)	Lease liabilities

Lease liabilities are summarized as follows:

The Company expects to settle the current portion of lease liabilities within the twelve months following the reporting date, while the non-current portion corresponds to contractual payments due thereafter.

	December 31, 2025 MXN	December 31, 2024 MXN
Current portion	$4,537,640	$2,994,387
Non-current portion	12,525,320	-
Total lease liabilities	$17,062,960	$2,994,387

c)	Nature of lease arrangements

As of December 31, 2025, the Company's lease portfolio consisted primarily of the following assets:

Underlying asset	Lease term
Warehouse facility	12 months
Forklift	12 months
Hydraulic pallet trucks	24 months
Information technology equipment	48 months

Lease payments are fixed over the contractual lease term and do not include significant variable lease payments, residual value guarantees or purchase options. None of the lease agreements contains significant restrictive covenants.

d)	Significant judgments

Management assessed each lease agreement to determine whether it conveys the right to control the use of an identified asset.

Where the interest rate implicit in a lease was not readily determinable, the Company applied its incremental borrowing rate in measuring the lease liability. Management also evaluated the lease term, including renewal and termination options, and concluded that only those periods for which it is reasonably certain that such options will be exercised were included in the measurement of lease liabilities.

Management concluded that the carrying amounts of the right-of-use assets and lease liabilities recognized as of December 31, 2025 appropriately reflect the Company's contractual rights and obligations under its lease agreements.

e)	Cash flows

Total cash outflows related to lease contracts during the year ended December 31, 2025 amounted to $5,051,510 MXN, which were presented within financing activities in the statement of cash flows, in accordance with IFRS 16.

Dart, S. A. de C. V.

(A subsidiary of Tupperware Services México, S. de R. L. de C. V., which in turn is a subsidiary of Party Products Holdings, LLC)

Notes to the Financial Statements

(Expressed in Mexican Pesos)

11.	Stockholders' equity

As of December 31, 2025 and 2024, capital stock is comprised as follows:

Shares	Description	Amount
50,000	Series "A": represents the fixed portion of capital without withdrawal rights	$50,000
147,002,477	Series "B": represents the variable portion of capital with withdrawal rights	147,002,477
147,052,477	Nominal capital stock	147,052,477
	Cumulative inflation adjustment as of December 31, 2007	88,140,335
	Capital stock as of December 31, 2025 and 2024	$235,192,812

Net income for the year is subject to the legal requirement that at least 5% of annual earnings be appropriated to the legal reserve until such reserve equals 20% of paid-in capital stock.

Dividends distributed from the Net Tax Profit Account (“CUFIN”) are not subject to Income Tax. Dividends distributed more than the CUFIN balance are subject to a tax equivalent to 42.86% of the distributed amount. The resulting tax is payable by the Company and may be credited against the current year's income tax liability or the income tax liability of the year in which the dividend is paid. Any remaining balance may be credited during the following two fiscal years against the respective year's income tax liability or estimated income tax payments.

Dividends paid from earnings that have previously been subject to Income Tax are not subject to any additional withholding or tax payment. The Mexican Income Tax Law (“LISR”) requires entities to maintain a CUFIN for earnings generated through December 31, 2013, and a separate CUFIN for earnings generated on or after January 1, 2014.

In the event of a capital reduction, the procedures established by the LISR provide that any excess of stockholders' equity over the balances of contributed capital accounts shall receive the same tax treatment applicable to dividends.

12.	Employee benefits

a.	The DBO amounted to $104,773,611 MXN and $86,002,653 MXN as of December 31, 2025 and 2024, respectively.

b.	The following table presents the financial position resulting from the reconciliation between the present value of the DBO and the A/PNBD recognized in the Statement of Financial Position:

	Pension benefits		Seniority premium benefits		Total
	December 31, 2025 MXN	December 31, 2024 MXN	December 31, 2025 MXN	December 31, 2024 MXN	December 31, 2025 MXN	December 31, 2024 MXN
Defined benefit obligation	$63,771,645	$51,979,938	$41,001,966	$34,022,715	$104,773,611	$86,002,653
(PA)/NDBL)	$63,771,645	$51,979,938	$41,001,966	$34,022,715	$104,773,611	$86,002,653

c.	Reconciliation of the DBO

The following is a reconciliation of the opening and closing balances of the DBO:

	Pension benefits		Seniority premium benefits		Total
	December 31, 2025 MXN	December 31, 2024 MXN	December 31, 2025 MXN	December 31, 2024 MXN	December 31, 2025 MXN	December 31, 2024 MXN
Defined benefit obligation at the beginning of the period:	$51,979,938	$53,251,995	$34,022,715	$27,012,789	$86,002,653	$80,264,784
Service cost	2,990,127	3,081,352	2,252,828	1,779,169	5,242,955	4,860,521
Interest cost on the defined benefit obligation	5,432,670	5,178,235	3,440,574	2,525,552	8,873,244	7,703,787
Benefits paid	(4,588,452)	(7,417,866)	(1,393,279)	(1,844,701)	(5,981,731)	(9,262,567)
Remeasurements	7,957,362	(2,113,778)	2,679,128	4,549,906	10,636,490	2,436,128
Defined benefit obligation at the end of the period	$63,771,645	$51,979,938	$41,001,966	$34,022,715	$104,773,611	$86,002,653

Dart, S. A. de C. V.

(A subsidiary of Tupperware Services México, S. de R. L. de C. V., which in turn is a subsidiary of Party Products Holdings, LLC)

Notes to the Financial Statements

(Expressed in Mexican Pesos)

d.	Net Periodic Benefit Cost (NPBC)p

The following analysis presents the NPBC by type of plan:

	Pension benefits		Seniority premium benefits		Total
	December 31, 2025 MXN	December 31, 2024 MXN	December 31, 2025 MXN	December 31, 2024 MXN	December 31, 2025 MXN	December 31, 2024 MXN
NPBC

Current service cost	$2,990,127	$3,081,351	$2,252,828	$1,779,169	$5,242,955	$4,860,520
Net interest on the net defined benefit liability (asset)	5,432,670	5,178,235	3,440,574	2,525,552	8,873,244	7,703,787
Reclassification of remeasurements	7,957,362	(630,601)	2,679,128	1,094,556	10,636,490	463,955
Net profit or loss	$16,380,159	$7,628,985	$8,372,530	$5,399,277	$24,752,689	$13,028,262

e.	The following analysis presents the remeasurements recognized in other comprehensive income:

	Pension benefits		Seniority premium benefits		Total
	December 31, 2025 MXN	December 31, 2024 MXN	December 31, 2025 MXN	December 31, 2024 MXN	December 31, 2025 MXN	December 31, 2024 MXN
Remeasurements recognized in OCI

Actuarial gains and losses on the defined benefit obligation	$-	$2,113,777	$-	$(4,549,906)	$-	$(2,436,129)
Amortization of remeasurements	-	(630,601)	-	1,094,556	-	463,955
Net effect of remeasurements in OCI	$-	$1,483,176	$-	$(3,455,350)	$-	$(1,972,174)

f.	Principal Actuarial Assumptions

The principal actuarial assumptions used, expressed in absolute terms, including the discount rates, salary increase rates, and changes in indices or other variables, as of December 31, 2025 and 2024, are presented below:

	2025	2024
Discount rate	9.50%	10.50%
Annual salary increase rate	6.00%	6.00%
Annual minimum wage increase rate	12.00%	16.00%

13.	Profit sharing with employees

The Company is subject to the payment of PTU, which is determined in accordance with the procedures established in Article 9 of the LISR. The taxable base is calculated using taxable income for income tax purposes, without reducing PTU paid during the year or tax loss carryforwards utilized. Additionally, the non-deductible portion of exempt employee benefits referred to in Section XXX of Article 28 of the LISR must be deducted from taxable revenues.

In 2025, the Company determined current PTU expense of $17,751,894 MXN ($13,952,301 MXN in 2024). The PTU taxable base differs from accounting income primarily due to timing differences in the recognition of certain items for financial reporting and PTU purposes, as well as items that affect only accounting income or the PTU taxable base for the year.

The balances presented in the Statement of Financial Position as of December 31, 2025 and 2024 consist of current PTU and unpaid PTU from the prior year amounting to $17,751,894 MXN and $13,952,301 MXN, respectively.

14.	Income Tax

i.	Current income tax is calculated by applying the statutory tax rate of 30% to taxable profit. In 2025, the Company determined taxable profit of $186,983,340 MXN ($148,381,644 MXN in 2024). Taxable profit differs from accounting profit mainly due to items that are recognized and deducted in different periods for accounting and tax purposes, the recognition of inflation effects for tax purposes, and items that affect only accounting profit or taxable profit.

Dart, S. A. de C. V.

(A subsidiary of Tupperware Services México, S. de R. L. de C. V., which in turn is a subsidiary of Party Products Holdings, LLC)

Notes to the Financial Statements

(Expressed in Mexican Pesos)

ii.	The income tax provision is analyzed as follows:

	December 31, 2025	December 31, 2024
	MXN	MXN
Current income tax	$(56,095,002)	$(44,514,493)
Deferred income tax	14,418,666	1,639,149
Total income tax expense reported in the statement of comprehensive income	$(41,676,336)	$(42,875,344)

iii.	The reconciliation between the statutory and effective income tax rates is presented below:

	December 31, 2025	December 31, 2024
	MXN	MXN
Profit before income taxes	$124,999,855	$(249,535,807)
Statutory income tax rate.	30%	30%
	37,499,957	(74,860,742)
More (less) tax effect of the following permanent differences:
Non-deductible expenses	9,026,816	122,476,545
Deductible annual inflation adjustment	(4,482,706)	(2,927,762)
Other items	(367,731)	(1,812,697)
Deferred income tax provision	-	-
Total income tax expense	$41,676,336	$42,875,344
Effective income tax rate	33%	(17)%

iv.	As of December 31, 2025 and 2024, the principal temporary differences on which deferred income tax has been recognized are analyzed as follows:

	December 31, 2025 MXN	December 31, 2024 MXN
Property, plant and equipment - Net	$106,409,857	$122,576,567
Employee benefits	104,773,611	86,002,653
Liability provisions	80,682,468	54,904,746
Prepayments	(1,326,834)	(3,037,704)
Inventory obsolescence reserve	47,454,675	8,647,996
Employee Profit Sharing	17,425,102	13,952,301
Allowance for doubtful accounts – tax basi	20,430,417	44,740,518
	375,849,296	327,787,077
Applicable income tax rate	30%	30%
Deferred income tax asset	$112,754,789	$98,336,123
Valuation allowance	$-	$-
Deferred income tax	$112,754,789	$98,336,123

Management assesses the recoverability of deferred tax assets at each reporting date based on the probability that sufficient future taxable profits will be available against which deductible temporary differences can be utilized, in accordance with IAS 12 – Income Taxes.

Dart, S. A. de C. V.

(A subsidiary of Tupperware Services México, S. de R. L. de C. V., which in turn is a subsidiary of Party Products Holdings, LLC)

Notes to the Financial Statements

(Expressed in Mexican Pesos)

In performing this assessment, Management considered, among other factors:

•	the generation of taxable profits during 2023, 2024 and 2025;
•	the expected reversal of existing temporary differences;
•	approved tax and financial forecasts demonstrating the Company's ability to generate future taxable profits; and
•	the nature and expected realization of deductible temporary differences.

Although the Company reported an accounting loss before income tax during 2024, such loss primarily resulted from the recognition of a significant allowance for doubtful accounts related to entities formerly belonging to the Group that subsequently filed for bankruptcy. Management concluded that this non-recurring accounting adjustment did not affect the Company's ability to generate taxable profits.

Based on this assessment, Management concluded that it is probable that sufficient future taxable profits will be available to utilize the recognized deferred tax assets as of December 31, 2025, 2024 and 2023. Accordingly, no valuation allowance has been recognized against these deferred tax assets. Consequently, it was not necessary to recognize a valuation allowance on deferred tax assets.

15.	Income

The following table presents an analysis of the nature of revenue generated from the Company’s ordinary activities.

	December 31, 2025	December 31, 2024
	MXN	MXN
Income for:
Product sales	$1,737,935,375	$184,400,995
Maquila services	-	817,875,844
Total	$1,737,935,375	$1,002,276,839

16.	Operating costs and expenses

The following table presents an analysis of the nature of operating costs and expenses classified by function in the Statement of Comprehensive Income.

	December 31, 2025	December 31, 2024
	MXN	MXN
Cost of sales and services:
Manufacturing costs	$(621,368,321)	$(85,675,428)
Salaries and employee benefits	(367,907,775)	(338,836,922)
Repairs and maintenance	(141,232,203)	(103,295,671)
Electricity costs	(97,947,953)	(85,418,536)
Depreciation	(47,595,504)	(50,831,378)
Variable expenses	(50,488,505)	(8,164,153)
Direct labor	(44,342,187)	(103,455,469)
Packaging materials	(32,979,378)	(21,561,542)
Professional fees	(18,418,784)	(10,742,898)
Freight expenses	(18,075,293)	(25,722,971)
Current PTU expense	(16,616,130)	(13,489,283)
Machinery and Equipment	(9,807,951)	(9,950,386)
Amortization	(8,218,050)	(8,143,533)
Insurance and surety bond expenses	(584,310)	(537,128)
Rent expense	(562,707)	(4,050,541)
Total	$(1,476,145,051)	$(869,875,839)

Dart, S. A. de C. V.

(A subsidiary of Tupperware Services México, S. de R. L. de C. V., which in turn is a subsidiary of Party Products Holdings, LLC)

Notes to the Financial Statements

(Expressed in Mexican Pesos)

	December 31, 2025 MXN	December 31, 2024 MXN
Operating expenses:
Export expenses	$(112,877,605)	$(13,219,392)
General and administrative expenses	(40,364,557)	(45,610,351)
Salaries and employee benefits	(12,481,890)	(13,175,729)
Expenses charged by related parties	(12,084,019)	(17,473,175)
Rent expense	(6,541,436)	(1,787,378)
Maintenance and repair expenses	(2,110,985)	(2,411,765)
Electricity expenses	(1,843,672)	(1,033,222)
Depreciation	(1,675,392)	(3,793,566)
Current PTU expense	(1,135,764)	(463,019)
Amortization	(1,067,505)	(1,067,504)
Local taxes	1,584,490	(1,524,336)
Allowance for doubtful accounts	21,678,313	(378,943,154)
Insurance and surety bond expenses	-	(4,034,881)
Total	$(168,920,022)	$(484,537,472)

17.	Commitments and contingencies

As of December 31, 2025, the Company had the following commitments and contingent liabilities:

a.	Commitments

i.	The Company's principal commitments arise from service agreements and product purchase and sale contracts entered into primarily with related parties. As of December 31, 2025 and 2024, all material terms and conditions established under these agreements had been fulfilled.

b.	Contingencies

i.	As of December 31, 2024, Management evaluated the existence of contingent liabilities in accordance with IAS 37 – Provisions, Contingent Liabilities and Contingent Assets and concluded that the Company had no material contingent liabilities requiring recognition or disclosure in the accompanying financial statements.

18.	Subsequent events

On January 19, 2026, Betterware de México, S. A. P. I. de C. V. ("Befra") entered into an agreement with PPHLLC to acquire the Company´s shares.

Pursuant to the Share Purchase Agreement executed on January 19, 2026, Tupperware Services México, S. de R.L. de C.V. sold to Befra 147,052,476 (one hundred forty-seven million fifty-two thousand four hundred seventy-six) shares issued by Dart and, in turn, Premiere Brands International Coöperatief U.A. sold to Jafra Cosmetics International, S. A. de C. V. one share issued by Dart. As part of the transaction, Befra also obtained a perpetual, exclusive and royalty-free license to use the "Tupperware" trademark throughout the Latin American region.

The closing of the share purchase transaction was subject to obtaining a favorable resolution from the National Antitrust Commission, which was approved on June 2, 2026. Consequently, the aforementioned share purchase transaction became fully effective on that date.

On June 2, 2026, Dart entered into an agreement with Party IP Holdings LLC (Party IP), whereby Party IP sold, transferred, conveyed, assigned, and delivered to Dart all right, title, and interest in and to the molds and other equipment related to the Mexican and Brazilian manufacturing processes. The total value of the transaction amounted to $10,000,000 USD. The accompanying notes are an integral part of these financial statements, which were authorized for issuance on June 30, 2026, by the Company's Vice President of Finance, who is authorized to approve their issuance.

Benjamín Robledo López

Vice President of Finance

Independent auditor’s report on financial statements

To the Managements and Shareholders

Dart do Brasil Indústria e Comércio Ltda.

Opinion

We have audited the accompanying financial statements of Dart do Brasil Indústria e Comércio Ltda. (the “Company”), which comprise the statement of financial position as of December 31, 2025, and the related statements of profit or loss, comprehensive income, change in equity and cash flows for the year then ended, including the related notes (collectively referred to as “the financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year then ended in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (IASB).

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Other Matter

The financial statements of the Company as of December 31, 2024, and for the year then ended were audited by other auditors whose report, dated May 29, 2026, expressed an unmodified opinion on those statements.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (IASB), and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are available to be issued.

www.pwc.com.br	PricewaterhouseCoopers Auditores Independentes Ltda. Rua do Russel, 804, 7[o], Ed. Manchete, Rio de Janeiro, RJ, Brasil, 22210-907 T: +55 (11) 4004-8000

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with US GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers

Auditores Independentes Ltda.

Rio de Janeiro, Brazil

August 11, 2026

 Independent auditors’ report on the financial statements

To the Shareholders and Board of Directors

Dart do Brasil Indústria e Comércio Ltda

Rio de Janeiro

Opinion

We have audited the financial statements of Dart do Brasil Indústria e Comércio Ltda. (the Company), which comprise the statements of financial position as of December 31, 2024, and the related statements of profit or loss, comprehensive income, changes in equity, and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year then ended in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (“IASB”).

Basis for Opinions

We conducted our audit in accordance with the auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with the IFRS Accounting Standards, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are authorized for issuance.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

–	Exercise professional judgment and maintain professional skepticism throughout the audit.

–	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

–	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

–	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

–	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise significant doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with management regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG Auditores Independentes Ltda.

Rio de Janeiro – Brazil

May 29, 2026

Dart do Brasil Indústria e Comércio Ltda.

Statement of Financial Position

In thousands of Reais

Assets
	Note	2025	2024
Current
Cash and cash equivalents	5	348	18,986
Trade accounts receivables	6	18,081	19,534
Accounts receivable from related parties	18	6,817	4,712
Inventory	7	60,159	74,845
Taxes recoverable	8	19,631	15,638
Advances to suppliers		3,822	2,639
Prepaid expenses		1,670	1,017
Other assets		570	612
Total Current Assets		111,098	137,983

Non-current
Compulsory loans		259	315
Taxes recoverable	8	135	2,100
Judicial Deposits	10	3,768	3,952
Deferred taxes	9	8,799	14,542
		12,961	20,908

Right of use	15	9,968	31,150
Property, plant and equipment	11	60,158	71,176
Intangible assets		4,062	11,583
		74,188	113,909

Total Non-Current Assets		87,149	134,817

Total assets		198,247	272,800

Liabilities
	Note	2025	2024
Current
Suppliers	12	7,017	7,121
Accounts payable with related parties	18	25,603	6,408
Dividends payable		11,765	11,765
Labor obligations	13	18,059	19,516
Tax obligations	14	11,190	17,911
Lease liabilities	15	2,989	7,319
Other accounts payable	16	18,792	16,520
Total current liabilities		95,415	86,560

Non-current
Lease liabilities	15	8,841	26,145
Provision for contingencies	10	6,260	3,490
Total non-current liabilities		15,101	29,635

Equity	17
Share capital		98,130	98,130
Capital reserve		29,240	29,240
Retained Earnings (Losses)		(39,639)	29,235
Total equity		87,731	156,605
Total liabilities and equity		198,247	272,800

The management accompanying notes are an integral part of these financial statements.

Dart do Brasil Indústria e Comércio Ltda.

Statement of Profit or Loss for the fiscal years ended as of December 31

In thousands of Reais

	Note	2025	2024
Revenue from the sale of products	19	321,818	396,323
Revenue from services	19	43,517	50,189
Cost of products sold	20	(250,786)	(279,975)
Gross profit		114,549	166,537

Operating expenses
Selling expenses	20	(53,121)	(65,186)
General and administrative	20	(119,698)	(122,833)
Other operating expenses	20	(2,312)	(4,371)
		(175,131)	(192,390)

Loss before financial costs and taxes		(60,582)	(25,853)

Financial revenue	21	1,114	3,531
Financial expenses	21	(3,662)	(6,732)
Net financial loss	21	(2,548)	(3,201)

Loss before income tax and social contribution		(63,130)	(29,054)
Deferred income tax and social contribution	23	(5,744)	12,375

Loss for the year		(68,874)	(16,679)

The management's accompanying notes are an integral part of these financial statements.

Dart do Brasil Indústria e Comércio Ltda.

Statement of Comprehensive Income for the fiscal years ended as of December 31

In thousands of Reais

	2025	2024
Loss for the year	(68,874)	(16,679)

Other comprehensive income (loss)	-	-

Comprehensive income (loss) for the year	(68,874)	(16,679)

The management's accompanying notes are an integral part of these financial statements.

Dart do Brasil Indústria e Comércio Ltda.

Statement of changes in equity for the fiscal years ended as of December 31

In thousands of Reais

	Share capital	Capital reserve	Retained Earnings (Losses)	Total
As of December 31, 2023	98,130	29,240	60,874	188,244

Loss for the year	-	-	(16,679)	(16,679)
Dividends distributed	-	-	(3,195)	(3,195)
Declared dividends	-	-	(11,765)	(11,765)

As of December 31, 2024	98,130	29,240	29,235	156,605

Loss for the year	-	-	(68,874)	(68,874)

As of December 31, 2025	98,130	29,240	(39,639)	87,731

The management’s accompanying notes are an integral part of these financial statements.

Dart do Brasil Indústria e Comércio Ltda.

Statement of cash flows Years Ended December 31

In thousands of Reais

Cash flows from operating activities
	Note	2025	2024
Loss before taxes		(63,130)	(29,054)
Adjustments for:
Depreciation and amortization	11	18,330	17,349
Right of use amortization		3,403	6,000
Provision for contingencies		4,090	(7)
Provision for expected credit losses		(749)	22,866
Inventories write-offs due to obsolescence		27,886	-
Residual value of property, plant and equipment written off	11	7,969	1,714
Interest, monetary and exchange variation and other financial adjustments		210	6,208
		(1,991)	25,076
Changes in assets
Accounts receivable from customers	6	2,202	(9,423)
Accounts receivable from related parties	18	(2,105)	13,055
Inventory	7	(13,200)	41,778
Taxes recoverable	8	2,715	36,743
Advances to suppliers		(1,183)	(1,639)
Prepaid expenses		(653)	770
Judicial deposits	10	184	(746)
Other assets		42	-
Changes in liabilities
Suppliers	12	(104)	(13,302)
Accounts payable with related parties	18	19,195	590
Advance from customer among related parties		-	(24,331)
Labor obligations	13	(1,457)	2,486
Tax obligations	14	(6,721)	(30,339)
Other accounts payable		2,272	4,329
Cash provided from (used in) operating activities		(804)	45,048

Paid income tax and social contribution		(4,744)	(8,353)
Net cash from (used in) operating activities		(5,547)	36,695

Cash flow from investing activities
Property, plant and equipment acquisition	11	(7,760)	(1,628)
Acquisition of intangible assets		-	(5,198)
Net cash used in investing activities		(7,760)	(6,826)

Cash flow from financing activities
Lease payment	15	(5,330)	(7,845)
Dividends paid	17	-	(3,195)

Net cash used in financing activities		(5,330)	(11,040)

(Decrease) increase in cash and cash equivalents		(18,638)	18,827
Cash and cash equivalents at the beginning of the year		18,986	159
Cash and cash equivalents at the end of the year		348	18,986

The management's accompanying notes are an integral part of these financial statements.

Dart do Brasil Indústria e Comércio Ltda.

Financial Statements as of

December 31, 2025 and 2024

Management's accompanying notes to the financial statements

(In thousands of Reais)

1	Operating context

Dart do Brasil Industria e Comercio Ltda. (“Company” or “Dart”) is a limited liability company organized and existing in accordance with Brazilian law, headquartered in the city of Rio de Janeiro. The Company is a subsidiary of Tupperware Brands Americas B.V., a company based in the Netherlands.

The Company aims to manufacture, process, sell, export and import Tupperware branded products. The products mainly include storage solutions for the kitchen and household.

The Company's primary means of distributing its products is through 17 independent distributors and one related party named CAV Sul Central de Apoio a Vendas LTDA located in São Paulo State with branches in 16 Brazilian States. The vast majority of the Company's products are, in turn, sold to end consumers who are not members of its sales force. Therefore, the main vectors of the Company's business are the size, activity, diversity and productivity of its independent sales organizations.

1.1	Impacts of the tax reform

Throughout 2025, the Company maintained an internal Tax Reform Committee composed of representatives from multiple business areas to monitor the development of the Brazilian Consumption Tax Reform and assess its operational, financial, tax, commercial and systems impacts.

As part of its implementation readiness strategy, the Company engaged a third-party advisor to assess the transition impacts and initiated projects to adapt its ERP and tax systems, including the review of tax architecture, definition of CBS and IBS calculation parameters, and updates to tax master data, classifications and tax rules.

The Company also initiated assessments of the impacts on its commercial, logistics and sales operations, while conducting economic and financial modeling to evaluate the effects of the transition to the new tax regime between 2027 and 2033. The analyses covered key areas such as pricing, operating margins, supply chain, tax credits, working capital, cash flow and profitability, supporting management’s decision-making and the identification of operational and tax optimization opportunities.

In addition, the Company established a dedicated budget for the required investments in systems, external advisory services, employee training and other implementation activities. Management continues to closely monitor the evolution of the regulatory framework and maintains a structured governance and implementation plan to ensure regulatory compliance, operational continuity and effective risk mitigation throughout the transition to the new Brazilian tax system.

2	Material accounting policies

The material accounting policies applied in the preparation of these financial statements are defined below and/or presented together with their respective accompanying notes. These policies have been consistently applied in the years presented.

Dart do Brasil Indústria e Comércio Ltda.

Financial Statements as of

December 31, 2025 and 2024

2.1	Basis of preparation

The financial statements were prepared and are being presented in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (IASB) and show all the relevant information specific to the financial statements, and only them, which are consistent with those used by management in its operation, based on the historical cost, unless otherwise indicated.

The preparation of financial statements requires the use of certain critical accounting estimates and the exercise of judgment by the Company’s management during the process of application of the accounting policies. The areas involving a higher degree of judgment or complexity, as well as areas where assumptions and estimates are significant to the financial statements, are disclosed in Note 4.

On August 11, 2026, the Company's Management authorized the completion of these financial statements.

2.2	Functional currency and foreign currency conversion

a.	Functional currency and presentation currency

These financial statements are presented in Brazilian Real, which is the Company's functional currency. All balances have been rounded to the nearest thousand, unless otherwise stated.

b.	Transactions and balances

Transactions with foreign currencies are converted into functional currency based on the exchange rates prevailing on the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of these transactions and the translation of monetary assets and liabilities denominated in foreign currency at the exchange rates at the end of the year are recognized in the statement of profit or loss. Foreign exchange gains and losses are presented in the statement of profit or loss as financial income or expense.

2.3	Financial assets and liabilities

2.3.1	Classification, recognition and measurement

The Company recognizes its financial assets and liabilities, initially at the fair value and, when applicable, subsequently measured at amortized cost, provided that they meet the criteria set out in IFRS 9.

Financial assets and financial liabilities are presented as current, except for those with contractual maturities of more than 12 months after the reporting date.

Trade accounts receivable are initially recognized when they originate. All other financial assets and financial liabilities are initially recognized when the Company becomes a party to the contractual provisions of the instrument.

Dart do Brasil Indústria e Comércio Ltda.

Financial Statements as of

December 31, 2025 and 2024

2.3.2	Impairment of financial assets - Assets measured at their amortized cost

At each reporting date, the Company assesses whether there is objective evidence that a financial asset or group of financial assets is impaired. If such evidence exists, an impairment loss is recognized in profit or loss as the difference between the asset’s carrying amount and the present value of the estimated future cash flows, discounted using the asset’s original effective interest rate. The carrying amount of the asset is reduced through the use of an provision account.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be objectively related to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed through profit or loss.

3	New accounting standards and interpretations not yet effective

A number of new accounting standards will be effective for fiscal years beginning after January 1, 2026. The company has not adopted the following accounting standards in preparing these financial statements.

Description of Standard or interpretation with

Effective for annual periods beginning on or after

Actual date	New standards or changes
January 1, 2026	Classification and Measurement of Financial Instruments – Amendments to IFRS 9 and IFRS 7
January 1, 2027	IFRS 18 – Presentation and Disclosure of Financial Statements.

Management has reviewed the potential impacts of the new standards and amendments issued, including IFRS 18 – Presentation and Disclosure in Financial Statements, and has no expectation of material impacts arising from their initial adoption, except for any changes in the presentation and disclosure of the financial statements.

The other material accounting policies are described in the respective notes.

4	Critical accounting estimates and judgments

Accounting estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events, considered reasonable for the circumstances.

4.1	Critical accounting estimates and assumptions

Based on assumptions, the Company makes estimates with respect to the future. By definition, the resulting accounting estimates will rarely be equal to the respective actual results. The estimates and assumptions that present a significant risk, likely to cause a relevant adjustment in the carrying values of assets and liabilities for the next fiscal year, are contemplated below.

Dart do Brasil Indústria e Comércio Ltda.

Financial Statements as of

December 31, 2025 and 2024

a.	Recognition of deferred income tax assets

At the end of each reporting period, the Company reviews its deferred income tax assets balance related to income tax credits with reference to its most recent estimates of future taxable profits likely to occur and also considering existing temporary taxable differences.

b.	Useful life of property, plant and equipment

The determination of the useful lives of property, plant and equipment are based on estimates, assumptions and judgments related to capitalized costs and useful lives of equipment and its components. Such estimates, assumptions and judgments reflect historical experience and expectations regarding the future conditions and operations of the industry. The estimated useful lives of such assets are reviewed annually to identify the need for any changes. The Company calculates depreciation using the straight-line method. No events or circumstances were identified during the year that would require significant changes to the estimated useful lives or depreciation rate. According to accompanying note 11.

c.	Impairment of non-financial assets

Impairment analysis involves judgment in the evaluation of indicators that may indicate that the recoverable amount of the asset is lower than its carrying amount, as well as the use of estimates and assumptions that reflect the Management's experience and expectations regarding the future conditions and operations of the Company.

In 2025, Management identified impairment indicators and performed the impairment test of non-financial assets. Based on the evaluations made and the cash flow projections approved by Management, it concluded that the recoverable value of the assets is higher than their carrying value, and it is not necessary to establish an impairment loss.

d.	Income tax, social contribution and other taxes

The Company is subject to income tax and social contribution and considers significant judgment necessary to determine the provision for income taxes, which may make the final tax determination uncertain. The Company also recognizes provisions for situations in which additional tax amounts are likely to be due. When the final result of these issues is different from the amounts initially estimated and recorded, these differences affect current and deferred tax assets and liabilities in the period in which the definitive amount is determined. According to accompanying note 22.

e.	Provision for contingencies

Management, together with its external legal advisors, assesses the likelihood of loss arising from legal and administrative proceedings and recognizes provisions for cases classified as probable when a reliable estimate can be made.

The assessment requires significant judgment and is based on the specific facts and circumstances of each case, including the stage of the proceedings and legal counsel’s opinion. Changes in these estimates are recognized in profit or loss when they occur.

Dart do Brasil Indústria e Comércio Ltda.

Financial Statements as of

December 31, 2025 and 2024

5	Cash and cash equivalents

They are financial assets measured at their amortized cost using the effective interest method.

Cash and cash equivalents include cash on hand and bank deposits and other highly liquid short-term investments, with original maturities of up to three months, with an insignificant risk of change in value.

	2025	2024
Cash	9	11
Banks	339	18,975
	348	18,986

Reduction in the cash and cash equivalents balance in 2025 was mainly due to the remittances of funds to the corporation to settle invoices related to royalties and intercompany services throughout the year.

6	Accounts receivable from customers

Accounts receivable from customers correspond to the amounts receivable for the sale of goods in the ordinary course of the Company's business. Accounts receivable from customers are initially recognized at the fair value of the transaction and subsequently measured at their amortized cost using the effective interest method, less the provision for expected credit losses.

The Company follows the guidance of IFRS 9 – “Financial Instruments” to determine the expected credit loss. This determination requires significant judgment. For this judgment, the Company assesses if the credit risk of a financial asset has significantly increased since initial recognition and when estimating the expected credit losses, Company considers reasonable and supportable information that is relevant and available without undue cost or effort. It includes information and quantitative and qualitative analyses, based on the historical experience of Company, in the assessment of credit and considering forward-looking information. Trade receivables are written off when there is no reasonable expectation of recovery. The provision is reviewed at each reporting date and updated, when necessary, to reflect Management’s best estimate of expected credit losses.

If the term for receipt is equivalent to one year or less, accounts receivable are classified in current assets. Otherwise, they are presented in non-current assets.

	Note	2025	2024
Third-party customers	6	18,081	42,400
Provision for expected credit losses		-	(22,866)

		18,081	19,534

The balance of falling due and overdue accounts receivable can be shown as follows:

	2025	2024
Falling due	17,375	18,828
Overdue up to 30 days	-	-
Overdue from 31 to 60 days	-	-
Overdue from 61 to 90 days	-	-
Overdue more than 90 days	706	706
Accounts Receivable from sale of products	18,081	19,534

Dart do Brasil Indústria e Comércio Ltda.

Financial Statements as of

December 31, 2025 and 2024

Changes in the provision for expected credit losses

	2025	2024
Initial Balance	22,866	10
Additions (i)		22,889
Exchange rate changes	(44)	-
Write-offs (ii)	(22,822)	(33)
	-	22,866

(i)	In December 2024, Management created a provision for loss in the amount of BRL 22,889 referring to amounts receivable from companies from other countries that are no longer part of the same economic group as the Company.

(ii)	In December 2025, Management wrote off receivables from third parties that had entered bankruptcy proceedings, considering there was no reasonable expectation of recovery. As these receivables had been fully covered by the provision for expected credit loss (“ECL”), the write-off was recorded against the related provision, with no impact on the statement of profit or loss for the year.

7	Inventories

Inventories are stated at cost or net realizable value, whichever is the lower.

Cost is determined by the “weighted average cost” inventory valuation method and the net realizable value corresponds to the estimated selling price less costs to complete and sell.

The cost of finished products and products in the making comprises raw material, direct labor, packaging, other direct costs and the respective indirect production expenses (based on normal operating capacity). Inventories are evaluated based on their recoverable value on the balance sheet dates. In the event of a loss due to impairment, it is immediately recognized in profit or loss.

	2025	2024
Raw material	9,098	12,891
Others (i)	1,041	1,603
Semi-finished goods (ii)	12,455	32,085
Finished Goods	33,795	24,773
In transit	1,801	1,577
Packaging	1,969	1,916
	60,159	74,845

(i)	The balance classified as "Others" includes, among other items, inventories of gifts used as an incentive to sell (non-Tupperware products - NTW) and auxiliary sales materials (MAV), such as magazines, which are used to support the Company's commercial activities.

(ii)	In 2025, the Company recognized a write-off on certain inventory items related to work-in-process with limited quantities that were not in a saleable condition. The management concluded that the additional costs required to complete these items and convert them into finished goods would not be economically recoverable. Therefore, the inventories were adjusted to their net realizable value with impact in P&L in amount of BRL 20,485.

8	Taxes recoverable

The amounts of ICMS (Tax on the Circulation of Goods and Services) to be recovered are basically composed of credits related to the acquisition of property, plant and equipment directly related to production (credit in 48 monthly installments) and credits related to the acquisition of raw materials and inputs used in the production process.

The amounts of Contribution to Social Program and Social Security Financing (PIS and COFINS) to be recovered also refer to credits related to the acquisition of property, plant and equipment directly related to production (credit in 48 monthly installments) and credits related to the acquisition of raw materials and inputs used in the production process.

Dart do Brasil Indústria e Comércio Ltda.

Financial Statements as of

December 31, 2025 and 2024

The amounts of income tax and social contribution correspond to the payment of the advances of Income Tax and Social Contribution in the year.

The amount of Withholding Income Tax (IRRF) corresponds to the portion of said taxes withheld from the revenue from professional services provided by DART.

	2025	2024
Tax on Circulation of Goods and Services (ICMS)	867	3,149
Contribution to the Financing of Social Security (COFINS)	4,860	5,659
Income Tax and Social Contribution (IRPJ and CSLL)	10,696	4,669
Social Integration Program (PIS)	1,098	1,871
Tax on industrialized products (IPI)	271	420
Withholding income tax (IRRF)	1,959	1,960
Others	15	10
	19,766	17,738

Current	19.631	15,638
Non-current	135	2,100

9	Deferred taxes

Deferred taxes are recognized on temporary differences arising from differences between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Deferred taxes are determined using current tax rates up to the Statement of financial position date. Subsequent changes in tax rates or tax legislation may change the amounts of deferred tax balances, both assets and liabilities.

Deferred tax assets are recognized only to the extent that it is probable that future taxable profits will be available against which the deductible temporary differences and tax losses can be utilized. The balances of deferred income tax assets and liabilities are presented at the net amount in the Statement of financial position when there is a legal right and the intention to offset them when calculating current taxes, usually related to the same legal entity and the same tax authority.

	2025	2024
Provision for judicial and administrative proceedings	66	747
Freight provision	226	239
Provision for profit sharing (PLR)	1,327	952
Provision for expected credit losses (i)	-	7,774
Provision for payments	7,180	4,830
	8,799	14,542

(i) As described in Note 6, in December 2025, Management wrote off certain related party receivables together with the corresponding provision for expected credit loss (“ECL”). As a result, the deferred tax asset previously recognized on the provision for ECL was also reversed in December 2025, as the related temporary difference ceased to exist.

Dart do Brasil Indústria e Comércio Ltda.

Financial Statements as of

December 31, 2025 and 2024

10	Judicial deposits and provision for contingencies

Judicial deposits are financial assets measured at their amortized cost using the effective interest method.

	2025	2024
Judicial Deposits
Tax	175	302
Labor	3,593	3,650
	3,768	3,952

Proceedings for Contingencies with “Probable” loss prognosis

	2025	2024
Labor proceedings	6,260	3,293
Tax proceedings	-	170
Civil proceedings	-	27
	6,260	3,490

Proceedings for Contingencies with “Possible” loss prognosis

	2025	2024
Labor proceedings	31,125	31,034
Tax proceedings	3,656	2,499
Civil proceedings	-	69
	34,781	33,602

Provisions and Contingent Liabilities

Dart is involved in legal and administrative proceedings, including labor, tax, and civil matters. At each reporting period, Management assesses the likelihood of loss associated with these proceedings with the support of external legal counsel and other specialists, Management reviews the legal assessments together with all relevant facts and circumstances to determine whether a provision should be recognized. Provisions are recognized only for claims assessed as probable losses, when a present obligation exists and the amount can be estimated reliably.

A significant portion of the labor claims classified as possible relates to proceedings that are still at preliminary or intermediate stages, for which external legal counsel continues to conclude that strong legal arguments support a favorable outcome. Management has reviewed these assessments and, based on the available evidence, concluded that no provision is required to be recorded.

The increase in the number of labor claims in recent years is primarily attributable to the reduction in Dart’s production levels and the related workforce downsizing. Although this resulted in a higher volume of labor proceedings, the majority have been assessed by external legal counsel as remote or possible rather than probable. Management has reviewed these assessments and concluded that no provision is required for these proceedings.

11	Property, plant and equipment

Items of property, plant and equipment are stated at historical acquisition cost less accumulated depreciation and accumulated impairment losses. Historical cost includes the directly attributable expenditure necessary to prepare the asset for management's intended use.

Dart do Brasil Indústria e Comércio Ltda.

Financial Statements as of

December 31, 2025 and 2024

The Company includes in the carrying value of an item of property, plant and equipment the cost of spare parts only when such cost is likely to provide future economic benefits. The carrying value of the replaced and written-off parts and all other repairs and maintenance are accounted for as expenses for the year when incurred.

Plots of land are not depreciated. Depreciation of other assets is calculated based on the straight-line method for cost allocation, less residual value over the useful life. The useful life of the assets is disclosed below in a note.

The residual values, useful lives and depreciation methods of the assets are reviewed and adjusted, if necessary, when there is an indication of significant change since the last Statement of financial position date.

The carrying value of an asset is immediately written off to its recoverable amount if the carrying value of the asset is greater than its estimated recoverable amount.

Gains and losses on disposals are determined by comparing the sale value with the carrying value and are recognized in “Other revenue (expenses), net” in the income statement. The Company does not have items of property, plant and equipment pledged as collateral.

The Company carried out an assessment of the useful life of its property, plant and equipment and concluded that there was no significant change or alteration in the circumstances in which the estimates were based in order to justify changes in the useful life currently used. The determination of the useful life of the assets takes into account not only the type of asset, but also its regime of use and the conditions to which this asset is subjected during its use.

Property, plant and equipment in progress refer to investments made in the modernization of the factory and the administrative building.

The changes in property, plant and equipment are as follows:

	Buildings	Machinery and equipment	Furniture and fixtures	Installed	IT equipment	Works in progress	Total
Useful life (months)	300	60 or 120	120	120	60	-
Average rate	3%	5% or 10%	10%	7%	20%	-

As of December 31, 2023	1,838	45,784	11,011	25,904	2,189	1,885	88,611
Acquisitions	-	-	18	1,610	-	-	1,628
Write-off	-	-	-	-	-	(1,714)	(1,714)
Depreciation	(12)	(9,658)	(2,118)	(4,716)	(845)	-	(17,349)

As of December 31, 2024	1.826	36.126	8.910	22.798	1.344	171	71.176

Acquisitions	-	265	314	1,853	68	5,260	7,760
Write-off	-	-	(77)	(2,352)			(2,429)
Depreciation	(6)	(9,091)	(2,705)	(4,547)	(631)	-	(16,349)

As of December 31, 2025	1,820	27,300	7,072	17,752	781	5,431	60,158

Cost	13,735	133,541	23,564	54,596	6,355	5,431	237,222
Accumulated depreciation	(11,915)	(106,240)	(16,492)	(36,845)	(5,572)	-	(177,064)

As of December 31, 2025	1,820	27,301	7,072	17,752	782	5,431	60,158

Dart do Brasil Indústria e Comércio Ltda.

Financial Statements as of

December 31, 2025 and 2024

12	Suppliers

Trade accounts payable and other accounts payable are obligations payable for goods or services that have been acquired in the ordinary course of business. They are subsequently measured at their amortized cost using the effective interest method. Given the short maturity of these obligations, in practical terms, they are usually recognized at the amount of the corresponding invoice.

	2025	2024
Domestic suppliers	7,017	7,121
	7,017	7,121

13	Labor obligations

The balances refer to amounts payable to employees for the provision of services to the Company and include all benefits to which such employees are entitled, as well as obligations and salary charges, according to current labor legislation, up to the Statement of financial position date.

	2025	2024
Provision for vacation pay	6,772	7,261
Provision for profit sharing (PLR)	3,904	2,799
National Institute of Social Security (INSS) to be collected	3,529	3,851
Guarantee Fund for Length of Service (FGTS) to be collected	1,068	1,166
Withholding income tax (IRRF) to be collected	1,309	1,271
Others	1,477	3,168
	18,059	19,516

14	Taxes payable

The balances refer to taxes payable by the Company in the ordinary course of business and are calculated based on the tax laws in force, up to the Statement of financial position date.

	2025	2024
Contribution to the Financing of Social Security (COFINS)	1,741	2,793
Social Integration Program (PIS)	320	1,190
Tax on Circulation of Goods and Services (ICMS)	6,897	10,976
Manufactured products tax (IPI)	1,489	1,850
Others	743	1,102
	11,190	17,911

15	Lease Liabilities

The Company assesses at contract inception whether a contract is, or contains, a lease. At the commencement date, the Company recognizes a right-of-use asset and a corresponding lease liability for lease arrangements.

Right-of-use assets are depreciated on a straight-line basis over the lease term. Lease liabilities are initially measured at the present value of future lease payments and subsequently measured at amortized cost using the effective interest method.

Dart do Brasil Indústria e Comércio Ltda.

Financial Statements as of

December 31, 2025 and 2024

(i)	Balances recognized in the statement of financial position

The changes in lease assets and liabilities recognized are shown below:

	Right of use
	December 31, 2023	Additions	Write-off	Depreciation	December 31, 2024
Real properties	34,081	1,341	-	(5,713)	29,709
Machinery and equipment	2,882	686	-	(2,127)	1,441
Total	36,963	2,027	-	(7,840)	31,150

	12/31/2024	Additions	Write-off	Depreciation	December 31, 2025
Real properties	29,709	689	(18,468)	(2,176)	9,754
Machinery and equipment	1,441	-	-	(1,227)	214
Total	31,150	689	(18,468)	(3,403)	9,968

	Lease liabilities
	12/31/2024	Additions	Write-off	Payment	Interest	December 31, 2024
Real properties	35,424	1,341	-	(7,055)	2,288	31,998
Machinery and equipment	1,544	686	-	(790)	26	1,466
Total	36,968	2,027	-	(7,845)	2,314	33,464

	12/31/2024	Additions	Write-off	Payment	Interest	December 31, 2025
Real properties	31.998	689	(18.468)	(4.082)	1.400	11.612
Machinery and equipment	1,466	-	-	(1,248)	75	218
Total	33,464	689	(18,468)	(5,330)	1,475	11,830

	2025	2024
Current	2,989	7,319
Non-current	8,841	26,145
Total	11,830	33,464

(ii)	Average lease term and discount rate

The following table presents the average term of the lease agreements by nature and the discount rate.

Nature	Remaining average term (year)	Discount rate % per year
Machinery and Equipment	1 to 7	4%
Real properties	1 to 7	4%

Dart do Brasil Indústria e Comércio Ltda.

Financial Statements as of

December 31, 2025 and 2024

(iii)	Write-off of right-of-use asset

The write-off recognized during the year ended December 31, 2025, relates to the renegotiation of the lease agreement for the Dart’s external warehouse used for Finish Goods storage. As part of the renegotiation, the lease payments were reduced, and a portion of the leased warehouse area was returned to the lessor. This renegotiation was driven by lower inventory levels achieved during 2025, which allowed the Company to reduce its warehouse space requirements. Consequently, the lease modification resulted in the derecognition of a portion of the related right-of-use asset and lease liability.

16	Other accounts payable

Other accounts payable mainly comprise accrued freight expenses, professional fees (including legal and audit services), utilities and other operating expenses incurred in the ordinary course of business.

	2025	/2024
Bonus provisions	6,011	5,923
Insurance	2,204	6,706
Promotional campaigns	6,383	-
Electricity	557	960
Freight	1,123	764
Consulting services	533	13
Other operating expenses	1,981	2,154
	18,792	16,520

17	Equity

a.	Share capital

The share capital subscribed and paid in as of December 31, 2024 and 2025 is represented by 98,129,914 shares in the amount of one real (BRL 1.00) each, as follows:

	Qty.	Total
Tupperware Brands Americas B.V.	98,129,913	98,129,913
Premier Brands International LLC	1	1
	98,129,914	98,129,914

b.	Dividends distributed

The articles of association establish that the net profits earned by the Company are distributed to the quotaholders each year ended December 31, in proportion to the quota of each one in the share capital. There has been no resolution regarding dividends for the year ended December 31, 2025. Dividends paid during 2024 amounted to BRL 3,195, and dividends declared totaled BRL 11,765.

c.	Capital reserve

Such reserves represent amounts received that did not pass through the result as revenues, substantially related to the monetary adjustment of the Statement of financial position adopted in previous periods (until December 31, 1995).

Dart do Brasil Indústria e Comércio Ltda.

Financial Statements as of

December 31, 2025 and 2024

18	Transactions with related parties

a.	Outstanding balances with related parties

Represented by the following transactions with parties related to the Company:

	Assets
	2025	2024
	Accounts receivable	Accounts receivable
Tupperware Korea	857	322
Cav Sul	1,111	1,329
México Dart SA de CV	3,588	2,884
Other	935	33
Mexico ADA	326	144
Total	6,817	4,712

	Liabilities
	2025		2024
	Accounts payable Related parties	Advance payments to customers	Accounts payable Related parties	Advance to customers
Party Us Operation (i)	21,000	-	-	-
Dart Industries Mexico	62	-	-	-
Tupperware Hong Kong	-	1,272	90	-
México Dart SA de CV	5,735	-	5,916	-
Cav-Sul	-	-	-	-
Other	78	-	402	-
Total	26,875	1,272	6,408	-

Accounts receivable, suppliers and advances to customers, refer mainly to amounts of transactions of purchases and sales of goods. For related parties outside Brazil, transactions are made in foreign currencies (currency of the country of origin of the group company), but there is no large exposure to exchange variations, due to the short payment term in operations.

(i)	During 2025, following the acquisition of Dart by Party Products, the new controlling shareholder; a corporate service agreement was implemented which Dart began receiving centralized management and support services. These services include, among others, strategic management, finance, information technology, legal, human resources and other corporate support functions. The related service fees are charged based on allocation methodologies established by Party Products, which Management believes reasonably reflects the nature and extent of the services provided and the expected benefits received by Dart. Such costs are recognized within operating expenses in the period in which the related services are rendered.

Management believes that the services received are consistent with those typically provided within multinational groups and are necessary to support the Company’s operations. Management considers that the outstanding balance at December 31, 2025 represented normal timing differences between the recognition of the services received and their subsequent settlement and, therefore, had no impact on the recognition of the related expenses in the financial statements for the year ended December 31, 2025.

Dart do Brasil Indústria e Comércio Ltda.

Financial Statements as of

December 31, 2025 and 2024

b.	Transactions with related parties

Represented by the following transactions with parties related to the Company:

	Statement of Profit or Loss
	2025			2024
	Product sales revenue	Revenue from services	Cost	Product sales revenue	Revenue from services	Cost
Tupperware Korea	1,349	-	1,282	499	-	124
Cav Sul	92,237	15,549	56,656	122,926	17,535	67,212
México Dart	783	-	477	594	-	151
Party Operation	618	-	603	-	-	-
Other	839	-	679	230	-	28
Total	95,826	15,549	59,697	124,249	17,535	67,515

c.	Compensation to the Key Management Personnel

Management key personnel comprises officers of the Company. The compensation paid or payable to key management personnel for services rendered is below:

	2025	2024
Wages and other short-term benefits	6,894	9,022

The Company does not grant long-term benefits to its employees or any other benefit other than those presented above.

19	Revenue from the sale of products and services

Revenue comprises the fair value of the consideration received or will be receivable from the sale of products and services provided in the ordinary course of the Company’s business and is presented net of taxes, returns, and discounts.

Revenue from sales of products

Performance obligation is satisfied at a point in time, upon the transfer of control of the products to the customer. Revenue is recognized when control has been transferred, and when the amount of revenue can be reliably measured and it is probable that the economic benefits associated with the transaction will flow to the Company.

Revenue from services

Revenue from services is recognized at a point in time as the Company satisfies its performance obligations, and when the amount of revenue can be reliably measured and it is probable that the economic benefits associated with the transaction will flow to the Company. Specifically, revenue from services includes strategic and commercial advisory and management services, alongside continuous promotional sales methods consulting.

Dart do Brasil Indústria e Comércio Ltda.

Financial Statements as of

December 31, 2025 and 2024

The breakdown of net revenue by service type and market segment for the years ended December 31, 2025 and 2024 is presented below:

	2025	2024
Revenue from the sale of products – domestic market	256,193	338.444
Revenue from services – domestic market	43,517	50,189
Revenue from sale of products - foreign market	22,108	7,690
Net operating revenue	321,818	396,323

20	Cost and expenses per nature

Costs	2025	2024
Raw material and inputs for production	(87,582)	(160,100)
Payroll, charges and benefits	(62,292)	(54,045)
Other costs (i)	(41,157)	(11,919)
Depreciation and amortization	(14,203)	(15,105)
Production expenses	(45,552)	(38,806)
	(250,786)	(279,975)

Operating Expenses
Selling expenses	(53,121)	(65,186)
Freight	(16,423)	(21,759)
Promotions and sales	(13,547)	(12,924)
Packaging	(6,057)	(7,882)
Rental and condominium	(3,273)	(16,865)
Electricity	(1,153)	(1,340)
Marketing (iii)	(11,007)	(1,278)
Services provided by third parties	(1,798)	(2,536)
Expected credit loss	749	-
Taxes, contributions and fees	(612)	(602)

General and Administrative	(119,698)	(122,833)
General expenses	(22,615)	(15,101)
Insurance	2,160	(4,377)
Travel	(648)	(549)
Depreciation and amortization	(4,388)	(5,248)
Depreciation of the right of use	(3.403)	-
Services Corporation (ii)	(24,062)	-
Provision with contingencies	(4,090)	-
Expected credit loss	-	(22,889)
Payroll, charges and benefits	(62,652)	(74,669)

Other Expenses, Net	(2,312)	(4,371)
Other	(2,312)	(4,371)

Total	(175,131)	(192,390)

(i)	The balance refers to costs related to losses in the production process (Note 7), cost with royalties and NTW materials.

(ii)	Following the acquisition of Dart by Party Products in 2025, the Company began incurring charges for corporate services provided by its parent company (Note 18).

(iii)	The increase in marketing expenses in 2025 compared to 2024 was primarily attributable to the resumption of commercial meetings, customer events and promotional activities that had not been carried out in the prior year. These initiatives formed part of the Company’s commercial strategy to support the recovery of business activities, strengthen customer engagement and drive sales growth. Accordingly, marketing expenses returned to a more normalized level during 2025.

Dart do Brasil Indústria e Comércio Ltda.

Financial Statements as of

December 31, 2025 and 2024

21	Financial income (loss)

Financial revenue and expenses are recognized based on the effective interest method.

	2025	2024
Foreign exchange revenue	76	249
Interest on financial investments	-	2
Other financial revenue	1,037	3,279
	1,114	3,530

Interest on imports	-	(148)
Foreign exchange loss	(1,187)	(1,140)
Lease interest	(1,475)	-
Interest expense	(41)	(2,405)
Penalties	(28)	(1,244)
Bank charges	(251)	(507)
Financial Transaction Tax (IOF)	(270)	(647)
Other financial expenses	(661)	(640)
	(3,662)	(6,731)
Financial Result	(2,548)	(3,201)

22	Financial instruments and risk management

a.	Market risks

Market risk is the risk that changes in market prices - such as exchange rates, interest rates and share prices - will affect the Company's earnings or the value of its financial instruments. The objective of market risk management is to manage and control exposures to market risks, within acceptable parameters and, at the same time, to optimize return.

a.1	Interest rate risk

The Company adopts a conservative policy for investing resources in financial investments, as well as raising loans and financing. The Company analyzes its interest rate exposure in a dynamic way, and there are no relevant risks related to interest rates.

a.2	Risk of exchange rate variations

The associated risk arises from the possibility that the Company will incur losses because of fluctuations in exchange rates, which reduce the nominal values of its foreign currency transactions.

The Company carries out commercial transactions in foreign currency (US dollar), mainly related to purchases and sales of goods with related parties, according to Note 18. However, it does not have derivative instruments contracted on the Statement of financial position date.

Sensitivity analysis

In case the foreign currency (US dollar) devalues 5%, the company would lose BRL 939.

	2025	2024
Assets
Accounts receivable from related parties	6,817	4,712
Liabilities
Suppliers related parties	(25,603)	(6,408)
Net exposure	(18,786)	(1,696)

Dart do Brasil Indústria e Comércio Ltda.

Financial Statements as of

December 31, 2025 and 2024

b.	Credit risk

Credit risk arises from cash and cash equivalents, as well as from credit exposures to customers.

For banks and other financial institutions, only securities from top-tier entities with recognized solidity in the market are accepted.

In relation to customers, Management performs a credit analysis that assesses the quality of the customer's credit, taking into account their financial position, past experience and other factors. The limits of individual risks are determined based on internal or external classifications in accordance with the limits determined by the Executive Board. The use of credit limits is monitored regularly.

No credit limit was exceeded during the year, and Management does not expect any material loss arising from default of these counterpart.

c.	Liquidity risk

Cash flow forecasting is performed and monitored by the Company's Management based on ongoing forecasts of liquidity requirements to ensure that the Company has sufficient cash to meet operational needs.

The Company invests excess cash in interest-bearing bank accounts and short-term deposits, choosing instruments with appropriate maturities or sufficient liquidity to provide sufficient margin as determined by the aforementioned forecasts. The Company's financial liabilities are all short-term.

d.	Capital management

The Company's objectives in managing its capital are to safeguard the ability of going concern to deliver return to quotaholders and benefits to other stakeholders, and to maintain an optimal capital structure to reduce this cost.

If applicable, in order to maintain or adjust the Company's capital structure, Management may, or proposes to, in cases where shareholders have to approve, revise the dividend payment policy, return capital to quotaholders or issue new quotas or sell assets to reduce, for example, the level of indebtedness.

e.	Financial instruments by category

The classification of the Company's financial instruments by category has been presented:

	2025	2024
Assets, as per statement of financial position (at amortized cost)
Cash and cash equivalents	348	18,986
Trade accounts receivables	18,081	19,534
Accounts receivable from related parties	6,817	4,712
Court deposits	3,768	3,952
Other assets	570	612
	29,584	47,796

Liabilities, as per statement of financial position (at amortized cost)
Suppliers	7,017	7,121
Accounts payable from related parties	25,603	6,408
Other accounts payable	24,839	16,520
	57,459	30,049

The amounts recorded in current assets and liabilities have immediate liquidity or maturity in the short term. Considering the term and characteristics of these instruments, the carrying amount approximate the fair values.

Dart do Brasil Indústria e Comércio Ltda.

Financial Statements as of

December 31, 2025 and 2024

23	Income tax and social contribution

The reconciliation of expenses with income tax and social contribution calculated by applying the tax rates combined with the amounts reflected in the income is shown below:

	2025	2024
Loss before income tax and social contribution	(63,130)	(29.054)
Combined tax rate	34%	34%
Income tax and social contribution at the combined tax rate	21,464	9,878
Tax losses and CSLL tax loss carryforwards	(19,702)	-
Write-off of deferred tax related to non-recoverable provisions	(7,505)	-
Permanent expenses - non-deductible	-	(2,497)
Expenses with deferred income tax and social contribution	(5,744)	12,375
Effective rate	(10%)	(36%)

24	Non-cash transactions

During the years ended December 31, 2025 and 2024, the Company carried out the following non-cash transactions:

	2025	2024
Non-cash transactions
Right-of-use assets / Lease liabilities	(17,779)	2,027

25	Subsequent events

a.	Corporate restructuring and new controller

The company Dart was acquired by companies of the Mexican BeFra Group on June 2, 2026. The change of corporate control of Dart was formalized by the 115th Amendment to its Articles of Association, filed with the Commercial Registry on 06.12.2026. The document formalizes the participation of JAFRA COSMETICS INTERNATIONAL, S.A. DE C.V. into the company, which now holds 100% of the 98,129,914 quotas (paid-in amount: BRL 98,130).

Independent auditor’s report on financial statements

To the Managements and Shareholders

CAV SUL – Centro de Apoio de Vendas em Produtos Pessoais e Artigos para o Lar Ltda.

Opinion

We have audited the accompanying financial statements of CAV SUL – Centro de Apoio de Vendas em Produtos Pessoais e Artigos para o Lar Ltda. (the “Company”), which comprise the statement of financial position as of December 31, 2025, and the related statements of profit or loss, comprehensive income, change in equity and cash flows for the year then ended, including the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year then ended in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (IASB).

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Other Matter

The financial statements of the Company as of December 31, 2024, and for the year then ended were audited by other auditors whose report, dated May 29, 2026, expressed an unmodified opinion on those statements.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (IASB), and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are available to be issued.

www.pwc.com.br	PricewaterhouseCoopers Auditores Independentes Ltda. Rua do Russel, 804, 7[o], Ed. Manchete, Rio de Janeiro, RJ, Brasil, 22210-907 T: +55 (11) 4004-8000

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with US GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers

Auditores Independentes Ltda.

Rio de Janeiro, Brazil

August 11, 2026

 Independent auditors’ report on the financial statements

To the Shareholders and Board of Directors

CAV SUL – Centro de Apoio de Vendas em Produtos Pessoais e Artigos para o Lar Ltda.

Rio de Janeiro

Opinion

We have audited the financial statements of CAV SUL – Centro de Apoio de Vendas em Produtos Pessoais e Artigos para o Lar Ltda. (the Company), which comprise the statements of financial position as of December 31, 2024, and the related statements of profit or loss, comprehensive income, changes in equity, and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year then ended in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (“IASB”).

Basis for Opinions

We conducted our audit in accordance with the auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with the IFRS Accounting Standards, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are authorized for issuance.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

–	Exercise professional judgment and maintain professional skepticism throughout the audit.

–	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

–	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

–	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

–	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise significant doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with management regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG Auditores Independentes Ltda.

Rio de Janeiro – Brazil

May 29, 2026

Cav Sul – Centro de Apoio de Vendas em Produtos Pessoais e Artigos para o Lar Ltda.

Statement of Financial Position As of December 31

In thousands of Reais

Assets
	Note	2025	2024
Current
Cash and cash equivalents	5	13,698	11,049
Trade accounts receivables	6	8,023	9,412
Inventory	7	1,434	3,557
Advances to suppliers	8	310	1,179
Other assets		106	36
Total Current Assets		23,571	25,233

Non-current
Taxes recoverable	9	4,869	3,508
Judicial Deposit		12	73
Financial investments	10	5,794	-
Loans paid to related parties	16	-	14,899
		10,675	18,480

Right of use		1,460	1,515
Property, plant and equipment		553	566
		2,013	2,081

Total Non-Current Assets		12,688	20,561
Total assets		36,259	45,794

Liabilities
	Note	2025	2024
Current
Suppliers	11	650	854
Accounts payable to related parties	16	1,111	252
Dividends payable	15	5,150	5,150
Labor obligations		845	806
Taxes payable	12	5,652	13,902
Lease liabilities		1,464	1,516
Other accounts payable	13	1,695	1,853
Total current liabilities		16,567	24,333

Non-current
Provision for contingencies	14	34	29
Total non-current liabilities		34	29

Equity	15
Share Capital		50	50
Retained Earnings		19,608	21,382
Total equity		19,658	21,432
Total liabilities and equity		36,259	45,794

The management's accompanying notes are an integral part of these financial statements.

Cav Sul – Centro de Apoio de Vendas em Produtos Pessoais e Artigos para o Lar Ltda.

Statement of Profit or Loss Years Ended December 31

In thousands of Reais

	Note	2025	2024
Revenue from the sale of products	17	283,101	367,611
Cost of products sold	18	(142,538)	(187,398)
Gross Profit		140,563	180,213

Operating expenses
Selling expenses	19	(76,237)	(90,430)
General and administrative	19	(21,400)	(10,635)
Other expenses	19	(672)	(11,085)
		(98,309)	(112,150)

Income before financial income and taxes		42,254	68,063

Financial revenue	20	10,367	11,298
Financial expenses	20	(4,393)	(2,817)
Net financial income		5,974	8,481

Income before income tax and social contribution		48,228	76,544

Current income tax and social contribution	22	(16,164)	(25,455)
Deferred income tax and social contribution	22	(617)	-

Net profit for the year		31,447	51,089

The management's accompanying notes are an integral part of these financial statements.

Cav Sul – Centro de Apoio de Vendas em Produtos Pessoais e Artigos para o Lar Ltda.

Statement of Comprehensive Income Years Ended December 31

In thousands of Reais

	2025	2024
Net profit for the year	31,447	51,089
Other comprehensive income	-	-
Comprehensive income for the year	31,447	51,089

The management's accompanying notes are an integral part of these financial statements.

Cav Sul – Centro de Apoio de Vendas em Produtos Pessoais e Artigos para o Lar Ltda.

Statement of changes in equity Years Ended December 31

In thousands of Reais

	Share capital	Retained Earnings (Losses)	Total Equity
Balance on December 31, 2023	50	22,007	22,057

Net profit for the year	-	51,089	51,089
Dividends Distributed	-	(46,564)	(46,564)
Additional dividends		(5,150)	(5,150)
Balance on December 31, 2024	50	21,382	21,432

Net profit for the year	-	31,447	31,447
Distributed profits	-	(33,221)	(33,221)
Balance on December 31, 2025	50	19,608	19,658

The management's accompanying notes are an integral part of these financial statements.

Cav Sul – Centro de Apoio de Vendas em Produtos Pessoais e Artigos para o Lar Ltda.

Statement of cash flows Years Ended December 31

In thousands of Reais

	Note	2025	2024
Cash flows from operating activities
Income for the year before taxes		48,228	76,544
Adjustments for:
Depreciation and amortization		68	123
Provision for contingencies		5	(33)
Provision for expected credit losses	6	648	(6,255)
Interest, monetary and exchange variation and other financial adjustments		2,007	(1,768)
		2,728	(7,933)

Variations in:
Trade accounts receivables	6	741	13,888
Inventory	7	2,123	2,219
Taxes recoverable		(1,361)	(208)
Advances to suppliers	8	869	24,291
Judicial Deposit		61	21
Other assets		(70)	89
Suppliers	11	(204)	(1,245)
Accounts payable with related parties	16	859	(1,655)
Labor obligations		39	63
Tax obligations	12	(7,171)	(8,216)
Other accounts payable	13	(158)	(594)

Cash generated by operating activities		46,684	97,263

Paid income tax and social contribution		(17,860)	(27,700)

Net cash from operating activities		28,824	69,563

Cash flow from investment activities
Property, plant and equipment acquisition		-	(392)
Loans granted		-	(14,899)
Financial investments	10	(5,794)	-
Cash flow used in investing activities		(5,794)	(15,291)

Cash flow from financing activities
Dividends paid	15/23	(20.381)	(46,564)
Net cash used in financing activities		(20,381)	(46,564)

Net increase in cash and cash equivalents		2,649	7,708

Cash and cash equivalents at the beginning of the year		11,049	3,341
Cash and cash equivalents at the end of the year		13,698	11,049

The management's accompanying notes are an integral part of these financial statements.

Cav Sul – Centro de Apoio de Vendas em

Produtos Pessoais e Artigos para o Lar Ltda.

Financial statements as of
December 31, 2025 and 2024

Management's accompanying notes to the financial statements

In thousands of Reais

1	Operating context

CAV SUL – Centro de Apoio de Vendas em Produtos Pessoais e Artigos para o Lar Ltda. (“Company” or “CAV”), is a limited liability company organized and existing in accordance with Brazilian law, with its principal place of business in the State of São Paulo. The Company is a subsidiary of Tupperware Brands Americas B.V., a company based in the Netherlands.

The Company aims to sell Tupperware branded products. The products mainly include storage solutions for the kitchen and household.

The Company's primary means of distributing its products is through independent sales force organizations and individuals, who are also its customers in many cases. Therefore, the main vectors of the Company's business are the size, activity, diversity and productivity of its independent sales organizations.

1.1	Impacts of the tax reform

Throughout 2025, the Company maintained an internal Tax Reform Committee composed of representatives from multiple business areas to monitor the development of the Brazilian Consumption Tax Reform and assess its operational, financial, tax, commercial and systems impacts.

As part of its implementation readiness strategy, the Company engaged a third-party advisor to assess the transition impacts and initiated projects to adapt its ERP and tax systems, including the review of tax architecture, definition of CBS and IBS calculation parameters, and updates to tax master data, classifications and tax rules.

The Company also initiated assessments of the impacts on its commercial, logistics and sales operations, while conducting economic and financial modeling to evaluate the effects of the transition to the new tax regime between 2027 and 2033. The analyses covered key areas such as pricing, operating margins, supply chain, tax credits, working capital, cash flow and profitability, supporting management’s decision-making and the identification of operational and tax optimization opportunities.

In addition, the Company established a dedicated budget for the required investments in systems, external advisory services, employee training and other implementation activities. Management continues to closely monitor the evolution of the regulatory framework and maintains a structured governance and implementation plan to ensure regulatory compliance, operational continuity and effective risk mitigation throughout the transition to the new Brazilian tax system.

Cav Sul – Centro de Apoio de Vendas em

Produtos Pessoais e Artigos para o Lar Ltda.

Financial statements as of
December 31, 2025 and 2024

2	Material accounting policies

The material accounting policies applied in the preparation of these financial statements are defined below and/or presented together with their respective accompanying notes. These policies have been consistently applied in the years presented.

2.1	Basis of preparation

The financial statements were prepared and are being presented in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (“IASB”) and show all the relevant information specific to the financial statements, and only them, which are consistent with those used by management in its operation, based on the historical cost, unless otherwise indicated.

The preparation of financial statements requires the use of certain critical accounting estimates and the exercise of judgment by the Company’s management during the process of application of the accounting policies. The areas involving a higher degree of judgment or complexity, as well as areas where assumptions and estimates are significant to the financial statements, are disclosed in Note 4.

On August 11, 2026, the Company's Management authorized the completion of these financial statements.

2.2	Functional currency and foreign currency conversion

a.	Functional currency and presentation currency

These financial statements are presented in Brazilian Real, which is the Company's functional currency. All balances have been rounded to the nearest thousand, unless otherwise stated.

b.	Transactions and balances

Transactions with foreign currencies are converted into functional currency based on the exchange rates prevailing on the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of these transactions and the translation of monetary assets and liabilities denominated in foreign currency at the exchange rates at the end of the year are recognized in the statement of profit or loss. Foreign exchange gains and losses are presented in the statement of profit or loss as financial income or expense.

2.3	Financial assets and liabilities

2.3.1	Classification, recognition and measurement

The Company recognizes its financial assets and liabilities, initially at the fair value and, when applicable, subsequently measured at amortized cost, provided that they meet the criteria set out in IFRS 9.

Financial assets and financial liabilities are presented as current, except for those with contractual maturities of more than 12 months after the reporting date.

Trade accounts receivable are initially recognized when they originate. All other financial assets and financial liabilities are initially recognized when the Company becomes a party to the contractual provisions of the instrument.

Cav Sul – Centro de Apoio de Vendas em

Produtos Pessoais e Artigos para o Lar Ltda.

Financial statements as of
December 31, 2025 and 2024

2.3.2	Impairment of financial assets - Assets measured at their amortized cost

At each reporting date, the Company assesses whether there is objective evidence that a financial asset or group of financial assets is impaired. If such evidence exists, an impairment loss is recognized in profit or loss as the difference between the asset’s carrying amount and the present value of the estimated future cash flows, discounted using the asset’s original effective interest rate. The carrying amount of the asset is reduced through the use of an provision account.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be objectively related to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed through profit or loss.

3	New accounting standards and interpretations not yet effective

A number of new accounting standards will be effective for fiscal years beginning after January 1, 2026. The company has not adopted the following accounting standards in preparing these financial statements.

Description of Standard or interpretation

Effective for annual periods beginning on or after

Actual date	New standards or changes
January 1, 2026	Classification and Measurement of Financial Instruments – Amendments to IFRS 9 and IFRS 7
January 1, 2027	IFRS 18 – Presentation and Disclosure of Financial Statements.

Management has reviewed the potential impacts of the new standards and amendments issued, including IFRS 18 – Presentation and Disclosure in Financial Statements, and has no expectation of material impacts arising from their initial adoption, except for any changes in the presentation and disclosure of the financial statements.

The other material accounting policies are described in the respective notes.

Cav Sul – Centro de Apoio de Vendas em

Produtos Pessoais e Artigos para o Lar Ltda.

Financial statements as of
December 31, 2025 and 2024

4	Critical accounting estimates and judgments

Accounting estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events, considered reasonable for the circumstances.

4.1	Critical accounting estimates and assumptions

Based on assumptions, the Company makes estimates with respect to the future. By definition, the resulting accounting estimates will rarely be equal to the respective actual results. The estimates and assumptions that present a significant risk, likely to cause a relevant adjustment in the carrying values of assets and liabilities for the next fiscal year, are contemplated below.

a.	Impairment of non-financial assets

Impairment analysis involves judgment in the evaluation of indicators that may indicate that the recoverable amount of the asset is lower than its carrying amount, as well as the use of estimates and assumptions that reflect both Management's experience and expectations regarding the future conditions and operations of the Company and its industry. Revisions to the estimates are carried out on an annual basis, at the end of each fiscal year.

After a review of the Company's current scenario, Management concluded that there is no triggering event that requires the preparation of impairment calculations for the years of 2024 and 2025.

b.	Income tax, social contribution and other taxes

The Company is subject to income tax and social contribution and considers significant judgment necessary to determine the provision for income taxes, which may make the final tax determination uncertain. The Company also recognizes provisions for situations in which additional tax amounts are likely to be due. When the final result of these issues is different from the amounts initially estimated and recorded, these differences affect current and deferred tax assets and liabilities in the period in which the definitive amount is determined. Further details in accompanying note 22.

c.	Expected credit losses on trade accounts receivable

The determination of the provision for expected credit losses on trade accounts receivable requires Management to apply significant judgment in estimating the recoverability of outstanding balances. The provision is determined based on historical loss experience, taking into consideration the aging of overdue receivables, current conditions, and future expectations. Changes in these assumptions and estimates may result in adjustments to the provision recognized in the financial statements. Further details are provided in Note 6.

5	Cash and cash equivalents

They are financial assets measured at their amortized cost using the effective interest method.

Cash and cash equivalents include cash on hand and bank deposits and other highly liquid short-term investments, with original maturities of up to three months, with an insignificant risk of change in value.

	2025	2024
Cash	10	9
Banks	13,688	11,040
	13,698	11,049

Cav Sul – Centro de Apoio de Vendas em

Produtos Pessoais e Artigos para o Lar Ltda.

Financial statements as of
December 31, 2025 and 2024

6	Trade accounts receivable

Trade accounts receivable corresponds to the amounts receivable for the sale of goods in the ordinary course of the Company's business. Trade accounts receivable are initially recognized at the fair value of the transaction and subsequently measured at their amortized cost using the effective interest method, less the provision for expected credit losses.

If the term for receipt is equivalent to one year or less, accounts receivable are classified in current assets. Otherwise, they are presented in non-current assets.

	2025	2024
Accounts Receivable from sale of products	11,782	12,230
Other amounts Receivable (i)	4,251	4,544
Provision for expected credit losses	(8,010)	(7,362)
	8,023	9,412

(i) Amount related to collections from business partners and credit card receivables.

Changes in the provision for expected credit losses

	2025	2024
Initial Balance	7,362	13,617
Additions	6,004	4,776
Write-offs	(5,356)	(11,031)
	8,010	7,362

During 2025, the Company worked on the recoverability of outstanding balances, where part of the outstanding balances were written off and the remainder received in cash for the Company, generating a reduction in the balance of accounts receivable and in the need for provision for expected credit losses.

The balance of falling due and overdue accounts receivable can be shown as follows:

	2025	2024
Falling due	2,935	499
Overdue up to 30 days	2,353	3,949
Overdue from 31 to 60 days	746	1,023
Overdue from 61 to 90 days	491	559
Overdue more than 90 days	5,257	6,200
Accounts Receivable from sale of products	11,782	12,230

Cav Sul – Centro de Apoio de Vendas em

Produtos Pessoais e Artigos para o Lar Ltda.

Financial statements as of
December 31, 2025 and 2024

7	Inventories

Inventories are stated at cost or net realizable value, whichever is the lower. Cost is determined by the average cost inventory valuation method, and the net realizable value corresponds to the estimated selling price less costs to complete and sell.

Inventories are reviewed at each reporting date and written down to net realizable value when such value is lower than cost. Any write-down of inventories to net realizable value is recognized immediately in profit or loss.

	2025	2024
Finished Goods	1,434	3,557
	1,434	3,557

8	Advances to Suppliers

The balances recorded in this item refer to amounts advanced to domestic suppliers, intended for the acquisition of goods and services, as well as deposits and collateral linked to commercial contracts.

If the term for receipt is equivalent to one year or less, advances are classified in current assets. Otherwise, they are presented in non-current assets.

	2025	2024
Third parties	310	1,179
	310	1,179

9	Taxes recoverable

The PIS and COFINS recoverable balance relates to a tax recovery claim.

The amounts of income tax and social contribution correspond to the payment of the advances of Income Tax and Social Contribution in the year.

The amount of withholding income tax (WHT) relates to the financial investment.

	2025	2024
Social Integration Program (PIS) and Contribution to the Financing of Social Security (COFINS)	3,550	3,282
Income Tax and Social Contribution (IRPJ and CSLL)	1,303	224
Withholding income tax (IRRF)	16	2
	4,869	3,508

10	Financial Investments

The Company holds a long-term financial investment with a first-rate financial institution, with a contractual term of three years. The application was constituted with the purpose of providing advance collateral to the tax credit related to a lawsuit in progress.

11	Suppliers

Trade accounts payable and other accounts payable are obligations payable for goods or services that have been acquired in the ordinary course of business. They are subsequently measured at their amortized cost using the effective interest method. Given the short maturity of these obligations, in practical terms, they are usually recognized at the amount of the corresponding invoice.

Cav Sul – Centro de Apoio de Vendas em

Produtos Pessoais e Artigos para o Lar Ltda.

Financial statements as of
December 31, 2025 and 2024

	2025	2024
Domestic suppliers	650	854
	650	854

12	Taxes payable

The balances refer to taxes payable by the Company in the ordinary course of business and are calculated based on the tax laws in force, up to the Statement of financial position date.

	2025	2024
Income Tax and Social Contribution (IRPJ and CSLL)	3,200	4,027
Contribution to the Financing of Social Security (Cofins)	1,654	6,528
Social Integration Program (PIS)	346	1,417
Tax on Circulation of Goods and Services (ICMS)	92	1,670
Others	360	260
	5,652	13,902

13	Other accounts payable

	2025	2024
Utilities	4	42
Promotions	-	387
Freight provision	485	1,190
Lawyers and Auditors	899	30
Others	307	204
	1,695	1,853

14	Provisions for contingencies

Probable proceedings

	2025	2024
Tax provision	34	29

The Company is a party to other proceedings for which Management, based on the assessment of its internal and external legal counsel, has judged the risk of loss to be possible. The obligations arising from these proceedings are considered as contingent liabilities, since it is not probable that an outflow of resources embodying economic benefits will be required to settle the obligation. The nature of the main contingent liabilities are:

Possible proceedings

	2025	2024
Civil proceedings	4,363	5,523
Labor proceedings	-	2,113
Tax proceedings (i)	6,155	-
	10,518	7,636

(i)            The proceedings are guaranteed by financial investment, according to Note 10.

Cav Sul – Centro de Apoio de Vendas em

Produtos Pessoais e Artigos para o Lar Ltda.

Financial statements as of
December 31, 2025 and 2024

15	Equity

a.	Share capital

The share capital, subscribed and paid in as of December 31, 2024 and 2025, is represented by 50,000 shares in the amount of one real (BRL 1.00) each, as follows:

Qty.	2025	2024
Latin America Investments Inc	49,999	49,999
Hermano de Villemor Amaral (grandson)	1	1
	50,000	50,000

b.	Dividends distributed

The articles of association establish that the net profits earned by the Company are distributed to the quotaholders each year ended December 31, in proportion to the quota of each one in the share capital. In relation to the 2025 fiscal year, the Company distributed dividends in the amount of BRL 33,221 as profit distribution (2024 - BRL 46,564).

c.	Additional dividends

The balance of dividends payable represents amounts approved for distribution to partners and not yet settled on the base date of the financial statements. As of December 31, 2025, this balance totaled BRL 5,150 (BRL 5,150 as of December 31, 2024).

Cav Sul – Centro de Apoio de Vendas em

Produtos Pessoais e Artigos para o Lar Ltda.

Financial statements as of
December 31, 2025 and 2024

16	Transactions with related parties

a.	Business transactions with related parties

The outstanding balances of accounts payable with related parties as of December 31, 2025 amounted to BRL 1,111 (2024 – BRL 252). This amount refers substantially to purchases of products with Dart do Brasil Indústria e Comércio Ltda. for resale, settled in cash within a term shorter than 12 months.

Dart do Brasil Indústria e Comércio Ltda. is the Company's largest inventory supplier of products for resale. In 2025, the Company purchased BRL 140 million in products (in 2024, in the amount of BRL 185 million) from Dart do Brasil Indústria e Comércio Ltda.

In October 2024, the Company entered into an intercompany loan agreement with a related party. In December 2025, the outstanding balance was fully settled through its conversion into dividends, in accordance with the relevant corporate approvals. Accordingly, there was no outstanding balance as of December 31, 2025.

b.	Compensation of the Key Management Personnel

Key management personnel include officers of the Company. These are the administrator and the general manager.

The compensation paid or payable to key management personnel for services rendered is presented below:

	2025	2024
Wages and other short-term benefits	854	670

The Company does not grant long-term benefits to its employees or any other benefit other than those presented above.

17	Revenue from the sale of products

Revenue comprises the fair value of the consideration received or will be received from the sale of products in the ordinary course of the Company’s business and is presented net of taxes, returns, and discounts.

The Company’s performance obligation is satisfied at a point in time, upon the transfer of control of the products to the customer. Revenue is recognized when control has been transferred, and the amount of revenue can be reliably measured and it is probable that the economic benefits associated with the transaction will flow to the Company.

The breakdown of net revenue for the years ended December 31, 2025 and 2024 is presented below:

	2025	2024
Revenue from the sale of products	276,303	358,266
Freight revenue	6,798	9,345
Net operating revenue	283,101	367,611

Cav Sul – Centro de Apoio de Vendas em

Produtos Pessoais e Artigos para o Lar Ltda.

Financial statements as of
December 31, 2025 and 2024

18	Cost of products sold

As it is a reseller company, the cost of goods sold is essentially composed of finished goods purchased from a related party.

	2025	2024
Cost of goods sold: materials for resale	(142,538)	(187,398)
Total	(142,538)	(187,398)

19	Operating expenses

	2025	2024
Selling expenses	(76,237)	(90,430)
Services provided by third parties	(11,570)	(12,446)
Freight expenses	(14,169)	(18,343)
Expenses with rent and condominium	(2,998)	(3,323)
Electricity expenses	(106)	(108)
Packaging expenses	(7,235)	(7,420)
Expenses with taxes, contributions and fees	(74)	(80)
Marketing expenses	(18,316)	(28,892)
Expected credit loss	(6,004)	-
Expenses with promotions and sales	(15,765)	(19,818)

General and Administrative	(21,400)	(10,635)
General expenses	(13,570)	(2,175)
Insurance expenses	(4)	(8)
Payroll expenses, charges and benefits	(7,704)	(8,329)
Depreciation and amortization	(122)	(123)

Other expenses, net	(672)	(11,085)
Other	(672)	(11,085)
Total	98,309	(112,150)

20	Financial income

Financial revenue and expenses are recognized based on the effective interest method.

	2025	2024
Interest	3,762	3,830
Exchange rate changes	-	1,767
Recognition of recoverable tax credits	6,525	5,417
Other financial revenue	580	284
Financial revenue	10,367	11,298

Financial Transaction Tax	(45)	(101)
Bank Expense	(817)	(1,200)
Fines and Interest	(24)	(317)
Other financial expenses	(791)	(570)
Financial charges	(657)	(629)
Exchange rate changes	(2,059)	-
Financial expenses	(4,393)	(2,817)
Financial income (loss)	5,974	8,481

Cav Sul – Centro de Apoio de Vendas em

Produtos Pessoais e Artigos para o Lar Ltda.

Financial statements as of
December 31, 2025 and 2024

21	Financial instruments and risk management

a.	Market risks

Market risk is the risk that changes in market prices - such as exchange rates, interest rates and share prices - will affect the Company's earnings or the value of its financial instruments. The objective of market risk management is to manage and control exposures to market risks, within acceptable parameters and, at the same time, to optimize return.

a.1	Interest rate risk

The Company adopts a conservative policy for investing resources in financial investments, as well as raising loans and financing. The Company invests the funds available in cash in fixed-income securities of top-tier financial institutions. The Company analyzes its interest rate exposure in a dynamic way, and there are no relevant risks related to interest rates.

a.2	Risk of exchange rate variations

The foreign exchange risk arises from possible fluctuations in exchange rates that may affect foreign currency transactions. In 2025, there is no contract in foreign currency (US dollar) as mentioned in note 16, therefore the actual exposure is BRL 0 (BRL 14,899 in 2024).

b.	Credit risk

Credit risk arises from cash and cash equivalents, as well as from credit exposures to customers.

For banks and other financial institutions, only securities from top-tier entities with recognized solidity in the market are accepted.

In relation to customers, Management performs a credit analysis that assesses the quality of the customer's credit, taking into account their financial position, past experience and other factors. The limits of individual risks are determined based on internal or external classifications in accordance with the limits determined by the Executive Board. The use of credit limits is monitored regularly.

No credit limit was exceeded during the year, and Management does not expect any material loss arising from default of these parties in excess of the amount already provisioned.

c.	Liquidity risk

Cash flow forecasting is performed and monitored by the Company's Management based on ongoing forecasts of liquidity requirements to ensure that the Company has sufficient cash to meet operational needs.

The Company invests excess cash in interest-bearing bank accounts and short-term deposits, choosing instruments with appropriate maturities or sufficient liquidity to provide sufficient margin as determined by the aforementioned forecasts.

The Company's financial liabilities are all short-term.

Cav Sul – Centro de Apoio de Vendas em

Produtos Pessoais e Artigos para o Lar Ltda.

Financial statements as of
December 31, 2025 and 2024

d.	Capital management

The Company's objectives in managing its capital are to safeguard the ability of going concern to deliver return to quotaholders and benefits to other stakeholders, and to maintain an optimal capital structure to reduce this cost.

If applicable, in order to maintain or adjust the Company's capital structure, Management may, or proposes to, in cases where shareholders have to approve, revise the dividend payment policy, return capital to quotaholders or issue new quotas or sell assets to reduce, for example, the level of indebtedness.

e.	Financial instruments by category

The classification of the Company's financial instruments by category has been presented:

	2025	2024
Assets, as per statement of financial position (at amortized cost)
Cash and cash equivalents	13,698	11,049
Trade accounts receivables	10,264	9,412
Judicial deposits	12	73
Loans paid to related parties	-	14,899
Other assets	106	36
	24,080	35,469
Liabilities, as per statement of financial position (at amortized cost)
Suppliers	650	854
Accounts payable to related parties	1,111	252
Other accounts payable	1,695	1,853
	3,456	2,959

The amounts recorded in current assets and liabilities have immediate liquidity or maturity in the short term. Considering the term and characteristics of these instruments, the carrying values approximate the fair values.

22	Income tax and social contribution

The reconciliation of expenses with income tax and social contribution calculated by applying the tax rates combined with the amounts reflected in the income is shown below:

	2025	2024
Profit before income tax and social contribution	48,228	76,544
Combined tax rate	34%	34%
Income tax and social contribution at the combined tax rate	(16,397)	(26,025)
Permanent expenses - non-deductible	378	570
Expenses with current income tax and social contribution	(16,164)	(25,455)
Expenses with deferred income tax and social contribution	(617)	-
Effective rate	34%	33.2%

23	Non-cash transactions

	2025	2024
Non-cash transactions
Settlement of Related Party Loan (i)	12,840	-

Cav Sul – Centro de Apoio de Vendas em

Produtos Pessoais e Artigos para o Lar Ltda.

Financial statements as of
December 31, 2025 and 2024

(i)  During the year ended December 31, 2025, CAV Sul settled the outstanding loan receivable from its principal shareholder, Latin America Inv, through its offset against dividends declared to such shareholders.

This transaction did not involve any cash inflow or outflow and was accounted for as a non-cash settlement through the offsetting of the related financial asset and dividend payable. Accordingly, the transaction had no impact on the Cav Sul’s cash flows and is presented as a non-cash financing activity in accordance with the applicable IFRS requirements.

24	Subsequent Events

a.	Corporate Transaction

The Company Cav Sul were acquired by companies of the Mexican BeFra Group on June 2, 2026. The change of corporate control of Cav Sul was formalized through the 77th Amendment to its Articles of Association, filed with The Commercial Registry on 06.12.2026. This document formalizes the participation of BETTERWARE DE MEXICO, S.A.P.I. DE C.V. in the company, which now holds 100% of the 28,806,195 quotas (paid-in amount: BRL 28,806).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Our articles of association provide that, to the extent permitted by the Securities Market Law, we may indemnify our directors and officers against any liability incurred by such director or officer for any negligence, default, breach of duty or breach of trust or otherwise in relation to our affairs or activities. Insofar as indemnification of liabilities arising under the Securities Act may be permitted to our board, executive officers or persons controlling us pursuant to the foregoing provisions, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits

(a)	Exhibits

Exhibit Number	Description
2.1	Stock Purchase Agreement among Tupperware Services México, S. de R.L. de C.V., Betterware de México, S.A.P.I. de C.V., and other parties thereto, dated January 19, 2026 (incorporated by reference to Exhibit 10.1 to the Annual Report on Form 20-F filed by the Company on April 30, 2026).
3.1	Articles of Association of Betterware de México, S.A.P.I. de C.V. (incorporated by reference to Exhibit 1.1 to the Annual Report on Form 20-F filed by the Company on April 30, 2026).
4.1	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form F-4/A filed by the Company on December 11, 2019).
5.1*	Opinion of Greenberg Traurig, S.C.
23.1*	Consent of PricewaterhouseCoopers, S.C. relating to Betterware
23.2*	Consent of ORBE BPO, S. de R.L. de C.V. relating to Dart Mexico
23.3*	Consent of PricewaterhouseCoopers Auditores Independentes Ltda. relating to Dart Brazil
23.4*	Consent of PricewaterhouseCoopers Auditores Independentes Ltda. relating to Cav Sul
23.5*	Consent of KPMG Auditores Independentes Ltda. relating to Dart Brazil
23.6*	Consent of KPMG Auditores Independentes Ltda. relating to Cav Sul
23.7*	Consent of Greenberg Traurig, S.C. (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page hereto)
107*	Filing Fee Table

*	Filed herewith

Item 10. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least current as of the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of El Arenal, state of Jalisco, Mexico on August 12, 2026.

Betterware de México, S.A.P.I. de C.V.	/s/ Andres Campos Chevallier
Name: Andres Campos Chevallier
Title: Chief Executive Officer

Each person whose signature appears below constitutes and appoints each of Andres Campos and Raul del Villar as his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each action alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form F-3 has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Andres Campos Chevallier	Chief Executive Officer and Board Member	August 12, 2026
Andres Campos Chevallier	(Principal Executive Officer)

/s/ Raúl del Villar	Chief Financial Officer	August 12, 2026
Raúl del Villar	(Principal Financial and Accounting Officer)

/s/ Luis Germán Campos Orozco	Executive Chairman of the Board of Directors	August 12, 2026
Luis Germán Campos Orozco

/s/ Santiago Campos Chevallier	Board Member	August 12, 2026
Santiago Campos Chevallier

/s/ Federico Clariond Domene	Board Member	August 12, 2026
Federico Clariond Domene

/s/ Jose de Jesus Valdez Simancas	Board Member	August 12, 2026
Jose de Jesus Valdez Simancas

/s/ José Raz Guzmán Castro	Board Member	August 12, 2026
José Raz Guzmán Castro

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Westlake Village, state of California, on August 12, 2026.

JAFRA Cosmetics International, Inc.	/s/ Andres Campos Chevallier
Name: Andres Campos Chevallier
Title: Vice President